As filed with the Securities and Exchange Commission on June 6, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSCOMMUNITY FINANCIAL CORPORATION

(Name of small business issuer in its charter)

Virginia	6021	54-2032355
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S.Employer Identification No.)

4235 Innslake Drive, Glen Allen, Virginia 23060 (804) 934-9999

(Address and telephone number of principal executive offices)

William C. Wiley

Chairman of the Board and Chief Executive Officer

TransCommunity Financial Corporation

4235 Innslake Drive

Glen Allen, Virginia 23060

Telephone: (804) 934-9999

(Name, address and telephone number of agent for service)

Copies to:

F. Claiborne Johnston, Jr., Esq.	Kevin M. Houlihan, Esq.
Troutman Sanders LLP 1111 East Main Street	Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. – 12th Floor
Richmond, Virginia 23219	Washington, D.C. 20005
Telephone: (804) 697-1214	Telephone: (202) 347-0300
Telecopier: (804) 698-5108	Telecopier: (202) 347-2172

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.01 par value)	$22,000,000	$1,234.00(1)(2)

(1)	The amount of the registration fee was calculated pursuant to Rule 457(o) under the Securities Act based on a proposed maximum aggregate offering price of $22,000,000 and the current filing fee rate of $117.70 per million dollars.

(2)	In accordance with Rule 457(p) of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, the filing fee for this registration statement as calculated under Rule 457(o) ($2,590) was reduced by offsetting against that amount $1,356 in fees associated with securities of the registrant not sold and subsequently deregistered under registration statement no. 333-114755 filed by the registrant (formerly known as TransCommunity Bankshares Incorporated) on April 23, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE     , 2005

PRELIMINARY PROSPECTUS

                    Shares

Common Stock

TransCommunity Financial Corporation is the Richmond, Virginia based financial holding company for Bank of Powhatan, N.A., Bank of Goochland, N.A. and Bank of Louisa, N.A., all of which are wholly-owned banking subsidiaries.

We are offering                      shares of our common stock at a purchase price of $         per share. The offering price of the common stock is expected to be between $              and $             per share. The minimum purchase in the offering is 40,000 shares.

Our common stock is not listed or quoted for trading on any national securities exchange or market.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 9 to read about factors you should consider before you make your investment decision.

	Per Share	Total
Price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriter expects to deliver the common stock to purchasers against payment in New York, New York, on or about                 , 2005, subject to customary closing conditions.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is                 , 2005

Inside Front Cover

[Map]

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. We are not, and the underwriter is not, making an offer to sell our common stock in any jurisdiction in which the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

Unless the context indicates otherwise, all references in this prospectus to “we,” “us,” “our,” “Company” and “TransCommunity” refer to TransCommunity Financial Corporation and its subsidiaries on a consolidated basis. The terms “Bank of Powhatan,” “Bank of Goochland,” “Bank of Louisa” and “Bank of Rockbridge” refer, respectively, to Bank of Powhatan, N.A., Bank of Goochland, N.A., Bank of Louisa, N.A. and Bank of Rockbridge, a proposed new bank which TransCommunity seeks to establish as a wholly-owned subsidiary.

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CAUTIONARY STATEMENTS THAT MAY AFFECT FUTURE RESULTS

This prospectus contains “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “could,” “project,” “predict,” “expect,” “estimate,” “continue,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results, performance, or achievements may differ materially from the results expressed or implied by our forward-looking statements.

The cautionary statements in the “Risk Factors” section and elsewhere in this prospectus also identify important factors and possible events which involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of our common stock, you should consider these risk factors carefully, as well as factors discussed elsewhere in this prospectus, before making a decision to invest. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

MARKET DATA

We use Virginia deposit data in this prospectus that we have obtained from SNL Financial, which obtains its deposit data from the Federal Deposit Insurance Corporation. We have adjusted such data, when referring to Virginia deposits and Virginia deposit growth, to eliminate deposits included as Virginia deposits in such data for the following nationally-operated companies that are headquartered in Virginia, but whose deposits are principally held outside Virginia: Capital One Financial Corporation, E*Trade Financial Corporation, Countrywide Financial Corporation, Charles Schwab Corporation and Ameritas Acacia MHC. Such data also has been adjusted to reflect merger activity in Virginia through the date hereof. Population data and population growth data used in this prospectus has been obtained from SNL Financial, which obtains such data from Claritas, a leading provider of demographic information. Although we believe that these outside sources are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

ii

SUMMARY

This summary highlights specific information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should read carefully the more detailed information set forth in this prospectus and our financial statements before making a decision to invest in our common stock. All financial information, operating statistics, and ratios in this prospectus are based on generally accepted accounting principles as applied in the United States, which we also refer to as GAAP, unless otherwise noted.

TransCommunity Financial Corporation

We are a financial holding company headquartered in Richmond, Virginia. We were organized in 2001 under the name TransCommunity Bankshares Incorporated and recently changed our name to TransCommunity Financial Corporation. Currently, our banking business is conducted through the Bank of Powhatan, the Bank of Goochland and the Bank of Louisa, all of which are wholly-owned bank subsidiaries located in central Virginia. We also own Main Street Mortgage & Investment Corporation, a mortgage brokerage company, as well as TransCommunity Investment Services, Inc., an insurance agency and investment broker, and TransCommunity Investment Advisors, Inc., a registered investment advisor. TransCommunity’s non-banking affiliates offer their services through each of TransCommunity’s bank subsidiaries, as well as through a network of independent offices located throughout the Commonwealth of Virginia. At March 31, 2005, we had total assets of $147.6 million, total loans net of the allowance for loan losses of $103.6 million, total deposits of $128.3 million and stockholders’ equity of $15.1 million.

TransCommunity offers a broad range of banking products to individuals, professionals and small- to medium-sized businesses, with an emphasis on providing superior, personalized service and local decision-making authority. We attract experienced local management teams and local independent boards of directors with strong community affiliations and extensive business backgrounds and business development potential in our primary market areas. We support our banks by providing product development, marketing, technology, financial, regulatory, managerial, and other back-office support through our common operating platform. We believe our resulting rapid decision-making and high level of customer service provide us with a competitive advantage in meeting customers’ needs. As a result, our banks have been able to generate strong net interest margins. For the quarter ended March 31, 2005, our consolidated net interest margin was 4.69%.

Our Growth Strategy

Our goal is to provide superior returns to our shareholders by building one of the most competitive banking franchises in the Commonwealth of Virginia. Virginia is dominated by large, out-of-state banks which have expanded their market presence in Virginia primarily by acquiring Virginia-domiciled institutions. We believe this consolidation provides us with a unique opportunity to build a successful, locally-oriented financial organization. We intend to target underserved or over-consolidated markets in Virginia and to enter those markets through one of the following strategies:

•	Strategic De Novo Banks. We have developed substantial knowledge and expertise in organizing de novo banks. To date we have opened three de novo banks and plan to open one additional bank in Lexington, Virginia, subject to the completion of this offering. We believe that there are significant operational and economic benefits to establishing new independent banks that outweigh the associated costs. While our banks are still relatively new, they have demonstrated that they can produce attractive margins and can reach operating profitability in a reasonable period of time. Bank of Powhatan reached operating profitability in its first two years, and Bank of Goochland reached operating profitability in 20 months. Bank of Louisa has not reached operating profitability yet, but has only been open since April 2004. Once we reach profitability, we may add additional de novo banks in attractive markets where we can hire experienced management teams.

•

Opportunistic Acquisitions. While Virginia is dominated by large, out-of-state banks, there are over 60 banking organizations headquartered in Virginia that have less than $250 million in assets. We believe that many of these smaller banks will seek to merge with companies that have the infrastructure in place to handle the growing back-office and regulatory burden faced by smaller institutions. TransCommunity’s decentralized structure and approach should be attractive to the management, board of directors, employees and shareholders of such companies. We believe these factors will make TransCommunity a competitive acquirer. Our acquisition strategy will be opportunistic and is intended to augment our de novo bank strategy.

•	Selective De Novo Branching. To date we have organized three de novo banks, but only the Bank of Goochland has established a branch office. The Bank of Powhatan, however, is actively considering plans to open a new branch office in Powhatan County. As we grow, we will consider opportunities to establish new branches to leverage the brand awareness developed by our banks and to provide added convenience to our customers. In some cases, we may establish branches that operate under a separate name with a “doing business as” designation. For example, the Bank of Louisa operated under that name, but as a branch of the Bank of Powhatan, before Bank of Louisa was chartered as a separate bank.

Our Banks

Our banks focus on lending to individuals and small- to medium-sized businesses and professional firms that are located in or conduct a substantial portion of their businesses in our market area. We offer a range of lending services, including residential real estate loans, commercial real estate loans, construction loans, commercial business loans and commercial lines of credit, as well as a variety of consumer loans. We believe we have a competitive market advantage over larger national and regional banking institutions because we provide borrowers with a wide variety of lending products in the range of approximately $250,000 to $1.5 million that these larger banks may not want to offer, because of the size or characteristics of the loan, or may not be able to deliver as expeditiously as we can.

We offer a full range of commercial and retail deposit services, including checking accounts, savings accounts, money market accounts and other time deposits of varying types. At March 31, 2005, our noninterest bearing checking accounts equaled 13.9% of total deposits. By focusing on core deposits, we believe we can continue to keep the overall cost of our deposits low and thereby benefit from wide net interest margins.

We also offer a variety of other banking services, including trust services, safe deposit boxes, ATMs worldwide, VISA check cards, direct deposit, United States savings bonds, telephone banking and internet banking with bill payment.

Bank of Powhatan. Bank of Powhatan commenced its banking operations in March 2000. In March 2001, the bank relocated to a permanent, newly constructed facility located on the north side of U.S. Route 60, the major east-west highway in Powhatan County. Powhatan County is a suburb of Richmond and is experiencing significant growth in population. From 2000 to 2004, Powhatan County’s population grew 12.8%. For the period from 2004 to 2009, the population of Powhatan County is expected to grow 14.2%, the ninth fastest growing county in Virginia. This population growth rate is more than double the 6.4% growth rate expected for the Commonwealth of Virginia, as a whole, and more than three times the 4.1% expected population growth rate for the United States over the same period. In addition, the Powhatan County deposit market grew 19.2% from June 30, 2000 to June 30, 2004. The bank has plans to open a branch office in Powhatan County serving a highly desirable area, which includes a zip code that has one of the highest average household incomes in the greater Richmond metropolitan area.

At March 31, 2005, Bank of Powhatan had $70.0 million in total assets, total loans net of the allowance for loan losses of $48.6 million and $61.0 million of total deposits. Net income amounted to $271,000 for the quarter ended March 31, 2005.

Bank of Goochland. Bank of Goochland opened in November 2002. Goochland County is contiguous to Powhatan County but separated by the James River west of Richmond and a 45 minute drive from Charlottesville. Bank of Goochland initially conducted business from its present branch office facility at historic Goochland Courthouse, which serves the western portion of the Goochland market. Bank of Goochland’s main office, which was opened in October 2003, is located in Centerville, on U.S. Route 250, a heavily traveled route used by Goochland County residents in their commute to and from work in the Richmond area. The location is six miles west of Innsbrook (where TransCommunity is headquartered), a significant business community in western Henrico County. Goochland County is expected to experience a 10.0% population growth from 2004 to 2009. The deposits in Goochland County grew 12.6% from June 30, 2000 to June 30, 2004.

At March 31, 2005, Bank of Goochland had $55.2 million in total assets, total loans net of the allowance for loan losses of $41.2 million and $50.5 million of total deposits. Net income amounted to $154,000 for the quarter ended March 31, 2005.

Bank of Louisa. Bank of Louisa opened its first office in July 2003, in the Town of Louisa, as a branch of the Bank of Powhatan. Louisa County is contiguous to Goochland County’s northern boundary and just east of Charlottesville. In April 2004, Bank of Louisa was spun off as a separately-chartered bank subsidiary of TransCommunity. Concurrently with its opening, Bank of Louisa purchased the assets and assumed the deposits of the Louisa branch of Bank of Powhatan. The permanent main office for Bank of Louisa, located in the Town of Louisa, opened in April 2005. Louisa County is expected to experience a 10.5% population growth from 2004 to 2009.

At March 31, 2005, Bank of Louisa had $22.1 million in total assets, total loans net of the allowance for loan losses of $14.0 million and $17.8 million of total deposits. Net losses amounted to $72,000 for the quarter ended March 31, 2005.

Proposed Bank of Rockbridge. TransCommunity is seeking to establish a fourth bank subsidiary, to be known as Bank of Rockbridge, in Lexington, Virginia. Lexington lies in the Shenandoah Valley approximately 55 miles north of Roanoke and 37 miles south of Staunton, at the intersection of Interstate 64 and Interstate 81. Lexington, the county seat of Rockbridge County, is home to many state and national historic landmarks and serves as the retail, service, governmental and educational center for the area. Both Washington and Lee University and Virginia Military Institute are located in Lexington. TransCommunity considers the Lexington/Rockbridge County area to be an attractive market for a new bank because there is no community bank headquartered in this area. As of June 30, 2004, the county of Rockbridge, together with the cities of Lexington and Buena Vista, had approximately $480 million in deposits.

TransCommunity has already hired the President (designate) for the proposed Bank of Rockbridge, David Grist, and has selected a Board of Directors, including 11 outside directors, several of whom were directors of the former Bank of Rockbridge. Mr. Grist has worked for over 26 years in the Rockbridge County market for the former Bank of Rockbridge and its successors by merger, including most recently BB&T Corporation, until 2004. TransCommunity has leased space for the proposed Bank of Rockbridge in a building located at 744 North Lee Highway in Lexington, which previously served as the headquarters for the former Bank of Rockbridge, and subsequently as a branch office of BB&T. This facility currently houses a lending officer of TransCommunity’s mortgage loan affiliate, as well as a business development officer of its asset management and insurance and securities brokerage subsidiaries. TransCommunity intends to allocate approximately $8 million of the proceeds from this offering to capitalize this new bank.

Experienced Management Team

We have assembled a seasoned management team with significant banking and financial services experience. The members of our management team have worked in our primary market area for an average of 24 years. The diversity of their experience has enabled us to grow our de novo banks and to take market share from both our larger regional competitors as well as from our local community bank competitors. We believe the energy, entrepreneurial spirit and experience of our management team provide a solid base for our future growth. Our senior management team consists of the following individuals:

William C. Wiley (59 years old) is the Chairman of the Board and Chief Executive Officer of TransCommunity. Mr. Wiley has over 25 years experience in the banking and investment banking industry. He served as Senior Vice President of Jefferson National Bank, a subsidiary of Jefferson Bankshares, Inc., which operated 96 offices in the central Virginia marketplace and subsequently became part of Wachovia Corporation. While at Jefferson, Mr. Wiley served on its Loan, Asset and Strategic Planning Committees. At Jefferson, Mr. Wiley formed a non-bank financial services subsidiary and served as its president. Mr. Wiley also previously served as Treasurer of the Commonwealth of Virginia. Mr. Wiley received his undergraduate degree from Old Dominion University and a master’s degree from Hollins University.

Bruce B. Nolte (58 years old) is the President, Chief Operating Officer & Secretary of TransCommunity. Mr. Nolte has over 27 years experience in the financial services industry. Following military service,

Mr. Nolte began his banking career in 1978 with First & Merchants National Bank. He served as Assistant General Counsel prior to joining Sovran Bank’s Investment Division as the officer responsible for creating one of the country’s first bank-affiliated broker-dealers. In 1987, Mr. Nolte became president of AmeriTrust Investment Services, Inc., the broker-dealer subsidiary of AmeriTrust Bank. Prior to joining TransCommunity in 2001, Mr. Nolte served as Senior Vice President and General Counsel of a subsidiary of First Tennessee Bank. Mr. Nolte is a graduate of the U.S. Military Academy at West Point, and has a law degree from the University of Richmond.

Thomas M. Crowder (49 years old) is the Chief Financial Officer of TransCommunity. Mr. Crowder has over 27 years experience in the banking and financial services industry. Mr. Crowder began his career at Wachovia Bank in retail banking in 1978. Mr. Crowder joined Sovran Bank to head retail brokerage operations in Richmond, Virginia in 1983. In 1987, Mr. Crowder became President of Crestar Securities Corp. in Richmond. Mr. Crowder joined Guilford Company, an investment management firm located in Richmond, Virginia, as Executive Vice President in 1990. While at Guilford, Mr. Crowder oversaw analysis of financial institutions, private equity and foreign investments. Mr. Crowder received his undergraduate degree from Hampden Sydney College.

M. Andrew McLean (51 years old) is the President and chief executive officer of the Bank of Goochland. A resident of Goochland County, Mr. McLean has over 23 years of banking experience in the central Virginia market area. He has previously worked in the same market area with Resource Bank and Jefferson National Bank, both of which have been acquired. Prior to joining TransCommunity, Mr. McLean was Executive Vice President of First Capital Bank in Glen Allen, Virginia. Mr. McLean received his undergraduate degree from the University of Virginia.

James F. Keller (49 years old) is the President and chief executive officer of the Bank of Powhatan. Mr. Keller has over 27 years of banking experience in the central Virginia market. Mr. Keller began his banking career with the original Bank of Powhatan which was sold to Jefferson National Bank. Through a series of acquisitions and subsequent divestitures of his branch, Mr. Keller worked for Wachovia, One Valley Bancorp., Inc. (“One Valley”) and finally BB&T, all from the same location. Prior to joining TransCommunity, Mr. Keller served as a Vice President and City Executive of BB&T. Mr. Keller received his undergraduate degree from Longwood University.

George D. Yancey (56 years old) is the President and chief executive officer of the Bank of Louisa and has over 34 years of banking experience in the central Virginia market. Mr. Yancey began his banking career with Jefferson National Bank. During his 27 years with Jefferson, his banking and management responsibilities included much of the market area currently covered by the Bank of Louisa. After Jefferson was acquired by Wachovia, Mr. Yancey served as Vice President and Market Area President of Wachovia Bank. Mr. Yancey received his undergraduate degree from the College of William & Mary.

T. David Grist (48 years old) is the President (designate) of the proposed Bank of Rockbridge. Mr. Grist has over 29 years of banking experience, with over 26 years in the Rockbridge County market. Before joining TransCommunity, Mr. Grist served for 18 years with the predecessor Bank of Rockbridge. When that bank was acquired by One Valley Bancorp, Inc., Mr. Grist served as President of One Valley Bank, Shenandoah, until that bank was, in turn, acquired by BB&T in 2000. Between 2000 and 2004, Mr. Grist served as Executive Vice President and Area Executive for BB&T. Mr. Grist received his undergraduate degree from James Madison University.

Our Primary Market Area

As of June 30, 2004, the aggregate deposit market in the Commonwealth of Virginia amounted to approximately $112 billion. Deposits in Virginia grew at a compound annual growth rate of 9.5% from June 30, 2000 to June 30, 2004. During that period, banks headquartered in Virginia grew at a compound annual growth rate of 13.2% compared to a compound annual growth rate of 8.5% for banks headquartered outside of Virginia. As of June 30, 2004, Virginia-based institutions held approximately 24% of the Virginia deposit market.

Our primary market area is central Virginia, west and north of Richmond, including the greater Richmond metropolitan area and the towns and counties between Richmond, Charlottesville and Fredericksburg. This area is known as Virginia’s Central Piedmont region. The Central Piedmont region also includes the Interstate 95 corridor from Richmond to Fredericksburg, and the Interstate 64 corridor from Richmond to Charlottesville. We currently operate three bank subsidiaries in the Central Piedmont region. Two of these subsidiaries operate banking offices in the eastern portions of Goochland County and Powhatan County, just to the west of metropolitan Richmond. The third subsidiary operates in Louisa County, approximately 45 miles to the northwest of metropolitan Richmond.

We are seeking to establish a fourth bank subsidiary in the lower Shenandoah Valley in the City of Lexington, which is in Rockbridge County. Lexington lies approximately 55 miles north of the city of Roanoke and 37 miles south of the city of Staunton at the intersection of Interstate 64 and Interstate 81.

Corporate Information

Our principal executive offices are located at 4235 Innslake Drive, Glen Allen, Virginia 23060. Our telephone number is (804) 934-9999. Our website is www.tcfcorp.com. Information on our website is not incorporated herein by reference and is not part of this prospectus.

The Offering

Common stock offered by us	shares

Minimum purchase required	40,000 shares

Common stock outstanding after the offering	As of May 31, 2005, we had 2,293,241 shares of common stock outstanding. We will have shares outstanding upon completion of this offering.(1)

Net Proceeds	The net proceeds of this offering will be approximately $ million.

Use of Proceeds	We plan to use the net proceeds from the offering to capitalize a de novo bank we are seeking to establish in Rockbridge County, Virginia, to increase our subsidiary banks’ capital to support their asset growth, to repay the $1.45 million outstanding balance on our line of credit and for general corporate purposes. See “Use of Proceeds” on page 14.

Dividends on common stock	We have not paid any cash dividends on our common stock since our inception. We do not anticipate declaring cash dividends on shares of our common stock for the foreseeable future. See “Dividend Policy” on page 14.

Market for Our Common Stock	Our common stock is not currently listed or traded on any securities exchange, and there is no established public market for our shares. We have no present plans to apply for such a listing.

(1)	The number of outstanding shares excludes an aggregate of 329,300 shares reserved for issuance under our 2001 stock option plan, of which options to purchase 317,275 shares at a weighted average exercise price of $10.00 per share had been granted and remained outstanding as of May 31, 2005.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 9, for a discussion of the risks related to an investment in our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data presented below as of and for the years ended December 31, 2004 and 2003 are derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003 are included elsewhere in this prospectus. Our summary consolidated financial data presented below at or for the quarters ended March 31, 2005 and 2004 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At or for the Quarters Ended March 31,		At or for the Years Ended December 31,
	2005	2004	2004	2003
	(In thousands, except per share amounts)
Summary Balance Sheet Data:
Assets	$147,591	$112,541	$143,048	$99,752
Investment securities	29,249	21,777	27,775	19,753
Loans (net)	103,567	72,578	103,493	65,277
Allowance for loan losses	1,487	989	1,422	843
Deposits	128,321	95,058	123,662	82,675
Other borrowed funds	3,476	2,864	3,727	1,699
Stockholders’ equity	15,093	14,021	14,939	14,901

Summary Results of Operations Data:
Interest income	$2,153	$1,348	$6,758	$3,991
Interest expense	623	403	1,883	1,160

Net interest income	1,530	946	4,875	2,831
Provision for loan losses	65	146	654	386

Net interest income after provision for loan losses	1,466	800	4,221	2,446
Noninterest income	1,201	637	4,125	2,433
Noninterest expense	3,140	2,353	10,927	7,117

Loss before income taxes	(473)	(916)	(2,581)	(2,237)
Income tax expense	—	—	—	—

Net loss	(473)	(916)	(2,581)	(2,237)

Per Share Data:
Net loss, basic and diluted	($0.21)	($0.44)	($1.22)	($1.19)
Book value	$6.58	$6.78	$6.64	$7.21
Weighted average number of shares outstanding	2,278,155	2,067,613	2,114,275	1,887,458

Operating Ratios:
Net interest margin	4.69%	3.92%	4.37%	4.16%
Loan to deposit ratio	81.87%	77.39%	84.84%	79.98%

	At or for the Quarters Ended March 31,		At or for the Years Ended December 31,
	2005	2004	2004	2003
	(In thousands, except per share amounts)
Asset Quality Ratios: (1)
Nonperforming assets, past due and restructured loans to total loans	0.00%	0.60%	0.00%	0.66%
Nonperforming assets, past due and restructured loans to total assets	0.00%	0.39%	0.00%	0.44%
Net charge-offs to average total loans	0.00%	0.00%	0.07%	0.01%
Allowance for loan losses to nonperforming loans	0.00%	225.71%	0.00%	192.42%
Allowance for loan losses to total loans	1.42%	1.34%	1.36%	1.27%

Capital Ratios: (2)
Average equity to average assets	10.53%	14.29%	11.01%	18.24%
Leverage ratio	10.56%	13.15%	12.56%	19.72%
Tier 1 risk-based capital ratio	14.18%	18.72%	15.52%	20.29%
Total risk-based capital ratio	15.43%	19.97%	16.77%	21.44%

(1)	As of December 31, 2004 and March 31, 2005, we had no nonperforming loans.

(2)	Regulatory capital ratios relate to our subsidiary banks (combined). See Note 18 to our notes to our consolidated financial statements for the years ended December 31, 2004 and 2003 included elsewhere in this prospectus for information concerning the capital ratios for each of our subsidiary banks and for TransCommunity on a consolidated basis.

RISK FACTORS

An investment in shares of our common stock involves various risks, and you should not invest in our common stock unless you can afford to lose some or all of your investment. Before deciding to invest in our common stock, you should carefully consider the risks described below in conjunction with other information contained in this prospectus, including our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our business, financial condition, and results of operations could be adversely impacted by any of the following risks, or other risks which have not been identified or which we believe are immaterial or unlikely.

Risks Related to Our Business

We have experienced significant operating losses and, absent an infusion of additional capital, may not be able to continue with our current business plan.

We experienced net losses in 2004, 2003 and 2002 of $2,581,417, $2,237,495, and $1,196,653, respectively. Our net losses to date have primarily been attributable to the start-up losses experienced by Bank of Powhatan, Bank of Goochland and Bank of Louisa. We have also incurred the expenses associated with the “back office” function of our bank subsidiaries and the development of a variety of fee-based services provided by our non-bank subsidiaries. Until our subsidiary banks are in a position to pay larger dividends to us, we will have to continue to rely on borrowings or additional issuances of debt or equity securities to capitalize any new banks and to support existing operations. If we are not able to generate sufficient funds to support our overhead and to maintain adequate capital in our subsidiary banks, we will have to make significant adjustments to our current business plan, we will not be able to capitalize any additional new banks, our growth prospects would be materially diminished, and we would have to seek other less capital-intensive opportunities to expand our business.

Bank of Powhatan and Bank of Goochland did experience, and Bank of Louisa expects to experience, significant start-up operating losses. We expect that any other de novo banks we establish will likely experience similar start-up operating losses.

The future success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment of new banks and related financial services. Typically, new banks are not profitable in their first several years of operation. For instance, Bank of Powhatan reached operating profitability in 24 months and Bank of Goochland reached operating profitability in 20 months.

The newly-formed Bank of Louisa incurred net losses for its first year of operations in the amount of $803,414. We expect Bank of Louisa will incur losses comparable to those experienced by Bank of Powhatan and Bank of Goochland during their first several years of operations. We expect that other new banks we establish will experience similar start-up operating losses.

We have a limited operating history upon which to base any estimate of our future success.

We and our subsidiaries have limited operating histories. As a consequence, there is limited historical financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which has a longer history of operations. Because of our limited operating history, you may not have access to the type and amount of information that would be available to a shareholder of a financial institution with a more extended operating history.

Many of the loans in our loan portfolio, especially those held by Bank of Goochland and Bank of Louisa, are not seasoned which may increase the risk of credit defaults in the future.

A significant portion of Bank of Powhatan’s loans have been originated in the past four years. All of Bank of Goochland’s loans have been originated since November 2002, and most of Bank of Louisa’s loans have been originated since April 2004. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

Our concentrations of loans may create a greater risk of loan defaults and losses.

We have a substantial amount of loans secured by real estate in the central Virginia area, and substantially all of our loans are to borrowers in that area. We also have a significant amount of commercial and residential construction loans, commercial real estate loans, commercial business loans and commercial lines of credit. At March 31, 2005, 69% of our loan portfolio consisted of these types of loans. These loans have a higher risk of default than other types of loans, such as single family residential mortgage loans. In addition, the repayment of these loans, which generally have larger balances than single family mortgage loans, often depends on the successful operation of a business or the sale or development of the underlying property, and as a result are more likely to be adversely affected by adverse conditions in the real estate market or the economy in general. These concentrations expose us to the risk that adverse developments in the real estate market, or in general economic conditions in the central Virginia/Richmond metropolitan area, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand. In that event, we would likely experience additional losses. Additionally, if, for any reason, economic conditions in the area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area’s economy, our ability to develop our business relationships may be diminished, the quality and collectibility of our loans may be adversely affected, the value of collateral may decline and loan demand may be reduced.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

We maintain an allowance for loan losses that we believe is adequate to absorb the estimated losses in our loan portfolio. Through periodic review of the loan portfolio, management determines the amount of the allowance for loan losses by considering, among other factors, general market conditions, credit quality of the loan portfolio and performance of our customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed our current estimates. There is no precise method for predicting credit losses since any estimate of loan losses is necessarily subjective and the accuracy depends on the outcome of future events. As a result, charge-offs in future periods may exceed our allowance for loan losses and additional increases in the allowance for loan losses would be required. If we need to make significant and unanticipated increases in our loan loss allowance in the future, our results of operations and financial condition would be materially adversely affected at that time.

We may not be successful in obtaining all required regulatory approvals for the proposed de novo bank we seek to establish in Rockbridge County, Virginia.

We intend to establish a de novo subsidiary bank in Rockbridge County, Virginia. We may not be successful in obtaining necessary regulatory approvals to charter this new bank. In February 2005, we withdrew an application we had previously filed with the Comptroller of the Currency to charter a new bank subsidiary in Rockbridge County. We were not then in a position to capitalize a de novo bank. Even if we raise sufficient capital to meet the anticipated capitalization requirements for a new bank, there can be no assurance we will obtain all required regulatory approvals.

The markets for our services are highly competitive and we face substantial competition.

The banking business is highly competitive. We compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in our markets. Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates on deposits than we offer, which could result in either our attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

Changes in interest rates could have an adverse effect on our income.

Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect borrowers’ ability to pay the principal or interest on our loans. This may lead to an increase in our nonperforming assets and could have a material and negative effect on our results of operations.

Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

We are subject to significant government regulations that affect our operations and may result in higher operating costs or increased competition for us.

Our success will depend not only on competitive factors, but also on state and federal regulations affecting financial and bank holding companies generally. We are subject to extensive regulation by the Board of Governors of the Federal Reserve System, the Office of Comptroller of the Currency and the Federal Deposit Insurance Corporation, and to a lesser extent, the Virginia State Corporation Commission. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine financial and bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new banks or branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.

Regulations now affecting us may change at any time, and these changes may adversely affect our business. We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some legislative and regulatory changes may benefit us and our banks, others will increase our costs of doing business and could assist our competitors that are not subject to similar regulation.

Our success will depend significantly upon general economic conditions in central Virginia and nationally.

Our success will depend significantly upon general economic conditions in central Virginia as well as national economic conditions affecting Virginia. Any prolonged economic downturn or recession affecting central Virginia could cause an increase in our non-performing assets and charge-offs. In that event we may experience lower earnings or losses, impaired liquidity and the erosion of capital. Such an economic downturn or recession could result from a variety of causes, including natural disasters, a prolonged downturn in various industries upon which the economy of central Virginia depends, or a national recession.

In addition, one of the focal points of our business is serving the banking and financial services needs of small- to medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity relative to larger entities. If general economic conditions are unfavorable in our market area, the business of our customers and their ability to repay outstanding loans may be negatively affected. As a consequence, our results of operations and financial condition may be adversely affected.

We depend on the services of key personnel, and a loss of any of those personnel could disrupt our operations and could have a material adverse effect on our operations.

We are a customer focused and relationship driven organization. Our growth and success has been in large part driven by the personal customer relationships maintained by our executives. We depend on the performance of William C. Wiley, our chief executive officer, Bruce B. Nolte, our president and chief operating officer, and

Thomas M. Crowder, our chief financial officer. These officers have been instrumental in the creation of TransCommunity and it would be difficult to replace any of them. Although we have entered into employment agreements with certain of our executive officers, we cannot offer any assurance that they and other key employees will remain employed by us. Moreover, we do not maintain key life insurance on Messrs. Wiley, Nolte or Crowder. The loss of services of one or more of these key employees could have a material adverse impact on our operations.

Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures, and noncompliance with the Sarbanes-Oxley Act may adversely affect us.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 and rules subsequently implemented by the Securities and Exchange Commission require changes to some of our accounting and corporate governance practices, including the requirement that we issue a report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2006. We expect these new rules and regulations to continue to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and costly. In the event that we are unable to maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.

The success of our future recruiting efforts will impact our ability to grow.

The implementation of our business strategy will require us to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them. The success of our recruiting efforts may impact our ability to grow and our future profitability.

Risks Related to an Investment in Our Common Stock

There is no public trading market for our common stock, and we cannot be sure that a public trading market for our common stock will develop or be maintained in the future.

Our shares of common stock are not listed for trading on any securities exchange or other trading market, and we have no present plans to seek any such listing. There has been extremely limited trading in our shares of common stock, and trading to date has not created an active market for our shares. There can be no assurance that an established and liquid trading market will develop or that it will continue if it does develop. Accordingly, investors should consider the potential lack of liquidity and the long-term nature of an investment in our common stock prior to investing.

Purchasers of our common stock will experience immediate dilution.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of approximately             % in the book value of your investment, since our net tangible book value per share will be approximately $            , compared with an offering price of $            . See “Dilution.”

We have adopted a classified board provision in our articles of incorporation that could make it more difficult for another company to purchase us, even though such a purchase may increase shareholder value.

In many cases, shareholders would receive a premium for their shares if we were purchased by another company. However, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to purchase us without approval of our board of directors. Our articles of incorporation divide the board of directors into three classes of directors serving staggered three-year terms with approximately one-third of the board of directors elected at each annual meeting of shareholders. The classification of directors makes it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders would be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities. See “Description of Capital Stock - Provisions that may Affect a Change of Control.”

We have broad discretion in allocating the net proceeds from this offering.

We intend to use the net proceeds from this offering to capitalize a de novo bank we are seeking to establish in Rockbridge County, Virginia, to increase our subsidiary banks’ capital to support their asset growth, to repay the $1.45 million outstanding balance on our line of credit, and for other general corporate purposes. We will have significant flexibility in applying the net proceeds of this offering. Our failure to apply these funds effectively could have a material adverse effect on our business.

Our ability to pay dividends is limited, and we may be unable to pay future dividends if we decide to do so.

Since our inception, we have not paid any dividends on our common stock, and we do not intend to pay dividends in the foreseeable future. Even if we decide to pay dividends in the future, our ability to do so will be limited by regulatory restrictions, by our subsidiary banks’ ability to pay dividends to us based on their capital position and profitability, and by our need to maintain sufficient capital to support the banks’ operations. The ability of our banks to pay dividends to us is limited by their obligations to maintain sufficient capital and by other restrictions on their dividends that are applicable to national banks and banks that are regulated by the FDIC. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million in the offering after deducting estimated offering expenses of approximately $             and the underwriting discount, assuming a public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus). We plan to use approximately $8 million to provide initial capital for a de novo bank we seek to establish in Rockbridge County, Virginia, the proposed Bank of Rockbridge. Additionally, we intend to increase the capital of our subsidiary banks, especially the Bank of Goochland, to support their continued growth, and we plan to use approximately $1.45 million of the net proceeds to repay the outstanding principal balance on our line of credit. We will use the remaining net proceeds, if any, for general corporate purposes, including our operational costs and the operating costs of our financial services division. If the proposed Bank of Rockbridge does not receive the necessary regulatory approvals, we will reallocate the funds intended to capitalize the Bank of Rockbridge for general corporate purposes.

Our line of credit allows us to draw down a maximum of $1.5 million, $1.45 million of which has been drawn as of the date of this prospectus. The line has an interest rate equal to the prime rate plus 50 basis points and matures on December 31, 2005. We have pledged 250,000 shares of the stock of the Bank of Powhatan as collateral for this line of credit. We used this line of credit to provide us with working capital to support our operations and to enable us to infuse capital in the Bank of Goochland in December 2004.

MARKET FOR COMMON STOCK

Our common stock is not listed or quoted, nor is there an established trading market for our shares. There can be no assurance that an active trading market will ever develop. As of March 31, 2005, we had 2,293,241 shares of common stock issued and outstanding, held by approximately 2,800 shareholders of record.

DIVIDEND POLICY

TransCommunity has not declared or distributed any cash dividends to its shareholders, and it is not likely that any cash dividends will be declared for several years. The Board of Directors of TransCommunity presently intends to retain any earnings to provide funds to operate and expand the business of TransCommunity and its subsidiary banks for the foreseeable future. The future dividend policy of TransCommunity is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, TransCommunity’s financial condition and cash requirements as well as general economic conditions. For the foreseeable future, TransCommunity’s ability to distribute cash dividends will depend entirely upon our subsidiary banks’ abilities to pay dividends to TransCommunity. Our subsidiary banks are subject to legal limitations on the amount of dividends each is permitted to pay. Importantly, a national bank may not pay a dividend until it has recovered its initial operating losses and has earnings available for the payment of dividends. Furthermore, neither our subsidiary banks nor TransCommunity may declare or pay a cash dividend on any of their capital stock if they are insolvent or if the payment of the dividend would render them insolvent or unable to pay their obligations as they become due in the ordinary course of business. See “Supervision and Regulation – Payment of Dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005. Our capitalization is presented on a historical basis and on an as-adjusted basis to give effect to the sale of shares in this offering based on an assumed offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), as if the offering had been completed as of March 31, 2005 and assuming the net proceeds of the offering are $             million, after deducting the estimated underwriting discount and estimated offering expenses of approximately $            .

The following data should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	March 31, 2005	As Adjusted
	(in thousands)
Short Term Borrowings:
Line of credit(1)	$1,450,000

Stockholders’ Equity:(2)
Common stock, par value $.01 per share; 25,000,000 common shares authorized; 2,293,241 shares issued and outstanding; shares issued and outstanding as adjusted	22,932
Additional paid in capital	23,229,788
Accumulated deficit	(8,080,535)
Accumulated other comprehensive loss	(79,231)
Total stockholders’ equity	15,092,954
Total capitalization(3)	$16,542,954

Capital Ratios:(4)
Leverage ratio	10.56%
Tier 1 risk-based capital ratio	14.18%
Total risk-based capital ratio	15.43%

(1)	The $1.5 million line of credit has been used primarily for working capital purposes. The line, which matures December 31, 2005, bears interest at the prime rate plus 50 basis points and is secured by 250,000 shares of stock of Bank of Powhatan. At March 31, 2005, the interest rate was 6.25% per annum.

(2)	As of March 31, 2005, there were 2,293,241 shares of common stock outstanding, and we had 317,275 shares of common stock subject to issuance under outstanding options with a weighted average exercise price of $10.00 per share.

(3)	Includes short-term borrowings and total stockholders’ equity.

(4)	Regulatory capital ratios relate to our subsidiary banks (combined).

DILUTION

At March 31, 2005, TransCommunity had a net tangible book value of approximately $14.8 million, or $6.45 per share. Net tangible book value per share represents the amount of TransCommunity’s stockholders’ equity, less intangible assets, divided by 2,293,241 shares of common stock, which was the number of shares of common stock outstanding at March 31, 2005. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after, and assuming, completion of the offering. After (i) giving effect to the sale by TransCommunity of the assumed sale of              shares at an offering price of $          per share, (ii) deducting estimated offering expenses of $            , and (iii) giving effect to the application of the estimated net proceeds as set forth under “Use of Proceeds,” the pro forma net tangible book value of TransCommunity at March 31, 2005, would have been approximately $              million, or $          per share. This represents an immediate increase in pro forma net tangible book value of $          per share to existing shareholders and an immediate dilution of $          per share to new investors purchasing shares at $          per share. The following table illustrates this per share pro forma dilution:

Net tangible book value per share at March 31, 2005		$6.45
Pro forma net tangible book value per share after the offering (assuming the sale of all shares offered)	$
Pro forma increase per share attributable to new investors	$
Pro forma dilution per share to new investors	$

BUSINESS

General

TransCommunity Financial Corporation is a financial holding company headquartered in Richmond, Virginia. TransCommunity was formed in March 2001, principally in response to perceived opportunities resulting from the takeover in recent years of a number of Virginia-based banks by national and regional banking institutions. TransCommunity, through its three bank subsidiaries, Bank of Powhatan, Bank of Goochland and Bank of Louisa, operates a community banking business in the Central Virginia Piedmont region west and north of the greater Richmond metropolitan area. Bank of Powhatan, with one office in Powhatan County, opened for business in March, 2000. TransCommunity became the holding company for Bank of Powhatan on August 15, 2001, through a statutory share exchange transaction. Bank of Goochland, with two offices in Goochland County, opened for business on November 25, 2002. The Bank of Louisa, with one office in Louisa County, was originally established as a branch office of the Bank of Powhatan, and was “spun off” as a separately chartered bank on April 19, 2004. At March 31, 2005, TransCommunity had total assets of $147.6 million, total loans net of the allowance for loan losses of $103.6 million, total deposits of $128.3 million and total stockholders’ equity of $15.1 million.

In 2003, TransCommunity established TransCommunity Investment Advisors, Inc., a registered investment advisor. In January of 2004, TransCommunity applied for and was granted trust banking powers for both Bank of Powhatan and Bank of Goochland. Similarly, Bank of Louisa was granted trust banking powers at the time it commenced operations as a separately chartered bank. In the first quarter of 2004, TransCommunity also converted its regulatory status from that of bank holding company to that of “financial holding company” under applicable federal law, thereby permitting the Company to engage in a broader range of financial businesses. Subsequent to the effective date of this change in regulatory status, TransCommunity established TransCommunity Investment Services, Inc. to offer insurance and securities brokerage products and services. TransCommunity has consolidated the operation of the trust banking functions of its subsidiary banks, as well as the operations of its registered investment advisor and insurance agency in a financial services division.

TransCommunity’s mortgage loan affiliate, Main Street Mortgage, operates as a wholly owned subsidiary of Bank of Powhatan. In addition to its offices in TransCommunity’s headquarters location, Main Street Mortgage operates retail production offices in Richmond, Danville, Lynchburg and Virginia Beach, Virginia. Main Street Mortgage also has mortgage loan officers on site in each of TransCommunity’s subsidiary banks, as well as in Lexington at the offices of the proposed Bank of Rockbridge.

Our Growth Strategy

Our goal is to provide superior returns to our shareholders by building one of the most competitive banking franchises in the Commonwealth of Virginia. Virginia is dominated by large, out-of-state banks which have expanded their market presence in Virginia primarily by acquiring Virginia-domiciled institutions. We believe this consolidation provides us with a unique opportunity to build a successful, locally-oriented financial organization. We intend to target underserved or over-consolidated markets in Virginia and to enter those markets through one of the following strategies:

•	Strategic De Novo Banks. We have developed substantial knowledge and expertise in organizing de novo banks. To date we have opened three de novo banks and plan to open one additional bank in Lexington, Virginia, subject to the completion of this offering. We believe that there are significant operational and economic benefits to establishing new independent banks that outweigh the associated costs. While our banks are still relatively new, they have demonstrated that they can produce attractive margins and can reach operating profitability in a reasonable period of time. Bank of Powhatan reached operating profitability in its first two years, and Bank of Goochland reached operating profitability in 20 months. Bank of Louisa has not reached operating profitability yet, but has only been open since April 2004. Once we reach profitably, we may add additional de novo banks in attractive markets where we can hire experienced management teams.

•	Opportunistic Acquisitions. While Virginia is dominated by large, out-of-state banks, there are over 60 banking institutions headquartered in Virginia that have less than $250 million in assets. We believe that many of these smaller banks will seek to merge with companies that have the infrastructure in place to handle the growing back-office and regulatory burden faced by smaller institutions. TransCommunity’s decentralized structure and approach should be attractive to the management, board of directors, employees and shareholders of such companies. We believe these factors will make TransCommunity a competitive acquirer. Our acquisition strategy will be opportunistic and is intended to augment our de novo bank strategy.

•	Selective De Novo Branching. To date we have organized three de novo banks, but only the Bank of Goochland has established a branch office. The Bank of Powhatan, however, is actively considering plans to open a new branch office in Powhatan County. As we grow we will consider opportunities to establish new branches to leverage the brand awareness developed by our banks and to provide added convenience to our customers. In some cases, we may establish branches that operate under a separate name with a “doing business as” designation. For example, the Bank of Louisa operated under that name, but as a branch of the Bank of Powhatan, before Bank of Louisa was chartered as a separate bank.

Our Operating Strategy

Our holding company structure allows us to reduce operating expenses at the bank level through the use of shared services developed by the holding company, which we refer to as our common operating platform. As we grow, we intend to increase revenues through the development of a broader array of products and services than is typical for many community banks. We intend to continuously evaluate operations functions that can be consolidated for the benefit of the banks, their customers and shareholders of TransCommunity.

Common Operating Platform. We seek to reduce the operating costs of each of our subsidiary banks through the use of our common operating platform. Information technology, telephone services, item processing and website management are examples of the services TransCommunity provides. Generally, we can provide these services at a lower cost on a “bulk buying” basis. In addition, managing the delivery of these services from the holding company allows our managers in the subsidiary banks to devote more time to serving customers.

Broader Product Array. We utilize our holding company structure to enable our subsidiary banks to offer a broader array of revenue-generating products and services than would be possible for a typical community bank on a stand-alone basis. The establishment of trust banking, asset management and securities and insurance brokerage services during 2003 and 2004 are examples of fee-generating, non-traditional financial services that can be delivered more efficiently through the holding company. We believe that there is significant revenue potential for insurance products and services offered through community banks in rural and suburban areas. Ultimately, we believe these services will make us competitive with the product offerings of even the largest banks operating in Virginia.

Our Banks

Bank of Powhatan. Bank of Powhatan commenced its banking operations in March 2000. In March 2001, the bank relocated to a permanent, newly constructed facility located on the north side of U.S. Route 60, the major east-west highway in Powhatan County. Powhatan County is a suburb of Richmond and is experiencing significant growth in population. From 2000 to 2004, Powhatan County’s population grew 12.8%. For the period from 2004 to 2009, the population of Powhatan County is expected to grow 14.2%, the ninth fastest growing county in Virginia. This population growth rate is more than double the 6.4% growth rate expected for the Commonwealth of Virginia, as a whole, and more than three times the 4.1% expected population growth rate for the United States over the same period. The Powhatan County deposit market grew 19.2% from June 30, 2000 to June 30, 2004. The bank has plans to open a branch office in Powhatan County serving a highly desirable area, which includes a zip code that has one of the highest average household incomes in the greater Richmond metropolitan area.

At March 31, 2005, Bank of Powhatan had $70.0 million in total assets, total loans net of the allowance for loan losses of $48.6 million and $61.0 million of total deposits. Net income amounted to $271,000 for the quarter ended March 31, 2005.

Bank of Goochland. Bank of Goochland opened in November 2002. Goochland County is contiguous to Powhatan County but separated by the James River west of Richmond and a 45 minute drive from Charlottesville. Bank of Goochland initially conducted business from its present branch office facility at historic Goochland Courthouse, which serves the western portion of the Goochland market. Bank of Goochland’s main office, which was opened in October 2003, is located in Centerville, on U.S. Route 250, a heavily traveled route used by Goochland County residents in their commute to and from work in the Richmond area. The location is six miles west of Innsbrook (where TransCommunity is headquartered), a significant business community in western Henrico County. Goochland County is expected to experience a 10.0% population growth from 2004 to 2009. The deposits in Goochland County grew 12.6% from June 30, 2000 to June 30, 2004.

At March 31, 2005, Bank of Goochland had $55.2 million in total assets, total loans net of the allowance for loan losses of $41.2 million and $50.5 million of total deposits. Net income amounted to $154,000 for the quarter ended March 31, 2005.

Bank of Louisa. Bank of Louisa opened its first office in July 2003, in the Town of Louisa, as a branch of the Bank of Powhatan. Louisa County is contiguous to Goochland County’s northern boundary and just east of Charlottesville. In April 2004, Bank of Louisa was spun off as a separately-chartered bank subsidiary of TransCommunity. Concurrently with its opening, Bank of Louisa purchased the assets and assumed the deposits of the Louisa branch of Bank of Powhatan. The permanent main office for Bank of Louisa, located in the Town of Louisa, opened in April 2005. Louisa County is expected to experience a 10.5% population growth from 2004 to 2009.

At March 31, 2005, Bank of Louisa had $22.1 million in total assets, total loans net of the allowance for loan losses of $14.0 million and $17.8 million of total deposits. Net losses amounted to $72,000 for the quarter ended March 31, 2005.

Proposed Bank of Rockbridge. In August 2004, we filed an application with the Comptroller of the Currency (“OCC”) for a banking charter for a new subsidiary bank to be located in Rockbridge County, Virginia, and to be known as “Bank of Rockbridge.” In February 2005, following discussions with the OCC, TransCommunity withdrew its application. At that time, TransCommunity did not have sufficient capital to capitalize the Bank of Rockbridge. Once this offering is complete, we intend to seek regulatory charter approval for the Bank of Rockbridge. While there is no assurance that we will be successful in chartering a new bank in Rockbridge County, we have no reason to believe that our application would be denied. TransCommunity remains committed to establishing a banking presence in Rockbridge County.

The Bank of Rockbridge will be located in Lexington, Virginia. Lexington lies in the Shenandoah Valley approximately 55 miles north of Roanoke and 37 miles south of Staunton, at the intersection of Interstate 64 and Interstate 81. Lexington, the county seat of Rockbridge County, is home to many state and national historic landmarks and serves as the retail, service, governmental and educational center for the area. Both Washington and Lee University and Virginia Military Institute are located in Lexington. TransCommunity considers the Lexington/Rockbridge County area to be an attractive market for a new bank because there is no community bank headquartered in this area. As of June 30, 2004, the market area of the county of Rockbridge and the cities of Lexington and Buena Vista had deposits of approximately $480 million which is almost as large as the combined deposits of Powhatan, Goochland and Louisa counties of approximately $540 million. TransCommunity has already hired the President (designate) for the proposed Bank of Rockbridge, David Grist, and has selected a board of directors consisting of 11 outside directors as well as Mr. Grist and one other inside director. Several of these individuals were directors of the former Bank of Rockbridge. Mr. Grist is a long-time resident of Rockbridge County, whose career has included the following highlights:

•	Bank of Rockbridge from 1984-1998. At the time of the sale of the Bank of Rockbridge to One Valley Bancorp, Inc., Mr. Grist served as Executive Vice President of the former Bank of Rockbridge. His duties included among other things, working as a senior commercial lender and serving as Director of Marketing and head of the mortgage banking division.

•	One Valley Bank, Shenandoah from 1998-2000. Mr. Grist served as the President of One Valley Bank, Shenandoah, a subsidiary of One Valley Bancorp, Inc., until One Valley merged into BB&T Corporation in July 2000.

•	BB&T from 2000-2004. Mr. Grist served as Executive Vice President for BB&T as an Area Executive for the region extending from Roanoke to Staunton, Virginia, along the Interstate 81 corridor.

TransCommunity has executed a lease for space in a building at 744 North Lee Highway in Lexington which previously served as headquarters for the former Bank of Rockbridge. In addition to Mr. Grist, TransCommunity has hired a senior lender and a head of loan administration for the proposed bank. Currently, this office houses a lending officer of Main Street Mortgage, as well as a business development officer of its asset management and insurance and securities brokerage subsidiaries. TransCommunity intends to allocate approximately $8 million of the proceeds from this offering to capitalize this new bank.

Lending Activities

General. Each of our subsidiary banks emphasizes a range of lending activities, including real estate, commercial, and consumer loans to individuals, small businesses and professional firms located in central Virginia. Each bank has its own loan underwriting authority exercised by its president and loan committee. We have developed a common set of loan underwriting standards for use by each of our banks which vary by type of loan, as described below. Each of our banks seeks to underwrite loans in accordance with these internal underwriting guidelines, as well as applicable regulatory supervisory limits. We do not maintain a loan committee at the holding company level. We believe that local lending authority allows us to be more responsive than our regional and national competitors.

Since loans typically provide higher interest yields than other types of interest-earning assets, we seek to invest a substantial percentage of our earning assets in the loan portfolios of our subsidiary banks. We believe we have a competitive market advantage over larger national and regional banking institutions because we provide borrowers with a wide variety of lending products in the range of approximately $250,000 to $1.5 million that these larger banks may not want to offer, because of the size or characteristics of the loan, or may not be able to deliver as expeditiously as we can. At March 31, 2005, we had total loans of $105.1 million, representing 77.7% of our earning assets.

Each of our banks seeks to maintain a diversified loan portfolio and to limit the amount of loans to any single client. As of March 31, 2005, the 25 largest client relationships at the Bank of Powhatan represented $15.2 million, or 30.3% of its loan portfolio. At the same date, Bank of Goochland reported loans totaling $12.5 million, or 30.0% of its portfolio, to its 25 largest borrowers. Bank of Louisa reported loans totaling $7.5 million to its largest 25 borrowers, which represented 52.8% of its total portfolio at March 31, 2005. As our banks continue to grow and mature, we expect that these concentrations will decrease as a percentage of total loans.

Regardless of the purpose of an individual loan, each of our banks seeks to obtain a security interest in real estate whenever possible, in addition to any other collateral available, in order to increase the likelihood of the ultimate repayment of the loan. At March 31, 2005, loans secured by real estate made up over 80% of the loans in our consolidated portfolio.

Loans Secured by Real Estate. Real estate lending by our banks generally consists of commercial real estate loans, construction and development loans, and residential and home equity loans. Interest rates for all categories of real estate loans may be fixed or adjustable, with adjustable-rate loans predominating. Our banks generally do not make real estate loans with maturities in excess of five years, other than home equity lines of credit which generally have maturities of ten years or less. In addition to interest, we generally charge an origination fee on each loan. Other loan fees consist primarily of late payment charges.

For customers that require real estate loans with longer terms than our banks offer, we are able to originate such loans through Main Street Mortgage & Investment Corporation, our mortgage banking affiliate. These loans are funded by a variety of lenders and investors, with Main Street Mortgage earning a fee in the process. Neither the holding company nor any of our banks assumes any credit risk in these transactions.

Real estate loans originated by our banks are subject to the same risks as other loans and are particularly sensitive to fluctuations in the value of real estate. While real estate market values in the central Virginia market have risen strongly during the past decade, fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan.

Commercial Real Estate Loans. At March 31, 2005, the Bank of Powhatan reported commercial real estate loans totaling $18.6 million or 37.7% of its loan portfolio. At the same date, Bank of Goochland reported similar loans of $15.1 million, or 36.2% of its loan portfolio, and Bank of Louisa reported commercial real estate loans totaling $6.1 million, or 43.0% of its loan portfolio. These loans generally have terms of five years or less, although payments may be structured on a longer amortization basis.

Each of our banks evaluates every borrower on an individual basis and attempts to determine the business risks and credit profile of each borrower. We also generally require that a borrower’s cash flow exceed 115% of monthly debt service obligations. In order to insure secondary sources of payment and liquidity to support loan requests, we typically review personal financial statements of all principal owners and require their personal guarantees.

Construction and Development Real Estate Loans. Each of our banks offers residential and commercial construction loans to builders and developers as well as to consumers who wish to build their own homes. None of our banks makes loans in this category on a fixed-rate basis, and as of March 31, 2005, all loans in this category were adjustable rate loans. As of March 31, 2005, the Bank of Powhatan reported a total of $5.9 million, or approximately 11.9% of its total loan portfolio in construction and development real estate loans. At this same date, Bank of Goochland had approximately $7.8 million, or 18.7% of its loans in this category, while Bank of Louisa had $3.4 million or 23.9% of its portfolio in this category.

The duration of our construction and development loans does not normally exceed 24 months. Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually the sale of the property. Specific risks include:

•	Cost overruns

•	Mismanaged construction

•	Inferior or improper construction techniques

•	Economic changes or downturns during construction

•	A downturn in the real estate market

•	Rising interest rates which may prevent sale of the property

•	Failure to sell completed projects in a timely manner

We attempt to reduce the risk associated with construction and development loans by obtaining personal guarantees where possible and by keeping the loan-to-value ratio of the completed project at or below 80%.

Residential Real Estate Loans and Home Equity Loans. None of our banks originates traditional long term residential mortgages, but each of our banks does issue second mortgage residential loans and home equity lines of credit. With respect to home equity lines of credit, our policy is to limit extensions of credit to 90% of the available equity in each property. As of March 31, 2005, the Bank of Powhatan reported $10.6 million, or 21.5% of its loan portfolio in residential mortgage loans and home equity lines of credit. At that same date, Bank of Goochland reported $11.1 million, or 26.6% of its portfolio, and Bank of Louisa reported $1.7 million, or 12.0% of its loan portfolio in loans in this category.

Commercial Business Loans. Each of our banks makes loans for commercial purposes in various lines of business, including manufacturing, service industry and professional service areas. We also offer small business loans utilizing government enhancements such as the Small Business Administration’s (“SBA”) 7(a) program and 504 program, which, loans are partially guaranteed by the government, thereby reducing their risk. As of March 31, 2005, the Bank of Powhatan reported approximately $11.6 million, or 23.5% of its loan portfolio in commercial business loans. At that same date, Bank of Goochland reported approximately $3.5 million, or 8.4% of its portfolio, and Bank of Louisa reported approximately $2.2 million, or 15.5% of its loan portfolio, in loans in this category.

Consumer Loans. Each of our banks makes loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Consumer loans are underwritten based on the borrower’s income, current debt level, past credit history, and the availability and value of collateral. Consumer loans are both fixed and variable, with terms negotiable. Our installment loans typically amortize over periods not exceeding 60 months. Each of our banks offers consumer loans with a single maturity date when a specific source of repayment is available. Each of our banks typically requires monthly payments of interest and a portion of the principal on revolving loan products. As of March 31, 2005, the Bank of Powhatan reported approximately $2.7 million or 5.5% of its loan portfolio in loans to consumers. At this same date, Bank of Goochland reported $4.2 million, or 10.1% of its loan portfolio, and Bank of Louisa reported loans totaling $836,000, or 5.6% of its loan portfolio, in consumer loans.

Loan Approval. Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. Each of our banks attempts to mitigate repayment risks by adhering to internal credit policies and procedures. These policies and procedures, which were developed by the holding company, and are common to all of our subsidiary banks, include officer and client lending limits, a multi-layered loan approval process for larger loans, documentation examination, and follow-up procedures for any exceptions to credit policies. Each of our banks has a loan committee of its board of directors that is responsible for oversight of the lending function at that bank. When the amount of aggregate loans to a single borrower exceeds an individual officer’s lending authority, the loan request will be considered by an officer with a higher lending authority or by the bank’s loan committee. None of our banks makes any loans to (1) any director or officer of that bank, (2) any director or officer of any affiliate bank, or (3) any officer or director of the holding company, unless the loan is approved by the board of directors of the bank and is on terms not more favorable to such person than would be available to a person not affiliated with that bank.

Credit Administration and Loan Review. We maintain a continuous loan review system that is managed at the holding company level. Each of our banks also applies a consistent credit grading system to each loan, and we utilize an independent consultant to review the loan files semiannually on a test basis to confirm the grading of each loan. This independent consulting firm reports directly to the chairman of the Audit Committee of the holding company board of directors. We hold each loan officer responsible for the loans he or she makes, regardless of whether other individuals or committees joined in the approval. This responsibility continues until the loan is repaid or until the loan is formally assigned to another officer.

Lending Limits. The lending activities of each of our banks are subject to a variety of lending limits imposed by federal law. In general, each bank is subject to a legal limit on loans to a single borrower equal to 15% of that bank’s capital and unimpaired surplus. This limit will increase or decrease as that bank’s capital increases or decreases. Based on the capitalization of our banks at March 31, 2005, we currently self-impose loan limits of $1.0 million at Bank of Powhatan, $750,000 at Bank of Goochland and $600,000 at Bank of Louisa. Following the completion of this offering, we intend to contribute additional capital to each of our banks, allowing each bank to increase its legal lending limit.

Each of our banks is able to sell participations in its larger loans to other TransCommunity subsidiary banks, as well as to other, unaffiliated banks. As of March 31, 2005, participations sold totaled $23.4 million, but of this amount, $15.7 million was participated within the TransCommunity organization, thereby allowing us to retain the benefit of the interest revenues generated by these loans.

Deposit Services

We focus on customer service to attract and retain deposits. Each bank offers a full range of commercial and retail deposit services, including checking accounts, savings accounts, money market accounts and other time deposits of varying types. The principal source of deposits at each of our banks is the local, central Virginia market. Because of the historically low interest rate environment in the last three years, each of our banks has also been able to obtain a portion of its deposits from bank-to-bank deposits generated outside our local market; however, at no time has this amount exceeded 2% of total deposits. Deposit rates are reviewed regularly by senior management of each bank. We believe that the deposit rates we offer are competitive with those offered by other financial institutions in our market area. By focusing on core deposits, we believe we can continue to keep the overall cost of our deposits low and thereby benefit from wide net interest margins.

Other Banking Services

Each of our banks offers other bank services including safe deposit boxes, traveler’s checks, direct deposit, United States savings bonds, internet banking with bill pay, tele-banking and banking by mail. We earn fees for most of these services, including debit and credit card transactions, sales of checks and wire transfers. We also receive ATM transaction fees from transactions performed by certain of our customers. We are associated with the Star, PLUS and Cirrus ATM networks, which are available to our clients throughout the country. Since we outsource our ATM services, we are charged related transaction fees from our ATM service provider.

We have contracted with FiServ, Inc., an outside technology services company, to provide our core data processing, item processing and ATM processing services. By outsourcing these services, and by contracting for them on a consolidated basis, we believe we are able to reduce our overhead. Outsourcing eliminates the need for a dedicated processing facility and its associated employee costs. Outsourcing also allows us to match the expense in each period to the account growth and transaction volume that occurs during the period, as a significant portion of the fee charged is directly related to the number of loan and deposit accounts and the related number of transactions we have during the period. We believe that by being associated with a shared network of ATMs, we are better able to serve our clients and are able to attract clients who are accustomed to the convenience of using ATMs.

Main Street Mortgage & Investment Corporation

On January 1, 2001, Bank of Powhatan acquired Main Street Mortgage & Investment Corporation, a privately-owned mortgage loan company, which it operates as a wholly owned subsidiary. Main Street Mortgage is a broker of residential and commercial mortgage products for a network of lenders and institutional investors. In addition to its offices in TransCommunity’s headquarters location, Main Street Mortgage operates retail production offices in Richmond, Danville, Lynchburg and Virginia Beach, Virginia. Main Street Mortgage also has mortgage loan officers on site in each of TransCommunity’s subsidiary banks. We compensate employees engaged in loan production on a commission basis. As of March 31, 2005, Main Street Mortgage had 45 full-time equivalent employees.

As a mortgage broker, Main Street Mortgage earns its revenue primarily from fees from lenders for originating residential and commercial mortgage loans that meet certain underwriting criteria. Our production focuses principally on producing “purchase” money loans rather than loans to refinance existing loans. We originate conforming and nonconforming residential mortgage loans, as well as commercial real estate loans, second deeds of trust and home equity lines of credit. Our nonconforming residential production includes some subprime loans.

During 2004, Main Street Mortgage originated residential and commercial mortgage loans of approximately $129 million, generated gross revenues of $3.4 million, and produced net income of $9,800. Main Street Mortgage’s results during 2004 were significantly impacted by the lingering effects of Hurricane Isabel, which occurred in the fourth quarter of 2003. During the first quarter of 2005, Main Street Mortgage originated residential and commercial mortgages of approximately $39.9 million, generated gross revenues of $906,000, and produced net income of $14,800.

Financial Services Division

During 2004, we established a financial services division to enable our subsidiary banks to offer trust banking, asset management and insurance and securities brokerage services to our customers. To support these activities, we sought and received regulatory approval to exercise trust banking powers through each of our subsidiary banks. This broad array of financial services is not available at many community banks because of the high cost of establishing these services on a per bank basis. We believe the combination of our high level of personal service with a full complement of financial services will develop a significant number of profitable multi-service customers within our banking network. The management of these activities, which is coordinated by three management professionals, is operated through our holding company in a financial services division, which consists of the following subsidiaries:

•	TransCommunity Investment Advisors, Inc. – We established TransCommunity Investment Advisors, Inc. to complement our trust services and to provide, for a fee, investment and asset management advice. One individual, employed by us, serves as the trust officer for each bank, thereby establishing the customer trust relationship with each of our banks. One additional employee provides administrative support for all banks.

•	TransCommunity Investment Services, Inc. – We established TransCommunity Investment Services, Inc. to offer an array of securities brokerage and insurance products, such as annuities, through a networking arrangement with a third-party broker-dealer. TransCommunity Investment Services employs only one person, with representatives employed on a commission basis at our subsidiary banks.

Our non-bank financial services are delivered by business development officers located on-site at each of our banks. We have also consolidated and outsourced to third parties many of the account and item processing “back room” functions associated with these services. We believe that delivering these services in this manner reduces overall costs and allows us to compete effectively with our larger regional and national competitors.

Our Primary Market Area

As of June 30, 2004, the aggregate deposit market in the Commonwealth of Virginia amounted to approximately $112 billion. Deposits in Virginia grew at a compound annual growth rate of 9.5% from June 30, 2000 to June 30, 2004. During that period, banks headquartered in Virginia grew at a compound annual growth rate of 13.2% compared to a compound annual growth rate of 8.5% for banks headquartered outside of Virginia. As of June 30, 2004, Virginia-based institutions held approximately 24% of the Virginia deposit market.

Our primary market area is central Virginia, west and north of Richmond, including the greater Richmond metropolitan area and the towns and counties between Richmond, Charlottesville and Fredericksburg. This area is known as Virginia’s Central Piedmont region. The Central Piedmont region also includes the Interstate 95 corridor from Richmond to Fredericksburg, and the Interstate 64 corridor from Richmond to Charlottesville. We currently operate three bank subsidiaries in the Central Piedmont region. Two of these subsidiaries operate banking offices in the eastern portions of Goochland County and Powhatan County, just to the west of metropolitan Richmond. The third subsidiary operates in Louisa County, approximately 45 miles to the northwest of metropolitan Richmond.

We are seeking to establish a fourth bank subsidiary in the lower Shenandoah Valley in the City of Lexington, which is in Rockbridge County. Lexington lies approximately 55 miles north of the city of Roanoke and 37 miles south of the city of Staunton at the intersection of Interstate 64 and Interstate 81.

Marketing

Management believes that bank consolidation in recent years within Virginia provides a significant opportunity to build a successful, locally-oriented financial organization. Management of TransCommunity further believes that many of the larger financial institutions operating in its market do not emphasize a high level of personalized service to the small and medium-sized commercial, professional or individual retail customers. TransCommunity focuses its marketing efforts on attracting small and medium-sized businesses and professionals, such as physicians, accountants and attorneys.

To assist our banks in penetrating our primary markets, we have created a marketing director position at the holding company. This individual works with each subsidiary bank to create and implement an annual marketing plan tailored specifically to the needs of that bank. The salary of this individual is allocated equally between the banks, which reduces the cost to each bank for this support service. The marketing director also assists the banks with implementation of their plans and tracking of the results for follow-up analysis. For example, through discussions with Bank of Louisa, we initiated an idea for a product called “Freedom Banking.” This product was developed by our marketing director and has been promoted at each of our banks. Freedom Banking allows free ATM use anywhere with specified deposit balances. This program has promoted cross-branding of our banks through efficient product development and rollout.

Management intends to continue to emphasize “relationship banking” in our future marketing in order that each customer will identify and establish a comfort level with bank officers who come to understand their customers’ business and financial needs in depth. Management intends to develop its retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. TransCommunity anticipates that most of its marketing business will continue to be developed through the presidents and lending officers of the respective local banks as well as the local boards of directors, and by pursuing an aggressive strategy of making calls on customers throughout the market area.

Competition

Banks generally compete with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Virginia law permits statewide branching by banks. Consequently, commercial banking in Virginia is highly competitive. Many large banking organizations, most of which are controlled by out-of-state holding companies, currently operate in the greater Richmond, Virginia metropolitan area, and our primary market area. As of June 30, 2004, the aggregate deposit market in the Commonwealth of Virginia amounted to approximately $112 billion, of which out-of-state banking institutions controlled approximately 76% of these deposits. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has intensified significantly in recent years with the elimination of many previous distinctions between the various types of financial institutions and the granting of expanded powers to thrift institutions in areas which previously had been the sole domain of commercial banks. Legislation enacted in recent years, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services. Furthermore, as a consequence of federal legislation, out-of-state banks not previously allowed to operate in Virginia are allowed to commence operations and compete in TransCommunity’s primary market area. See “Supervision and Regulation—Interstate Banking and Branching Legislation.”

Each of the subsidiary banks faces competition from other banks, as well as thrift institutions, consumer finance companies, insurance companies and other institutions in the banks’ respective market areas. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the banks. Some of these competitors also have broader geographic markets and substantially greater resources and lending limits than our banks and offer certain services that our banks are not expected to provide in the near term. Such competitors may also be in a position to make more effective use of media advertising, support services and electronic technology than our banks can.

Employees

At May 1, 2005, TransCommunity had 111 full-time equivalent employees, including 20 at Bank of Powhatan, 18 at Bank of Goochland, ten at Bank of Louisa, 45 at Main Street Mortgage, three in the financial services division, four at the proposed Bank of Rockbridge and 11 at the holding company headquarters. Of the employees working at the holding company, six provide direct operational support to our subsidiaries, and their costs are fully allocated among our banks. The remaining five employees assigned to the holding company, including the chief executive officer, chief operating officer and chief financial officer, also provide support to our subsidiaries but we have chosen not to allocate their costs. For example, the TransCommunity chief financial officer acts as the chief financial officer for all of our subsidiary banks, eliminating the need for each bank to employ a dedicated chief financial officer; however, the cost of the services provided by the TransCommunity chief financial officer is not passed on to our banks.

Properties

TransCommunity’s headquarters are located in approximately 14,000 square feet of leased space at 4235 Innslake Drive, Glen Allen, Virginia. This office space was leased in September 2003 and occupied in December, 2003. The lease is for 10 years with abatement of rent on 4,000 square feet for one year from the occupancy date.

The Bank of Powhatan is located at 2320 Anderson Highway, Powhatan, Virginia. This bank’s building, which is of new construction, is a two-story brick structure, containing approximately 6,000 square feet. It has four teller stations, three drive-through windows and a drive-up ATM and night depository. The bank owns this property.

The Bank of Louisa is located at 217 East Main Street, in the Town of Louisa, Virginia. This bank’s building, which is of new construction, is a two-story brick structure containing approximately 9,000 square feet. It has four teller stations, two drive-through window, a drive-up ATM and a night depository facility. The bank owns this property.

The Bank of Goochland is located at 100 Broad Street Road, Manakin-Sabot, Virginia. This bank’s main office building, which is of new construction, is a two-story brick structure containing approximately 9,500 square feet. It has five teller stations, two drive-through windows and a drive-up ATM and a night depository. The bank owns this property.

The Bank of Goochland also operates a branch office in a leased facility located at Goochland Courthouse, containing approximately 1,400 square feet. The term of this lease is five years.

Main Street Mortgage leases approximately 3,100 square feet of office space at a modern office building at the intersection of Parham and Three Chopt Roads in western Henrico County. Main Street also leases office space for its branch offices located in Danville, Lynchburg and Virginia Beach, Virginia.

On June 1, 2004, we established an office for the proposed Bank of Rockbridge. This office, containing approximately 4,200 square feet, was leased for an initial term of three years with options to extend the life of the lease for additional terms.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion reviews our results of operations and assesses our financial condition. You should read the following discussion and analysis in conjunction with our “Summary Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our discussion and analysis for the periods ending March 31, 2005 and 2004 is based on unaudited financial statements for such periods.

Overview

We are a financial holding company headquartered in Richmond, Virginia. We were organized in 2001. Currently, our banking business is conducted through our three subsidiary banks, the Bank of Powhatan, the Bank of Goochland and the Bank of Louisa. We also own Main Street Mortgage & Investment Corporation, a mortgage brokerage company, as well as TransCommunity Investment Services, Inc., an insurance agency and investment broker, and TransCommunity Investment Advisors, Inc., a registered investment advisor.

Like most community banking organizations, we derive the majority of our income from interest received on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities, which is called our net interest spread.

There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses against our operating earnings for each period. We have included a discussion of this process, as well as several tables describing our allowance for loan losses.

In addition to earning interest on our loans and investments, we earn income through fees and other charges to our customers and clients.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with our financial statements and the other statistical information included in this prospectus.

Critical Accounting Policies

Certain critical accounting policies reflect significant judgments and estimates used in the preparation of our consolidated financial statements. Our single most critical accounting policy relates to our allowance for loan losses, which reflects the estimated losses resulting from the inability of our borrowers to make required payments. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, our estimates would be updated, and additional allowances might be required. For further discussion of the estimates used in determining the allowance for loan losses, we refer you to the discussion on “Provision for Loan Losses” below.

Results of Operations for the Quarters Ended March 31, 2005 and 2004

Net Loss

For the three months ended March 31, 2005, TransCommunity had a net loss of $473,265 compared with a net loss of $916,021 for the three months ended March 31, 2004. The net loss per share was $.21 in 2005 compared with $.44 per share for the same period in 2004.

The significant decrease in TransCommunity’s net losses during the first quarter of 2005 results from improved performance at all of our affiliates, related to favorable growth in loans and deposits at each of our three subsidiary banks, as well as improved results by TransCommunity’s mortgage banking affiliate. Both Bank of Powhatan and Bank of Goochland, as well as the mortgage banking affiliate, Main Street Mortgage, produced an operating profit for the first quarter of 2005 versus a loss for each of those banks as well as the mortgage company during the same period in 2004. Also, the Bank of Louisa reduced substantially its operating loss for the quarter over the results achieved during 2004.

The Bank of Powhatan contributed net income of $271,050 during the first quarter of 2005 compared to a loss of $180,975 for the same period in 2004. Bank of Powhatan’s losses a year ago resulted from costs associated with the operation of its branch office in Louisa County, which was spun off to form the Bank of Louisa in April 2004.

The Bank of Goochland, which was chartered in late November 2002, became profitable on a monthly operating basis in August 2004, and ended the year 2004 with a loss of less than $25,000. During the first quarter of 2005, Bank of Goochland contributed net profits of $154,146, compared to a loss of $109,484 for the first quarter of 2004.

The Bank of Louisa, which was spun off as a separately chartered bank in April 2004, incurred a loss of $57,293 during the first quarter of 2005, down from losses of $163,507 during the final quarter of 2004.

Main Street Mortgage, a wholly-owned subsidiary of Bank of Powhatan, contributed income of $14,833 during the first quarter of 2005, compared to a loss of $112,190 during the same period in 2004. These results are consolidated in the operating results for the Bank of Powhatan.

Net Interest Margin

TransCommunity’s consolidated net interest margin was 4.69% for the three months ended March 31, 2005, compared with 3.92% for the three months ended March 31, 2004. The increase in the net interest margin in the current interest rate environment compares favorably with the experience of many other commercial banks. The increase in net interest margin reflects the growth in the Bank’s loan portfolios and the resulting increase in their loan to deposit ratios. Also, TransCommunity’s subsidiary banks were able to increase their average yield on loans by 56 basis points while only increasing their average cost of funds by 22 basis points during the first quarter of 2005.

TransCommunity’s net interest margin analysis and average balance sheets for the three months ended March 31, 2005 and 2004, are set forth below.

	For the Three Months Ended March 31,
	2005			2004
	Average Balance Sheet	Income/ Expense	Average Rates Earned/Paid	Average Balance Sheet	Income/ Expense	Average Rates Earned/Paid
Assets
Loans	$104,608,228	$1,976,467	7.56%	$70,933,418	$1,241,842	7.00%
Federal funds sold	9,180,333	54,701	2.38%	8,430,583	19,636	0.93%
Investments	16,666,271	121,521	2.92%	17,041,212	86,728	2.04%

Total Earning Assets	130,454,832	2,152,689	6.60%	96,405,213	1,348,206	5.59%

Allowance for loan losses	(1,447,089)			(914,048)
Nonearning assets	14,708,659			11,128,343

Total Assets	$143,716,402			$106,619,508

Liabilities and Stockholders’ Equity
Deposits:
Demand: Interest bearing	$34,399,204	$87,175	1.01%	$19,911,571	$47,013	0.94%
Savings	8,612,098	23,016	1.07%	6,320,279	15,690	0.99%
Time deposits	64,646,220	490,904	3.04%	50,329,346	322,902	2.57%

Total deposits	107,657,522	601,095	2.23%	76,561,196	385,605	2.01%

Other borrowed funds	2,664,467	21,494	3.23%	1,548,670	17,028	4.40%

Total interest bearing liabilities	110,321,989	622,589	2.26%	78,109,866	402,633	2.06%

Noninterest bearing deposits	17,484,403			12,966,129
Other liabilities	776,418			310,437

Total Liabilities	128,582,810			91,386,432
Stockholders’ Equity	15,133,592			15,233,076

Total Liabilities and Stockholders’ Equity	$143,716,402			$106,619,508

Net Interest Earnings		$1,530,100			$945,573

Net Interest Margin			4.69%			3.92%

Interest Spread			4.34%			3.53%

Provision for Loan Losses

TransCommunity’s consolidated provision for loan losses for the first three months of 2005 was $64,561, resulting in a consolidated allowance for loan losses of $1,486,639 (1.42% of total loans) at March 31, 2005. The calculation of the allowance for loan losses is considered a critical accounting policy. The allowance for loan losses is evaluated on a regular basis by management. Such evaluation is based upon management’s periodic review of the collectibility of the loans, industry historical loss experience, the nature and volume of the loan portfolio, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The allowance is calculated using risk factors depending on the type of borrower and whether the loan is secured or unsecured. Loans that are classified adversely are assigned a risk percentage based on the classification to which they are assigned. In addition, an allowance is established for problem loans individually or by grouping. Bank of Goochland and Bank of Louisa, as de novo banks not yet in business three years, use a loss experience rate based on peer bank data when establishing the provision for loan losses, subject to upward adjustment for any individually identified problem loans. The methodology used by TransCommunity’s subsidiary banks to calculate the provision for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. As TransCommunity’s subsidiary banks develop a historical loss experience, they will reduce reliance on peer bank statistics, and the evaluation methodology will be adjusted to reflect actual experience.

Noninterest Income

Noninterest income increased from $637,347 in the first three months of 2004 to $1,201,105 in the first three months of 2005. Noninterest income as a percentage (annualized) of average assets for the first three months of 2005 was 3.34% compared to 2.39% for the first three months of 2004. Commissions and fees received by Main Street Mortgage increased $441,505, or 81.04%, due to the increase in the volume of loans originated. Bank service charges and fees increased $122,253, or 132.08%, due to the continuing increase in TransCommunity’s customer base and deposits.

Noninterest Expense

Noninterest expense increased from $2,353,145 in the first three months of 2004 to $3,139,909 in the first three months of 2005. The expenses of Main Street Mortgage ($941,000 in the first three months of 2005 versus $649,000 in the first three months of 2004) are mostly salaries and commissions related to the origination of mortgage loans. The expenses of TransCommunity ($784,000 in the first three months of 2005 versus $628,000 in the first three months of 2004) relate mainly to on-going operation of the holding company’s support services for the banks to the extent those costs are not being fully allocated to the banks, the continuing start-up operations of the asset management/trust banking services and insurance agency and preliminary expenses incurred in connection with efforts to organize a new subsidiary bank in Rockbridge County, Virginia. Noninterest expense, as a percentage (annualized) of average assets, improved slightly for the first three months of 2005 to 8.74%, down from 8.83% for the first three months of 2004.

Income Taxes

No provision for income tax benefits associated with the net losses has been recorded in the statement of operations since, at this time, there is insufficient evidence to conclude that TransCommunity will produce taxable income in the future. Accordingly, the deferred tax asset related to the tax loss carryforwards and other deductible temporary differences have been reduced by a valuation allowance. Management will continue to monitor TransCommunity’s trend toward profitable operations and when sufficient evidence becomes available, TransCommunity will reduce the valuation allowance and recognize the related tax benefit in the statement of operations.

Investment Portfolio

Total investment securities of TransCommunity increased from $27,775,499 at December 31, 2004 to $29,249,095 at March 31, 2005. The Company invests in U. S. Agency securities in order to maintain a high level of earning assets, provide liquidity and to secure public deposits. Management strives to structure the maturities of investments to meet projected liquidity needs, manage interest rate sensitivity and maximize earnings. Schedules showing the book value, maturities and weighted average interest rates of the investment portfolio are shown in Note 2 of the notes to the company’s unaudited consolidated financial statements for the quarter ended March 31, 2005, elsewhere in this prospectus.

Loans

Total loans increased $139,131 during the first three months of 2005 to $105,053,830.

Loans by type are shown in the following schedule:

Type	March 31, 2005	December 31, 2004
	(In thousands)
Commercial, industrial and agricultural	$41,117	$41,875
Real estate - construction	31,169	33,647
Real estate - residential	25,077	19,810
Consumer	7,690	9,583

Total loans	105,053	104,915

Less allowance for loan losses	(1,486)	(1,422)

Net Loans	$103,567	$103,493

Concentration of Credit Risk

TransCommunity has a concentration of loans to borrowers involved in construction and land development. Loans to these borrowers amounted to approximately 29.7% of the total loan portfolio at March 31, 2005.

Nonaccrual and Restructured Loans

At March 31, 2005, TransCommunity did not have any loans classified as nonaccrual or restructured. Loans in the amount of $438,000 (consisting principally of a single loan) were in a nonaccrual status as of March 31, 2004. Loans are placed in a nonaccrual status when, in the opinion of management, the accrued interest income may not be collected.

Allocation for the Allowance for Loan Losses

The following table shows the allocation for the allowance for loan losses at:

	March 31, 2005		December 31, 2004
Balance at end of period applicable to	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial, industrial and agricultural	$581,052	39%	$567,598	40%
Real estate - construction	445,371	30%	456,071	32%
Real estate - residential	356,296	24%	268,516	19%
Consumer	103,920	7%	129,893	9%

Total Allowance for Loan Losses	$1,486,639	100%	$1,422,078	100%

Premises and Equipment

Premises and equipment, net of accumulated depreciation, increased from $6.1 million at December 31, 2004, to $6.6 million at March 31, 2005.

Deposits

TransCommunity’s deposits increased $4,659,439 during the first three months of 2005 to $128,321,355 at March 31, 2005. A schedule of deposits by type is shown in the Company’s consolidated statements of financial condition. Time deposits of $100,000 or more equaled 21.91% of deposits at March 31, 2005.

Capital

As of March 31, 2005, Bank of Powhatan had a ratio of Tier 1 capital to assets of 10.09%, well in excess of the 6% ratio required by federal regulatory agencies for Bank of Powhatan to be considered “well capitalized.” At the same date, Bank of Louisa had a Tier 1 capital to asset ratio of 19.12%, significantly greater than the 8% ratio required for a bank during its first three years of operations. Although TransCommunity expects both of these ratios to decrease in 2005 as both banks continue to grow, it nevertheless expects both banks to remain “well capitalized” with Tier 1 capital ratios well above required regulatory minimums at December 31, 2005. Bank of Goochland, which opened for business in 2002, has grown especially quickly. For this reason, in December 2004 TransCommunity added $500,000 to the capital of Bank of Goochland, which had a Tier 1 capital to assets ratio of 8.50% at March 31, 2005. TransCommunity expects it may have to further increase Bank of Goochland’s capital before the end of 2005 in order for it to continue to meet the 8% minimum Tier 1 capital to assets ratio required for new banks to be considered “well capitalized” during their first three years of operations.

Interest Rate Sensitivity

At March 31, 2005, TransCommunity had a positive cumulative Gap Rate Sensitivity Ratio of 8.14% for the one year repricing period. This generally indicates that earnings would improve in a increasing interest rate environment as assets reprice more quickly than liabilities. Conversely, earnings would probably decrease in periods during which interest rates are decreasing if management were unable to adjust its asset/liability planning strategy. Management constantly monitors the interest rate risk and believes that the current position is an acceptable risk for a growing community bank. TransCommunity’s interest rate sensitivity analysis is set forth below.

	Less than One Year	One to Five Years		Over Five Years		Total
Uses of Funds:

Loans:
Commercial	$19,334,954		$19,096,761		$2,863,057	$41,294,772
Real estate	42,438,940		11,487,124		2,142,623	56,068,687
Installment	5,010,135		2,588,160		92,076	7,690,371

Total Loans	66,784,029		33,172,045		5,097,756	105,053,830

Federal funds sold	885,000					885,000
Investment securities at cost	16,998,859		3,899,884		1,000,000	21,898,743
Investment securities at fair value	3,982,812		3,367,540			7,350,352

Total	$88,650,700		$40,439,469		$6,097,756	$135,187,925

Sources of Funds:

Demand Deposits Interest bearing	$33,217,517	$		$		$33,217,517
Savings accounts	8,664,640					8,664,640
Time deposits:
Under $100,000	19,344,800		21,203,279			40,548,079
Over $100,000	12,939,024		15,169,947			28,108,971

Total Deposits	74,165,981		36,373,226			110,539,207

Federal funds purchased	2,026,000					2,026,000
Borrowings	1,450,000					1,450,000

Total	$77,641,981		$36,373,226	$		$114,015,207

Discrete Gap	11,008,719		4,066,243		6,097,756	21,172,718
Cumulative Gap	11,008,719		15,074,962		21,172,718

Ratio of Cumulative Gap to Total Earning Assets	8.14%		11.15%		15.66%

Results of Operations for the Years Ended December 31, 2004 and 2003

Net Loss

For the year ended December 31, 2004, TransCommunity generated a net loss of $2,581,417, compared with a net loss of $2,237,495 for 2003. In 2004, TransCommunity incurred expenses of $2,554,889 representing organizational and start up costs, including support provided by the holding company for the operations of Bank of Goochland and Bank of Louisa, plus the initial start up of the proposed Bank of Rockbridge. Additionally, TransCommunity’s new financial services subsidiaries TransCommunity Investment Advisors and TransCommunity Investment Services incurred net losses during 2004 of $303,212 and $59,362, respectively. Losses in these financial services subsidiaries are expected to continue during 2005 until such available services are fully integrated and accepted by the subsidiary banks’ customers. In comparison, during 2003, TransCommunity’s net loss of $2,237,495, included $1,807,196 of similar start-up expenses.

Bank of Powhatan had consolidated net income of $899,246 for the year ended December 2004, including operating income of $9,832 for Main Street Mortgage. Additionally, the net losses of TransCommunity in 2004 reflects $23,652 and $803,414 in net losses from Bank of Goochland and Bank of Louisa, respectively.

Net Interest Margin

TransCommunity’s net interest margin was 4.37% for 2004, compared with 4.16% for 2003. The favorable change was primarily due to increased loan volume over deposit volume. Maturities associated with loan volume also repriced more frequently than deposit liabilities. The loan portfolio grew 58.67% from the amount at December 31, 2003. Deposits increased 49.58% for the same period. The net interest margin for the year ended December 31, 2004, compares favorably with other commercial banks in our market area.

The consolidated net interest margin analysis and average balance sheets and the effect of rate-volume change on net interest income are each set forth below.

	For the Years Ended December 31,
	2004			2003
	Average Balance Sheet	Interest Income or Expense	Average Rates Earned or Paid	Average Balance Sheet	Interest Income or Expense	Average Rates Earned or Paid
Assets:
Loans (including fees)	$86,100,850	$6,233,136	7.24%	$50,313,503	$3,728,989	7.41%
Federal funds sold	7,071,656	88,819	1.26%	10,207,996	104,297	1.02%
Investments	18,302,017	435,569	2.38%	7,509,310	157,612	2.10%

Total earning assets	111,474,523	6,757,524	6.06%	68,030,809	3,990,898	5.87%

Allowance for loan losses	(1,105,748)			(610,945)
Nonearning assets	10,429,673			8,191,331

Total Assets	$120,798,448			$75,611,195

Liabilities and Stockholders’ Equity:
Deposits:
Demand: Interest bearing	$25,729,239	$253,693.99%		$12,334,099	$89,175.72%
Savings deposits	7,574,936	77,200	1.02%	4,281,632	48,203	1.13%
Other time deposits	54,243,164	1,452,423	2.68%	35,872,497	1,003,718	2.80%

Total Deposits	87,547,339	1,783,316	2.04%	52,488,228	1,141,096	2.17%
Other borrowed funds	1,677,793	99,430	5.93%	451,940	18,591	4.11%

Total interest bearing liabilities	89,225,132	1,882,746	2.11%	52,940,168	1,159,687	2.19%

Noninterest bearing deposits	15,080,708			8,619,143
Other liabilities	3,197,980			257,574

Total Liabilities	107,503,820			61,816,885
Stockholders’ Equity	13,294,628			13,794,310

Total Liabilities and Stockholders’ Equity	$120,798,448			$75,611,195

Net Interest Earnings		$4,874,778			$2,831,211

Net Yield on Interest Earning Assets			4.37%			4.16%

	2004 Compared to 2003 Increase (Decrease)
	Volume	Rate	Total
Interest Income
Assets:
Loans (including fees)	$2,651,842	$(147,695)	$2,504,147
Federal funds sold	(31,991)	16,512	(15,479)
Investments	226,647	51,310	277,957

Total earning assets	2,846,498	(79,873)	2,766,625

Interest Expense
Demand deposits	96,445	68,073	164,518
Savings	37,214	(8,217)	28,997
Time deposits	514,379	(65,674)	448,705

Total deposits	648,038	(5,818)	642,220
Other borrowed funds	50,383	30,455	80,838

Total interest bearing liabilities	698,421	24,637	723,058

Net Interest Earnings	$2,148,077	$(104,510)	$2,043,567

	2003 Compared to 2002 Increase (Decrease)
	Volume	Rate	Total
Interest Income
Assets:
Loans (including fees)	$1,536,523	$115,096	$1,651,619
Federal funds sold	134,788	(42,693)	92,095
Investments	96,839	(154,916)	(58,077)

Total earning assets	1,768,150	(82,513)	1,685,637

Interest Expense
Demand deposits	110,702	(111,948)	(1,246)
Savings	37,152	(30,539)	6,613
Time deposits	689,755	(273,259)	416,496

Total deposits	837,609	(415,746)	421,863
Other borrowed funds	(35,027)	15,834	(19,193)

Total interest bearing liabilities	802,582	(399,912)	402,670

Net Interest Earnings	$965,568	$317,399	$1,282,967

Note: Volume changes have been determined by multiplying the prior years’ average rate by the change in average balances outstanding. The rate change is the difference between the total change and the volume change.

Provision for Loan Losses

TransCommunity’s consolidated provision for loan losses in 2004 was $654,166, resulting in a total allowance for loan losses at December 31, 2004 of $1,422,078 (1.36% of total loans). In comparison, the provision for loan losses was $385,595 in 2003, resulting in an allowance for loan losses at December 31, 2003 of $842,819 (1.27% of total loans). The 71.04% increase in the consolidated provision for loan losses and the 68.73% increase in the consolidated allowance for loan losses were the result of the continued growth of the loan portfolios at TransCommunity’s subsidiary banks. The allowance is calculated using risk factors depending on the type of borrower and whether a loan is secured or unsecured. The methodology used by TransCommunity’s subsidiary banks to calculate the provision for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management has not identified any material potential problem loans as of December 31, 2004. As TransCommunity’s subsidiary banks mature, this evaluation methodology will be adjusted to reflect actual experience.

Noninterest Income

Noninterest income increased to $3,907,346 for 2004 from $2,433,452 for 2003. The increase is due to an increase in commissions and other income received by Main Street Mortgage of 55.8% and an increase in fees received by the subsidiary banks of 96.9%. During 2004 and 2003, Main Street Mortgage originated residential mortgage loans of approximately $129 million and $111 million, respectively. The increase in service charges and fees received by the subsidiary banks is consistent with their growth in deposits. Noninterest income as a percentage of average assets for 2004 and 2003 was 3.23% and 3.22%, respectively.

Noninterest Expense

Noninterest expense increased from $7,116,563 for 2003 to $10,709,375 for 2004. However, overall noninterest expense as a percentage of average assets continued to decrease from 9.4% in 2003 to 8.9% in 2004.

The increase of approximately $3.6 million in noninterest expense during 2004 included an increase of approximately $2.4 million in salary and benefit costs, which was a result of an increase in the number of employees due to growth of our banks; opening of the Bank of Louisa as a stand alone bank; increased commissions and salaries due to the growth of our mortgage affiliate’s commission revenues; and the establishment of our trust, asset management and insurance affiliates. Occupancy expenses increased by approximately $388,000 as the result of opening a new Main Street Mortgage office in Virginia Beach, leasing bank facilities for use by our proposed Bank of Rockbridge and relocating our corporate headquarters to the Innsbrook complex in Henrico County, west of Richmond. Additional cost increases were incurred from equipment expense, which increased $289,000 as a result of our new facilities and growth in operations. The remaining increase of approximately $523,000 was attributable to the overall growth of all our affiliates.

Income Taxes

At December 31, 2004, TransCommunity had total net operating loss carryforwards of $6.98 million which begin to expire in 2021. The deferred tax benefit recognized at December 31, 2004 and December 31, 2003 was fully offset by a valuation allowance because at that time insufficient evidence was available with respect to the performance of the Bank of Goochland and other subsidiaries. However, management will continue to monitor TransCommunity’s trend toward profitable operations and when sufficient evidence becomes available, TransCommunity will recognize a deferred tax asset and the related tax benefit in the statement of operations.

Investment Portfolio

Total investment securities of TransCommunity increased from $19,753,470 at December 31, 2003 to $27,775,499 at December 31, 2004. The Company invests in U. S. Agency securities in order to maintain a high level of earning assets, provide liquidity and to secure public deposits. Management strives to structure the maturities of investments to meet projected liquidity needs, manage interest rate sensitivity and maximize earnings. Schedules showing the book value, maturities and weighted average interest rates of the investment portfolio are shown in Note 4 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Loans

Total loans increased $38,795,016, or 58.7%, during 2004 to $104,914,700 at December 31, 2004. Loans by type are shown in the following schedule:

	December 31,
Type	2004	2003
	(In thousands)
Commercial, industrial and agricultural	$41,875	$28,095
Real estate - construction	33,647	16,187
Real estate - residential	19,810	13,357
Consumer	9,583	8,481

Total loans	$104,915	$66,120

Loans Maturing After One Year

	Fixed Interest Rates	Variable Interest Rates	Total
Commercial and real estate construction	$13,675,213	$22,424,032	$36,099,245

Concentration of Credit Risk

TransCommunity has a concentration of loans to borrowers involved in construction and land development. Loans to these borrowers amounted to approximately 32% of the total loan portfolio at December 31, 2004.

Nonaccrual, Past Due and Restructured Loans

At December 31, 2004, TransCommunity did not have any loans classified as restructured or past due more than 90 days. Similarly, there were no loans in nonaccrual status at December 31, 2004. Loans in the amount of $1,198 were in a nonaccrual status as of December 31, 2003. Loans are placed in a nonaccrual status when, in the opinion of management, the accrued interest income will not be collected.

Allocation of the Allowance for Loan Losses

The following table shows the allocation of the allowance for loan losses at:

	December 31, 2004		December 31, 2003
Balance at the end of each period applicable to	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Loans:
Commercial, industrial and agricultural	$567,598	40%	$438,265	43%
Real estate - construction	456,071	32%	202,276	24%
Real estate - mortgage	268,516	19%	109,566	20%
Consumer	129,893	9%	92,712	13%

Total Allowance for Loan Losses	$1,422,078	100%	$842,819	100%

Premises and Equipment

Premises and equipment, net of accumulated depreciation, increased from $5.1 million at December 31, 2003 to $6.1 million at December 31, 2004.

On February 14, 2002, TransCommunity purchased from a related third-party for $850,000, approximately two acres, located at the intersection of U.S. Route 250 and State Route 621 in the Centerville area of Goochland County, as a permanent main office location for Bank of Goochland. Subsequently, TransCommunity transferred this property to Bank of Goochland. The office was completed and opened for business on October 20, 2003. Total construction costs incurred were $1.6 million.

In 2002, TransCommunity purchased for $200,000 a two acre parcel in the Town of Louisa, Virginia as a site for the proposed Bank of Louisa. In connection with this transaction, the seller financed $198,000 at an interest rate of 4.75% with principal and interest due on November 1, 2003. On November 14, 2003, the parties agreed to extend the term of this note for one year at an interest rate of 6%. This obligation was assumed by the Bank of Louisa following receipt by that bank of its banking charter, and has subsequently been paid off.

Construction in progress at December 31, 2004 includes architectural, engineering and construction costs of $1.1 million associated with the development and construction of the proposed main office location for Bank of Louisa. At December 31, 2004, the estimated costs to complete the construction of the main office of Bank of Louisa was $570,000.

Deposits

TransCommunity’s deposits increased $41.0 million during 2004 to $123.7 million at December 31, 2004. A schedule of deposits by type is shown in our consolidated statements of financial condition. Time deposits of $100,000 or more equaled 34.3% of total time deposits at December 31, 2004.

Capital

TransCommunity’s consolidated capital as a percentage of total assets was 11% at December 31, 2004, and 15% at December 31, 2003, which significantly exceeded regulatory requirements at both dates.

As of December 31, 2004, Bank of Powhatan had a ratio of Tier 1 capital to assets of 11.48%, well in excess of the 6% ratio required by federal regulatory agencies for Bank of Powhatan to be considered “well capitalized.” At the same date, Bank of Louisa had a Tier 1 capital to asset ratio of 28.98%, significantly greater than the 8% ratio required for a bank during its first three years of operations. Although TransCommunity expects both of these ratios to decrease in 2005 as both banks continue to grow, it nevertheless expects both banks to remain “well capitalized” with Tier 1 capital ratios well above required regulatory minimums at December 31, 2005. Bank of Goochland, which opened for business in 2002, has grown especially quickly. For this reason, in December 2004 TransCommunity added $500,000 to the capital of Bank of Goochland, resulting in a Tier 1 capital to assets ratio of 8.34% at December 31, 2004. TransCommunity expects it may have to further increase Bank of Goochland’s capital before the end of 2005 in order for it to continue to meet the 8% minimum Tier 1 capital to assets ratio required for new banks to be considered “well capitalized” during their first three years of operations.

Interest Rate Sensitivity

At December 31, 2004, TransCommunity had a positive cumulative Gap Rate Sensitivity Ratio of 6.47% for the one year repricing period. This generally indicates that earnings would improve in a increasing interest rate environment as assets reprice more quickly than liabilities. Conversely, earnings would probably decrease in periods during which interest rates are decreasing if management were unable to adjust its asset/liability planning strategy. Management constantly monitors the interest rate risk and believes that the current position is an acceptable risk for a growing community bank.

Set forth below is our interest sensitivity analysis, which shows the repricing opportunities of earning assets and interest bearing liabilities. The analysis is based on contractual terms and does not consider customer responses to changing interest rates.

	Less than One Year	One to Five Years		Over Five Years		Total
Uses of Funds:
Loans:
Commercial and real estate - construction	$30,137,841		$23,681,460		$2,888,341	$56,707,642
Real estate - mortgage	31,747,712		7,297,343		1,997,240	41,042,295
Installment	4,356,272		2,721,443		87,048	7,164,763

Total Loans	66,241,825		33,700,246		4,972,629	104,914,700

Federal funds sold	143,000					143,000
Investment securities at cost	4,999,158		3,899,877		1,000,000	9,899,035
Investment securities at fair value	14,469,500		3,406,964			17,876,464

Total	$85,853,483		$41,007,087		$5,972,629	$132,833,199

Sources of Funds:
Demand deposits interest bearing	$36,603,311	$		$		$36,603,311
Savings accounts	8,502,483					8,502,483
Time deposits:
Under $100,000	11,867,723		14,280,063			26,147,786
Over $100,000	16,555,897		20,303,012			36,858,909

Total Deposits	73,529,414		34,583,075			108,112,489

Federal funds purchased	2,277,000					2,277,000
Borrowings	1,450,000					1,450,000

Total	$77,256,414		$34,583,075	$		$111,839,490

Discrete Gap	8,597,069		6,424,012		5,972,629	20,993,710
Cumulative Gap	8,597,069		15,021,081		20,993,710

Ratio of Cumulative Gap to Total Earning Assets	6.47%		11.31%		15.80%

Liquidity

At March 31, 2005, TransCommunity had consolidated liquid assets of approximately $13.4 million in the form of cash, federal funds sold and available-for-sale investments. With respect to each of the subsidiary banks, management believes that liquid assets are adequate at March 31, 2005. Management anticipates that additional liquidity will be provided for the banks by the growth in deposit accounts and loan repayments. TransCommunity’s bank subsidiaries also have the ability to purchase federal funds and borrow from the Federal Reserve Bank, if necessary. TransCommunity has established a line of credit of $1,500,000 with a non-affiliated bank that is secured by pledging a portion of the outstanding shares of Bank of Powhatan, to use for working capital at the parent holding company level. Of this amount, $50,000 remained available at May 31, 2005. Nevertheless, at the parent holding company level, TransCommunity’s liquidity is dependent on borrowed funds, dividends from its subsidiary banks, and capital obtained through the sale of securities. At March 31, 2005, TransCommunity’s liquidity at the holding company level was believed to be sufficient for operations over the next several quarters but not sufficient for continued longer-term operations, absent an additional infusion of capital or a restructuring of certain of its holding company operations.

Historically, TransCommunity has relied primarily on non-underwritten public offerings of its stock to support its operations. As a result, TransCommunity’s liquidity, particularly at the holding company level, has been and continues to be significantly affected by its ability to sell capital stock. In May 2004, TransCommunity commenced a non-underwritten public offering of up to 1,000,000 shares of its common stock at a price of $15 per share. In February 2005, TransCommunity terminated this offering, through which it sold 225,628 shares and received proceeds of $3,197,403 which is net of offering expenses totaling $187,017.

TransCommunity’s subsidiary banks are restricted in their ability to pay dividends to TransCommunity and only Bank of Powhatan is legally able to do so at the present time. Nevertheless, even if legally permitted to pay dividends, the subsidiary banks may be required to retain earnings in order to support their own continued growth in loans and deposits. As a result, until TransCommunity is able to develop sufficient levels of other fee-based sources of income at the parent holding company level to support its operations, it will remain dependent on borrowings or on the sale of securities to generate funds to support its operations. The inability of TransCommunity to borrow as required to meet its working capital needs or to sell a significant number of additional shares of capital stock would likely have a material adverse effect on TransCommunity’s financial position and its ability to execute its current business plan. Other than as stated, management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on TransCommunity’s short term or long term liquidity.

There are no off-balance-sheet items that should impair future liquidity.

MANAGEMENT

Board of Directors

Currently, TransCommunity’s Board of Directors consists of fifteen directors. The TransCommunity Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors will be elected each year to serve three-year terms. The following sets forth the names, ages, and principal occupations and business experience for TransCommunity’s directors as of the date of this prospectus and for previous periods of at least five years.

CLASS I DIRECTORS

(Continuing To Serve until 2008 Annual Meeting)

Name and (Age)	Director Since	Principal Occupation During Past Five Years
Richard W. Mayhew (54)	2001	President, Main Street Mortgage & Investment Corporation, Richmond, Virginia; Director and Secretary, TransCommunity Financial Corporation

James L. Minter (67)	1998 (1)	Owner, J.L. Minter Electrical Contractor, Richmond, Virginia; Owner, Swansboro Mechanical, Inc., Richmond, Virginia; Director, Bank of Powhatan, N.A., Powhatan, Virginia

Stuart C. Siegel (63)	2002	Chairman, S&K Famous Brands, Inc., Richmond, Virginia; Director, SunTrust Bank, Central Region Board, Richmond, Virginia

John C. Watkins (58)	1998 (1)	President, Watkins Nurseries, Inc., Midlothian, Virginia; Member, Virginia State Senate; Chairman, Bank of Powhatan, N.A., Powhatan, Virginia

Robin Traywick Williams (54)	2002	Former Chairman, Virginia Racing Commission, Richmond, Virginia; Former Chief of Staff for Lieutenant Governor of Virginia; Legislative Liaison for Lieutenant Governor of Virginia from 1997 to 2000; Director, Bank of Goochland, N.A., Goochland, Virginia

CLASS II DIRECTORS

(Continuing To Serve until 2006 Annual Meeting)

Name and (Age)	Director Since	Principal Occupation During Past Five Years
Thomas M. Crowder (49)	2001	Chief Financial Officer, TransCommunity Financial Corporation Incorporated since February 3, 2003. Executive Vice President, Guilford Company (private investment firm), Richmond, Virginia, from 1989 to 2003; Director, Bank of Goochland, N.A., Goochland, Virginia

Julian C. Metts, Jr. (71)	1998 (1)	Orthodontist, Cumberland, Virginia; Director, Bank of Powhatan, N.A., Powhatan, Virginia

Troy A. Peery, Jr. (58)	2002	President, Peery Enterprises (real estate development), Manakin-Sabot, Virginia since October 1998; President, Heilig-Meyers Company, Richmond, Virginia from September 1985 to December 1998(2); Director, S&K Famous Brands, Inc., Richmond, Virginia; Director, Bank of Goochland, N.A., Goochland, Virginia

John J. Purcell, Jr. (67)	2001	Secretary and Treasurer, J. S. Purcell Lumber Corporation, Louisa, Virginia; former member, Board of Supervisors, Louisa County, Virginia; Chairman, Board of Directors, Bank of Louisa, N.A., Louisa, Virginia

George W. Rimler (63)	2001	Professor of Management, Virginia Commonwealth University, Richmond, Virginia; Director, Virginia Family Business Forum; Member, Virginia Racing Commission, Richmond, Virginia

CLASS III DIRECTORS

(Continuing To Serve until 2007 Annual Meeting)

Name and (Age)	Director Since	Principal Occupation During Past Five Years
Dean P. Agee (69)	2001	Retired; Former Clerk of the Circuit Court of Louisa County, Virginia; Board of Directors, Bank of Louisa, N.A., Louisa, Virginia

Lawrence B. Nuckols (64)	2002	Self-employed cattle farmer and real estate developer, Goochland, Virginia; former owner, Nuckols Exxon, Goochland, Virginia; former member, Board of Supervisors, Goochland County, Virginia; Chairman, Bank of Goochland, N.A., Goochland, Virginia

John W. Pretlow, Jr. (60)	2001	Owner, John W. Pretlow Insurance Agency, Inc., Richmond, Virginia

John J. Sponski (65)	2001	Member/President, Tre Sorelle, L.L.C. (consulting services), Locust Dale, Virginia; Retired, Former Executive Vice President, Bank of America Corporation

William C. Wiley (59)	2000 (1)	Chairman and Chief Executive Officer, TransCommunity Financial Corporation; Director, Bank of Powhatan, N.A., Powhatan, Virginia

(1)	Includes term as a director of Bank of Powhatan, N.A. before TransCommunity became the holding company for Bank of Powhatan, N.A.

(2)	On August 16, 2000, Heilig-Meyers Company and certain of its subsidiaries (the Company) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code (the Bankruptcy Code). The company is in possession of its assets, and manages and operates its businesses as debtor-in-possession under the Bankruptcy Code.

There are no family relationships between any director or executive officer of TransCommunity; however, TransCommunity director John J. Purcell, Jr. is the father of David M. Purcell, a member of the board of directors of Bank of Louisa, N.A.

Board of Directors and Board Committees

The Board of Directors conducts its business through meetings of the Board and through its committees. The Board of Directors held four regular meetings as part of its 2004 schedule, including one meeting held in January 2005 which was rescheduled from its customary December meeting date. The Board of Directors has standing Executive, Compensation, Nominating, Audit and Information Technology Committees.

Nominating and Governance Committee: Members of the Nominating and Governance Committee are Ms. Williams (Chairman), and Messrs. Agee, Siegel and Sponski. The role and responsibilities of the Nominating and Governance Committee are set forth in a written charter adopted by the Board in January, 2005. The Nominating and Governance Committee makes nominations and considers the qualifications of any candidates for membership on the Board. The Board of Directors has determined that all members of the Nominating Committee are independent under the Nasdaq Marketplace rules.

The Nominating and Governance Committee will accept for consideration shareholder nominations for directors if made in writing in accordance with TransCommunity’s bylaws. Shareholder nominations must include the nominee’s written consent to the nomination, sufficient background information with respect to the nominee, sufficient identification of the nominating shareholder and a representation by shareholder of his or her intention to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting TransCommunity, time available for meetings and consultation regarding TransCommunity matters, and other particular skills and experience possessed by the individual.

TransCommunity does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Executive Committee: Members of the Executive Committee are Messrs. Peery (Chairman), Purcell, Siegel, Watkins and Wiley. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. This committee is authorized, between meetings of the Board, to perform duties and exercise certain authorities of the Board.

Compensation Committee: Members of the Compensation Committee are the members of the Executive Committee (other than Mr. Wiley), plus Messrs. Rimler and Nuckols. This committee recommends the level of compensation for TransCommunity’s chief executive officer and other employee remuneration plans to the Board of Directors.

Audit Committee: Members of the Audit Committee are Messrs. Sponski (Chairman), Peery, Pretlow and Metts. Also, by resolution of the Board of Directors of TransCommunity, the chair of the Audit Committee of each existing subsidiary bank of TransCommunity sits as an ex officio member of the TransCommunity Audit Committee. These additional members are Benjamin I. Salomonsky (Bank of Powhatan), W. Daniel Holly, III (Bank of Goochland) and David M. Purcell (Bank of Louisa). The Board of Directors has determined that all members of the Audit Committee satisfy the financial literacy standards of and are independent for audit committee purposes under applicable regulations of the Securities and Exchange Commission and the Nasdaq Marketplace rules. The Board also has determined that, within the meaning of the applicable rules of the Securities and Exchange Commission, Mr. Peery constitutes an “audit committee financial expert.” The Audit Committee reviews and approves various audit functions including the year-end audit performed by TransCommunity’s independent auditors.

Information Technology Committee. Members of the Information Technology Committee are Messrs. Watkins (Chairman), Crowder and Minter. This committee oversees the information technology systems, policies and procedures utilized by the Company and its subsidiaries. Representatives of each of the Company’s subsidiary banks also serve as ex-officio members of the committee.

Shareholder Communications with our Board of Directors

TransCommunity provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to TransCommunity Financial Corporation, 4235 Innslake Drive, Glen Allen, VA 23060. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Directors’ Compensation

The directors received no retainer for 2004, nor did any director receive any fees for attending board or committee meetings. Our non-employee directors are eligible for equity awards under our 2001 Stock Option Plan, as amended. No such awards were made to any directors in 2004. See notes (2) and (3) to the table under “Securities Ownership of Certain Beneficial Owners and Management” below for information concerning director awards in prior years.

Executive Officers of TransCommunity Who Are Not Directors

Name (Age)	Principal Occupation During Past Five Years
Bruce B. Nolte (58)	President and Chief Operating Officer, TransCommunity since June 27, 2001; President, TransCommunity since May 1, 2001. A native of Richmond, Virginia, Mr. Nolte has more than 20 years’ experience in the financial services industry. Before joining TransCommunity, Mr. Nolte served as Executive Vice President and General Counsel of First Horizon Strategic Alliances, Inc., a subsidiary of First Tennessee Bank, N.A., from 1995 to 2001. Mr. Nolte is a graduate of the U.S. Military Academy, and holds a law degree from the University of Richmond.

James F. Keller (49)	President and Chief Executive Officer, Bank of Powhatan, N.A. since December 7, 2000. Before joining Bank of Powhatan, Mr. Keller was Branch Manager for the Cumberland office of Wachovia Bank, Cumberland, Virginia; Director, Bank of Powhatan, N.A., Powhatan, Virginia.

M. Andrew McLean (51)	President and Chief Executive Officer, Bank of Goochland, N.A. since October 15, 2001. Before joining Bank of Goochland in its organizing stages, Mr. McLean was Executive Vice President at First Capital Bank, Glen Allen, Virginia; Director, Bank of Goochland, N.A., Goochland, Virginia.

George D. Yancey (56)	President and Chief Executive Officer, Bank of Louisa, N.A. since April 19, 2004. Before joining TransCommunity in July 2003, Mr. Yancey served in a variety of positions with Wachovia Bank and various of its predecessor institutions.

Executive Compensation

The following table shows the cash and non-cash compensation paid to our Chief Executive Officer, and TransCommunity’s next six most highly compensated executive officers during 2004, 2003 and 2002.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensa- tion($) (1)	Restricted Stock Awards ($)			Securities Underlying Options (#) (3)	All Other Compensa- tion ($) (9)

William C. Wiley Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	160,000 150,000 140,000	$ $	— 14,250 25,000	— — —	$	— 299,000 —	(2)	— 30,000 —	$ $	20,907 9,483 —

Bruce B. Nolte President and Chief Operating Officer	2004 2003 2002	$ $ $	124,000 124,000 124,000	$ $	— 10,500 12,500	— —				— 33,500 —	$ $ $	11,160 8,835 1,860

Thomas M. Crowder (4) Chief Financial Officer	2004 2003	$ $	125,000 105,416	$	— 5,000	— —				— 5,000	$ $	11,233 8,062

Richard W. Mayhew (5) President and Chief Executive Officer, Main Street Mortgage & Investment Corporation	2004 2003 2002	$ $ $	114,000 120,000 120,000		— — —	— — —				— 12,500 —	$ $	10,260 — 1,800

James F. Keller (6) President and Chief Executive Officer, Bank of Powhatan, N.A.	2004 2003 2002	$ $ $	120,000 115,000 110,000	$ $	20,000 20,000 —	— — —				— 12,000 —	$ $ $	10,800 8,737 1,560

M. Andrew McLean (7) President and Chief Executive Officer, Bank of Goochland, N.A.	2004 2003 2002	$ $ $	120,000 116,000 110,000	$ $ $	25,000 20,000 10,000	— — —				— 3,100 —	$ $ $	10,980 8,265 1,258

George D. Yancey (8) President and Chief Executive Officer, Bank of Louisa, N.A.	2004		$104,166		$44,065	—				—		$9,375

(1)	The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Securities and Exchange Commission did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in each of the years reported for each executive officer.

(2)	In connection with Mr. Wiley’s new employment agreement with TransCommunity described below under “Employment Agreements,” on December 8, 2003, the Board of Directors awarded Mr. Wiley 25,000 “restricted” shares of TransCommunity stock. The shares will vest and the restrictions will be removed in annual installments of 5,000 shares each beginning January 1, 2004 and ending on January 1, 2008. During the period of restriction, the restricted shares may not be sold, pledged or otherwise transferred except in limited circumstances. If Mr. Wiley dies, becomes disabled, retires after age 65, is terminated without cause or resigns for good reason, all remaining restrictions will lapse and the shares will be fully vested. If Mr. Wiley is terminated with cause or resigns without good reason, all shares that are still subject to restrictions shall be forfeited back to TransCommunity. During the period that the shares, or any portion thereof, are restricted, Mr. Wiley will have the full right to vote all 25,000 shares and to receive currently any dividends or other distributions made with respect to such shares other than dividends paid in the form of shares of TransCommunity’s common stock. Any dividends payable in shares of TransCommunity’s common stock shall be subject pro rata to the same restrictions on transferability as the restricted shares with respect to which such dividend or distribution was paid. Because there is no active trading market for TransCommunity’s common stock, TransCommunity is not able to value this award based on trading prices on the date of grant. For that reason, TransCommunity, for purposes of this table as required by rules of the Securities and Exchange Commission, valued the shares on the date of award at $11.97 per share, or $299,215 in the aggregate, based on a multiple of TransCommunity’s book value at December 31, 2003 (1.66 x book value of $7.21 per share), without any discount. This multiple has been determined by reference to an average of several recent trades of TransCommunity’s shares in the over-the-counter market and an average multiple of book value for the prices paid in acquisition transactions for shares of common stock of a group of other bank holding companies, with total assets of $50 to $150 million, believed by management to be reasonably comparable to TransCommunity. For financial accounting purposes, TransCommunity has valued this award in the same manner, but has applied a 20% discount, relating to restrictions on resale, for a net valuation of $9.56 per share, or $239,000 in the aggregate. This amount is being expensed over the life of the restrictions which resulted in an accounting charge against earnings of $94,236 for 2004. At December 31, 2004, Mr. Wiley held no other restricted shares.

(3)	On April 15, 2003, options were awarded to Messrs. Wiley, Nolte, Mayhew, Crowder, Keller and McLean for the shares as indicated. All these options have an exercise price of $10.00 per share and vest in three equal annual installments as of the first, second and third anniversary of the date of grant, except for the options for 30,000 shares awarded to Mr. Wiley and options for 21,000 shares awarded to Mr. Nolte, both of which awards were made pursuant to employment agreements with Messrs. Wiley and Nolte effective June 27, 2001. The options awarded pursuant to these agreements are exercisable at $10.00 per share and were fully vested at December 31, 2003.

(4)	Mr. Crowder became Chief Financial Officer of TransCommunity on February 3, 2003. The amount shown for Mr. Crowder for 2003 represents compensation paid from that date through December 31, 2003.

(5)	Mr. Mayhew served as Chief Financial Officer of TransCommunity until February 3, 2003. He continues to serve as President and Chief Executive Officer of Main Street Mortgage & Investment Corporation, which is an indirect wholly-owned subsidiary of TransCommunity. Mr. Mayhew’s salary for 2002 was paid by Main Street for Mr. Mayhew’s services as an officer of Main Street. Mr. Mayhew drew no compensation from TransCommunity for his services as Chief Financial Officer of TransCommunity.

(6)	Mr. Keller became President and Chief Executive Officer of Bank of Powhatan on December 7, 2000. His salary is paid by Bank of Powhatan.

(7)	Mr. McLean became President and Chief Executive Officer of Bank of Goochland on October 15, 2001. His salary is paid by Bank of Goochland.

(8)	Mr. Yancey became President and Chief Executive Officer of Bank of Louisa on April 19, 2004. The amount shown for Mr. Yancey is his compensation from that date through December 31, 2004. His salary is paid by Bank of Louisa.

(9)	“All Other Compensation” consists of 401(k) matching amounts paid by TransCommunity.

Stock Options

No named executive officer was granted or exercised any stock options during 2004. The following table shows information concerning options held by the named executive officers under the TransCommunity 2001 Stock Option Plan at December 31, 2004.

Fiscal Year-End Option Values

Name	Number of Securities Underlying Unexercised Options at 12/31/04 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/04 ($)(1) Exercisable/Unexercisable
William C. Wiley	35,850/0	$179,250/$0

Bruce B. Nolte	25,167/8,333	$125,835/$41,665

Richard W. Mayhew	4,167/8,333	$20,835/$41,665

Thomas M. Crowder	1,667/3,333	$8,335/$16,665

James F. Keller	5,000/8,000	$25,000/$40,000

M. Andrew McLean	1,033/2,067	$5,165/$10,335

George D. Yancey	0/0	$0/$0

(1)	In the absence of any active trading market for TransCommunity’s common stock, the value of unexercised “in-the-money” options at December 31, 2004, is based on the difference between $10.00 per share, which is the option exercise price for all option awards shown in the table, and $15.00 per share, which is the price at which TransCommunity sold 225,528 shares of its common stock between May 25, 2004 and February 10, 2005, in a public offering of shares of its common stock.

Employment Agreements

Mr. Wiley has served as chief executive officer of TransCommunity under an employment agreement with TransCommunity since June 27, 2001. Effective December 8, 2003, TransCommunity and Mr. Wiley entered into a new employment agreement. The new agreement is for a two-year term beginning January 1, 2004 and ending December 31, 2005. The agreement is subject to a one-year extension subject to mutual agreement on compensation. Under the agreement Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer, with the responsibility for performing such services and duties as TransCommunity’s Board of Directors may designate, for an annual base salary of $160,000 per annum, subject to increase in the discretion of the Board based on performance. In addition, the agreement provides for an annual performance bonus in the discretion of the Board. Other benefits include an $800,000 term life insurance policy (subject to certain conditions) and health and disability insurance coverage. The agreement provides for a monthly car allowance and an allowance for an annual physical examination.

Mr. Wiley serves at the pleasure of TransCommunity’s Board of Directors. If, during the term of the agreement, Mr. Wiley’s employment is terminated for cause (as defined), or if Mr. Wiley resigns without good reason (as defined), Mr. Wiley will be paid under the agreement to the date of termination. If Mr. Wiley is terminated without cause, or if Mr. Wiley resigns for good reason, he will be entitled to receive his base salary up to the end of the then current term of the agreement, plus an additional 24 months of base salary at the then current per annum amount. If Mr. Wiley should die during the term of the agreement, his estate will be entitled to a lump sum payment equal to two years base salary at the then current per annum amount.

The agreement imposes certain non-compete restrictions upon Mr. Wiley for a period of up to one year following termination of the agreement. Separately, but in connection with Mr. Wiley’s new employment agreement, the Board awarded Mr. Wiley 25,000 “restricted” shares of TransCommunity stock as described in note (2) to the Summary Compensation Table above. The agreement also provides that the stock option award made to Mr. Wiley under his prior employment agreement will be amended to extend to one year the period for exercise of those options upon Mr. Wiley’s death, disability, retirement after age 65, termination without cause or resignation for good reason.

The option awards to Messrs. Wiley and Nolte as provided for in their then existing employment agreements were made on April 15, 2003, at an exercise price of $10.00 per share, and all of such shares are now fully vested.

Effective January 1, 2001, MSM Acquisition Co. (now Main Street Mortgage) and Mr. Mayhew entered into an employment agreement under which Mr. Mayhew will serve as President and Chief Executive Officer of Main Street Mortgage, with responsibility for performing such services and duties as Main Street Mortgage’s Board of Directors or the Chairman of the Bank of Powhatan may designate, for an annual base salary of $120,000. In addition, the agreement provides for a potential bonus in each of the first seven years of the agreement based on meeting specific performance goals. Mr. Mayhew did not receive a bonus for 2002, 2003 or 2004 under this provision. Other benefits include health and disability insurance coverage and other benefits offered to executive employees of TransCommunity, Bank of Powhatan or Main Street.

The agreement is for a term of five years, with an automatic annual renewal thereafter unless notice of termination is provided 60 days before the end of a term. Mr. Mayhew serves at the pleasure of Main Street Mortgage. If, during the term of the agreement, Mr. Mayhew’s employment is terminated without cause, Mr. Mayhew will be entitled to a severance payment of $60,000. The agreement also contains non-competition covenants for the term of the agreement and until December 31, 2005.

Effective February 1, 2003, TransCommunity and Mr. Crowder entered into an employment agreement under which Mr. Crowder will serve as the Chief Financial Officer of TransCommunity, with the responsibility for performing such services and duties as TransCommunity’s Chief Executive Officer may designate, for an annual base salary of $115,000, subject to increase at the discretion of the Board. In addition, the agreement provided for a signing bonus of $5,000 and a performance bonus if TransCommunity and Mr. Crowder agree to one in writing. Other benefits include term life insurance and health and disability insurance coverage.

The agreement is for a term of three years. Mr. Crowder serves at the pleasure of TransCommunity’s Board of Directors. If, during the term of the agreement, Mr. Crowder’s employment is terminated without cause, Mr. Crowder will be entitled to a severance payment equal to his annual salary at that time. If, during the term of the agreement, Mr. Crowder’s employment is terminated within one year of a change in control of TransCommunity, Mr. Crowder will be entitled to severance pay equal to three times his annual salary in effect at that time. The agreement also contains non-competition covenants for a period of six months following termination of Mr. Crowder’s employment.

Each of the presidents of TransCommunity’s three subsidiary banks has an employment agreement with the bank which employs the president. Under each agreement, the individual serves as President and Chief Executive Officer, with the responsibility for performing such services and duties as each respective bank’s chairman or board of directors may designate. James F. Keller’s agreement with the Bank of Powhatan commenced July 8, 2003, and provides for an annual base salary of $120,000. M. Andrew McLean’s agreement with the Bank of Goochland commenced December 18, 2002, and provides for an annual base salary of $116,000. George D. Yancey’s agreement with the Bank of Louisa commenced April 19, 2004, and provides for a base salary of $110,000. The base salary provided for in each agreement is subject to increase in the discretion of each respective board of directors, and each agreement includes an automobile allowance and health and disability insurance coverage.

Each agreement is for a period of three years, with a two-year renewal at the option of the bank. Each bank president serves at the pleasure of the respective bank’s board of directors. If, during the term of the agreement, the employment of any of the bank presidents is terminated without cause, the terminated president will be entitled to a severance payment equal to his annual salary in effect at that time. If, during the term of the agreement, the president’s employment is terminated within one year of a change in control of TransCommunity, he will be entitled to severance pay equal to three times his annual salary in effect at that time. Each agreement also contains non-competition covenants for a period of six months following termination of employment.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2004 with respect to certain compensation plans under which equity securities of TransCommunity are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	-0-	N/A	N/A
Equity compensation plans not approved by shareholders (1)	317,275	$10.00	12,025
Total	317,275	$10.00	12,025

(1)	All shares shown relate to the 2001 Stock Option Plan. As noted below, the plan was amended in March 2003 to increase the total number of shares issuable under the plan to 330,000. Information concerning options awarded under the plan to directors and officers of TransCommunity is contained in notes (2), (3), (4) and (5) to the table under “Securities Ownership of Certain Beneficial Owners and Management” above. For information concerning a restricted stock award made by the Board of Directors to William C. Wiley in 2003, see Note (2) to the Summary Compensation Table above under “Executive Compensation.”

2001 Stock Option Plan. The Board of Directors of the Bank of Powhatan adopted a stock option plan effective May 8, 2001. The plan was assumed by TransCommunity in connection with the reorganization in which Bank of Powhatan became a wholly-owned subsidiary of TransCommunity. The plan was amended and restated effective December 19, 2001, and was further amended on March 27, 2003, to increase the number of shares available for award and to eliminate limits on annual awards that may be made under the plan. The plan was adopted in order to reward employees and directors for services rendered and investment risks undertaken to date and to provide flexibility to TransCommunity in its ability to motivate, attract, and retain the services of employees and directors of TransCommunity and its subsidiaries upon whose effort the successful conduct of its operation is largely dependent. The plan will expire on May 7, 2011, unless sooner terminated by the Board. As of March 31, 2005, options to acquire 317,975 shares have been awarded under the plan (excluding options which have lapsed and which shares are available for future grant), of which options for 700 shares have been exercised.

The plan is administered by the Compensation Committee of TransCommunity’s Board of Directors, which consists entirely of the non-employee directors of TransCommunity’s Executive Committee. The Compensation Committee has the power, among others, to determine the employees and directors to whom awards shall be made. In administering the plan, the committee generally has the authority to determine the terms and conditions upon which awards may be made and exercised, but no option will be exercisable in any event after ten years from its grant, to determine terms and provisions of each written agreement evidencing an award, to construe and interpret the plan and the agreements, to establish, amend or waive rules or regulations for the plan’s administration, to accelerate the exercisability of any award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the plan. The members of the committee are indemnified by TransCommunity against the reasonable expenses incurred by them, including attorney’s fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reasons of any action taken or failure to act under the plan.

The plan provides that options for up to 330,000 shares of TransCommunity’s common stock may be issued to employees and directors under the plan. The committee will adjust the number of shares subject to each outstanding award, the exercise price and the aggregate number of shares from which grants or awards may be made in order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by TransCommunity.

Subject to the terms, conditions and limitations of the plan, the committee may modify, extend or renew outstanding awards, or, if authorized by the Board, accept the surrender of outstanding awards and authorize new awards in substitution therefor, including awards with lower exercise prices or longer terms than the surrendered awards. The committee may also modify any outstanding agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

The Board of Directors may terminate, amend or modify the plan from time to time in any respect, unless the particular amendment or modification would adversely affect any optionee in which case the consent of the optionee would be required. Any such amendment may be effected without shareholder approval except to the extent that such approval is required by the Internal Revenue Code of 1986, as amended, pursuant to the rules under Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which the stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules or regulations.

Employees and directors of TransCommunity and any subsidiaries (including any director who is also an employee) who are selected by the committee are eligible for awards under the plan. Such employees include any employee of TransCommunity and any subsidiaries, regardless of title or position. The plan does not limit the number of shares for which options may be granted to any one employee or director.

The exercise price of an award may not be less than 100% of the fair market value of the shares on the award date. Unless the committee determines otherwise, one third of an award to an employee (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date and may only be exercisable while the employee is employed by TransCommunity or its subsidiaries. Unless the committee determines otherwise, one third of an award to a director (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date. The full award becomes immediately vested and exercisable if the director’s service as a director terminates on account of his death, his retirement in accordance with any company policy on mandatory retirement for directors, his permanent and total disability or his failure to be reelected after requesting to stand for reelection. Option awards for directors remain exercisable in accordance with their terms if a director retires as a director but continues to serve as a non-voting director emeritus, or advisory director if so designated by the Board of Directors. Unless otherwise provided by the committee, each award becomes vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity’s capital falls below its minimum requirements, as determined by its state or federal primary regulator, and TransCommunity’s primary federal regulator so directs TransCommunity to require such exercise or forfeiture.

All options awarded to date have been awarded to various directors and employees of TransCommunity, Bank of Powhatan, Bank of Goochland and the organizing board of directors of Bank of Louisa at an exercise price of $10.00 per share and a term of ten years. Except as otherwise provided in options grants made to Messrs. Wiley and Nolte pursuant to their respective employment agreements, one-third of the options vest annually in each of the first three years. In the case of options awarded to organizing directors of the Bank of Louisa, vesting periods did not commence to run until Bank of Louisa opened for business as a separate, subsidiary bank on April 19, 2004. The options will automatically vest in the event of a change of control of TransCommunity other than as a result of a reorganization, as is contemplated in this proxy. The discretionary option awards were made by the Compensation Committee taking into consideration the relative “at risk” capital contributions made to TransCommunity and to Bank of Powhatan to finance their initial organizational stages, attendance at board meetings, committee responsibilities, and efforts to enhance TransCommunity’s business with new customers and potential customers.

Interest of Management and Board in Certain Transactions

Certain directors and officers of TransCommunity and persons with whom they are associated have had, and expect to have in the future, banking transactions with Bank of Powhatan, Bank of Goochland and Bank of Louisa. In the opinion of management of TransCommunity, all such loans and commitments for loans that have been made to these individuals were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons, were made in the ordinary course of business, and do not involve more than a normal risk of collectibility or present other unfavorable features.

Effective June 1, 2003, in contemplation of initially opening the Bank of Louisa as a branch of Bank of Powhatan, Bank of Powhatan leased for 12 months an office location in the Town of Louisa from John J. Purcell, Jr., a director of TransCommunity. The lease required no rental payments for the first 12 months, and could be extended on a month-to month basis thereafter at a rent of $1,000 per month. In exchange for the landlord foregoing monthly rent, Bank of Powhatan agreed to make certain tenant improvements to the leased premises valued at $67,000 that would revert to the landlord at the termination of the lease. The Bank of Louisa branch of Bank of Powhatan opened for business at this location in July, 2003, and was transferred to the Bank of Louisa when that bank received its separate banking charter in April, 2004. Upon completion of the new main office of Bank of Louisa in April 2005, Bank of Louisa terminated the lease with Mr. Purcell. Until then, Bank of Louisa paid rent to Mr. Purcell for its leased office at the rate of $1,000 per month from June 1, 2004.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the share ownership at March 31, 2005, of the only shareholder known to TransCommunity to be the beneficial owner of more than 5% of TransCommunity’s common stock, which is the only TransCommunity voting security outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
TCF Financial Corporation (2) 200 Lake Street East Wayzata, MN 55391	169,000(3)	7.4%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)	TCF Financial Corporation has no affiliation or business relationship with TransCommunity other than through the stock ownership shown above. The nominal similarity of corporate names is entirely coincidental.

(3)	Based on Schedule 13G filed by TCF Financial Corporation with the Securities and Exchange Commission on February 12, 2004. According to this Schedule 13G, as of December 31, 2003, TCF Financial Corporation has sole voting power and sole investment power with respect to all these shares.

The following table sets forth information as of March 31, 2005, regarding the number of shares of TransCommunity common stock beneficially owned by each current director, director nominee and certain executive officers of TransCommunity, and by all current directors, director nominees and executive officers of TransCommunity as a group.

Name	Number of Shares Owned	Right to Acquire (1)(2)(3)	Percent of Class
Dean P. Agee	1,000	667	*
Thomas M. Crowder	9,000	3,333	*
James F. Keller	12,100	9,000	*
Richard W. Mayhew	10,000	8,333	*
M. Andrew McLean	2,100	2,067	*
Julian C. Metts, Jr.	16,000	14,817	1.3%
James L. Minter	7,500	9,258	*
Bruce B. Nolte	12,850(4)	29,333(5)	1.8%
Lawrence B. Nuckols	15,100	9,400	1.1%
Troy A. Peery	5,000	5,000	*
John W. Pretlow, Jr.	1,000	667	*
John J. Purcell, Jr.	7,200	333	*
George W. Rimler	8,500	5,000	*
Stuart C. Siegel	15,000	10,000	1.1%
John J. Sponski	5,250	5,167	*
John C. Watkins	3,500	5,533	*
William C. Wiley	37,000(6)	35,850(7)	3.1%
Robin Traywick Williams	3,100	2,067	*
George D. Yancey	1,000	—	*

All directors and executive officers (19)	172,200	158,825	13.5%

*	Represents less than one percent (1%) of total outstanding shares of TransCommunity common stock as of March 31, 2005.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Includes shares subject to presently exercisable options awarded to directors of Bank of Powhatan, N.A. under TransCommunity’s stock option plan, as follows: Mr. Keller—1,000; Mr. Metts—4,150; Mr. Minter—5,925; Mr. Watkins—3,200; and Mr. Wiley—5,850. The stock option plan of Bank of Powhatan was assumed by TransCommunity in August 2001 on a share-for-share basis in connection with the reorganization whereby Bank of Powhatan became a wholly-owned subsidiary of TransCommunity.

(3)	Includes shares subject to options awarded April 15, 2003 (and exercisable within 60 days of March 31, 2005) to directors and executive officers as follows: Mr. Agee—667; Mr. Crowder—3,333; Mr. Keller—8,000; Mr. Mayhew—8,333; Mr. McLean—2,067; Mr. Metts—10,667; Mr. Minter—3,333; Mr. Nolte—8,333; Mr. Nuckols—9,400; Mr. Peery—5,000; Mr. Pretlow—667; Mr. Purcell—3,333; Mr. Rimler—5,000; Mr. Siegel—10,000; Mr. Sponski—5,167; Mr. Watkins—2,333; and Ms. Williams—2,067. All such options are exercisable at $10.00 per share.

(4)	Includes 350 shares held by Mr. Nolte or his wife as custodian for minor relatives.

(5)	Includes 21,000 shares subject to presently exercisable options granted to Mr. Nolte on April 15, 2003, pursuant to an employment agreement with TransCommunity.

(6)	Includes 25,000 shares issued to Mr. Wiley on December 8, 2003, as a restricted stock award as described under note (2) to the Summary Compensation Table above.

(7)	Includes 30,000 shares subject to presently exercisable options granted to Mr. Wiley on April 15, 2003, pursuant to his prior employment agreement with TransCommunity.

SUPERVISION AND REGULATION

The following discussion sets forth some of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides some specific information relevant to TransCommunity and the banks. Other laws and regulations that govern various aspects of the operations of banks and bank holding companies are not described herein, although violations of such laws and regulations could result in supervisory enforcement action against TransCommunity or a bank. The regulatory framework is intended primarily for the protection of depositors and the Federal Deposit Insurance Funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on TransCommunity and the banks.

General

As a “financial holding company,” TransCommunity is subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and its examination and reporting requirements. Under the BHCA, a financial holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank, or merge, or consolidate with another bank holding company without the prior approval of the Federal Reserve Board.

The earnings of TransCommunity’s subsidiaries, and therefore TransCommunity’s earnings, are affected by general economic conditions, management policies and legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the Comptroller of the Currency and the FDIC. In addition, federal law governs the activities in which the Banks may engage, the investments they may make, and limits the aggregate amount of loans that may be granted to one borrower to 15% of a bank’s capital and surplus. Various consumer and compliance laws and regulations also affect the Banks’ operations.

The OCC conducts regular examinations of each Bank, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, each Bank must furnish the OCC with periodic reports containing a full and accurate statement of its affairs.

Payment of Dividends

TransCommunity is a legal entity separate and distinct from its Banks. For the near-term future, a significant portion of the revenues of TransCommunity will depend upon dividends or fees paid to TransCommunity by the Banks. Prior regulatory approval is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of that bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus.

Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debts in excess of the bank’s allowance for loan losses. That means that each Bank must recover any start-up losses before it may pay a dividend to TransCommunity. As of December 31, 2004, the Bank of Powhatan was the only subsidiary bank that was in a position to pay a dividend to TransCommunity.

In addition, TransCommunity and its subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including the requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, TransCommunity is subject to state laws that limit the amount of dividends it can pay. TransCommunity expects that these laws, regulations or policies will materially impact the ability of the Banks and, therefore, TransCommunity to pay dividends in the early years of operations.

Borrowings

There are also various legal restrictions on the extent to which TransCommunity can borrow or otherwise obtain credit from its banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to TransCommunity or non-bank subsidiaries, to 10% of the lending bank’s capital stock and surplus, and as to TransCommunity and all non-bank subsidiaries in the aggregate, to 20% of such lending bank’s capital stock and surplus.

Capital Adequacy

Under the risk-based capital requirements for bank holding companies, the minimum requirement for the ratio of capital to risk-weighed assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is to be composed of common stockholders’ equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles (“tier 1 capital” and together with tier 2 capital “total capital”). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance (“tier 2 capital”).

In addition, the Federal Reserve Board has established minimum leverage capital ratio guidelines for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts (“leverage ratio”) equal to 3% for bank holding companies that are rated a composite “1” and 4% for all other bank holding companies that meet certain criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing significant growth or that have supervisory, financial, operation or managerial weakness, will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The risk-based capital standards of the OCC and the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank’s capital adequacy. OCC and the Federal Reserve also have recently issued additional capital guidelines for bank holding companies that engage in certain trading activities. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible tier 1 leverage ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity.

The federal bank regulatory authorities (Comptroller of the Currency for national banks, Federal Reserve Board for state banks that are members of the Federal Reserve System, and the Federal Deposit Insurance Corporation for non-member state banks) have promulgated uniform capital adequacy guidelines for banks. The guidelines are described below under “Prompt Corrective Action.” In addition, by order the Federal Deposit Insurance Corporation has established a separate guideline for new banks during their first three years of operation. Under the FDIC order, which is applicable to both Bank of Goochland and Bank of Louisa, a new bank must maintain the tier 1 capital to assets ratio (the “leverage ratio”) at not less than 8% in order to be classified as “well-capitalized.” Because of the rapid growth experienced by the Bank of Goochland since its opening in November 2002, TransCommunity increased the capital of Bank of Goochland by $500,000 in December 2004. This resulted in Bank of Goochland having a leverage ratio at December 31, 2004, of 8.34%. In order to support the continued growth of Bank of Goochland, TransCommunity expects that an additional infusion of capital into this bank likely will be required in 2005 as well. At December 31, 2004, the leverage ratio at Bank of Louisa was significantly in excess of 8%.

The Company’s consolidated and subsidiary banks’ actual and required capital amounts and ratios for the year ended December 31, 2004 are shown in Note 18 of the Notes to TransCommunity’s financial statements for the years ended December 31, 2004 and 2003, included herein.

Support of Subsidiary Banks

Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank’s stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder after three months’ notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve policy, TransCommunity is expected to act as a source of financial strength to each of TransCommunity’s subsidiary banks and to commit resources to support such institutions in circumstances where it might otherwise choose not to do so absent this policy.

Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of its subsidiary banks. In event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

Prompt Corrective Action

The FDIA, among other things, requires the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. FDIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant facts, as established by regulation.

Federal regulatory authorities have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio. Under the regulations, an FDIC-insured bank will be: (i) “well capitalized” if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) “adequately capitalized” if it has a total ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances); (iii) “undercapitalized” if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) “significantly undercapitalized” if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (v) “critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

The FDIC generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be “undercapitalized.” “Undercapitalized” depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution’s total assets at the time it became “undercapitalized”, and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized”.

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is subject to certain limitations relating to so-called “brokered” deposits.

In addition to requiring undercapitalized institutions to submit a capital restoration plan, federal banking regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

As an institution’s capital decreases, the FDIC’s enforcement powers become more extensive. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has not tangible capital.

FDIC Insurance

The deposits of Bank of Powhatan, Bank of Goochland and Bank of Louisa are insured by the FDIC up to the limits set forth under applicable law. The deposits of these banks are subject to the deposit insurance assessments of the Bank Insurance Fund (“BIF”) of the FDIC. When organized, the Bank of Rockbridge will be subject to the same assessments. The FDIC uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. Depository institutions insured by the BIF that are “well capitalized”, are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .00% to .27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC.

An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution’s state supervisor).

An institution’s insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

FDIA requires a system of risk-based assessments under which banks that pose a greater risk of loss to the FDIC will be required to pay a higher insurance assessment. The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. The FDIC also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of Bank of Powhatan’s or Bank of Goochland’s deposit insurance.

Depositor Preference Statute

Under federal law, deposits and certain federal claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including claims arising out of federal funds transactions and letters of credit, in the “liquidation or other resolution” of such an institution by any receiver.

Interstate Banking and Branching Legislation

The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “IBBEA”), authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law. Virginia enacted early “opt in” laws, permitting interstate bank merger transactions.

Financial Modernization Act of 1999

The Gramm-Leach-Bliley Financial Modernization Act of 1999 (“GLBA”) was enacted on November 12, 1999, and became effective March 11, 2000. The GLBA enables bank holding companies to acquire insurance companies and securities firms and effectively repeals depression-era laws that prohibited the affiliation of banks and other financial services entities under a single holding company.

Bank holding companies and other types of financial services entities may elect to become financial holding companies under the new law. Financial holding companies are permitted to engage in activities considered financial in nature, as defined in GLBA, and may engage in a substantially broader range of activities than bank holding companies or banks. The GLBA enables financial holding companies to offer virtually any type of financial service, or services incident to financial services, including banking, securities underwriting, insurance underwriting and making merchant banking investments in commercial and financial companies. The new financial services authorized by the GLBA also may be engaged in by a “financial subsidiary” of a national or state bank, with the exception of insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, all of which must be conducted under the financial holding company. In addition, the GLBA allows insurers and other financial services companies to acquire banks; removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

To become a financial holding company, a bank holding company must provide notice to the Federal Reserve Board of its desire to become a financial holding company, and certify to the Federal Reserve Board that each of its bank subsidiaries is “well-capitalized,” “well-managed” and has at least a “satisfactory” rating under the CRA.

The GLBA establishes a system of functional regulation, under which the Federal Reserve Board will regulate the banking activities of financial holding companies and other federal regulators will regulate banks’ financial subsidiaries. The Securities and Exchange Commission (the “Commission”) will regulate securities activities of financial holding companies and state insurance regulators will regulate their business activities. The GLBA also provides new protections against the transfer and use by financial institutions of consumers’ non-public, personal information.

The GLBA also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including

TransCommunity, from disclosing non-public personal financial information to non-affiliated third persons unless customers have the opportunity to “opt out” of the disclosure.

Enforcement Powers

The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject TransCommunity or the Banks, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

Community Reinvestment

The requirements of the Community Reinvestment Act (“CRA”) are applicable to the Banks. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution’s efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) requires federal banking agencies to make public a rating of a bank’s performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed by federal banking agencies in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations

In addition to the laws and regulations discussed herein, the Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act and the GLBA, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans to or engaging in other types of transactions with such customers.

Other Safety and Soundness Regulations

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. For example, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the Bank Insurance Fund (“BIF”). The FDIC’s claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

Federal regulatory authorities also have broad enforcement powers over TransCommunity and the Banks, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.

Economic and Monetary Policies

The operations of TransCommunity are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Sarbanes-Oxley Act of 2002

TransCommunity is subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of annual, quarterly and other reports with the Securities and Exchange Commission (the “SEC”). As an Exchange Act reporting company, TransCommunity is directly affected by the recently enacted Sarbanes-Oxley Act of 2002 (“SOX”), which is aimed at improving corporate governance and reporting procedures. TransCommunity is already complying with applicable new SEC and other rules and regulations implemented pursuant to the SOX and intends to comply with any applicable rules and regulations implemented in the future. Because the stock of TransCommunity is not listed on any national securities exchange or quoted on the NASDAQ Market System, certain provisions of SOX, and the regulations adopted or to be adopted thereunder, do not currently apply to TransCommunity.

DESCRIPTION OF CAPITAL STOCK

The following summary description of the material features of the capital stock of TransCommunity is qualified in its entirety by reference to applicable provisions of Virginia law and the Articles of Incorporation (the “Articles”) and the Bylaws (the “Bylaws”) of TransCommunity.

Authorized and Outstanding Capital Stock

The authorized capital stock of TransCommunity consists of 25,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2005, there were 2,293,241 shares of common stock issued and outstanding held by approximately 2,800 holders of record.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and possess exclusively all voting power. The Articles do not provide for cumulative voting for the election of directors.

Dividend Rights. The holders of common stock are entitled to such dividends as may be declared from time to time by TransCommunity’s Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of TransCommunity available for distribution to such holders.

Preemptive Rights. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

The Board of Directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. In the event that our Board of Directors does authorize, designate and issue shares of preferred stock, our Board may exercise its discretion in establishing the terms of such preferred stock. In the exercise of such discretion, our Board may determine the voting rights, if any, of the series of serial preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of preferred stock, and to vote on certain specified matters presented to our shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our Board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our Board could be redeemable or convertible into shares of any other class or series of our capital stock.

Provisions that may Affect a Change of Control

Our Articles and Bylaws contain provisions that may have the effect of delaying or preventing a change in control of TransCommunity. The Articles and Bylaws provide: (i) that the Board of Directors shall be divided into three classes and at each annual meeting of shareholders thereafter one class shall be elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of TransCommunity’s outstanding voting stock; (iii) that a vacancy on the Board shall be filled by the remaining directors; and (iv) that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer or by the Board of Directors and may not be called by the shareholders. The Bylaws require advance notification for a shareholder to bring business before a shareholders’ meeting or to nominate a person for election as a director.

The Articles also require that any amendment to the Articles or any merger or share exchange to which TransCommunity is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of TransCommunity’s property, other than in the usual and regular course of business, must be approved by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on such amendment or transaction; provided, however, that if such amendment or transaction is approved by less than two-thirds of TransCommunity’s Directors, holders of more than 80% of the issued and outstanding shares of TransCommunity’s common stock must vote in favor of such amendment or transaction.

Affiliated Transactions Statute. The Virginia Stock Corporation Act (the Virginia Act) contains provisions governing “Affiliated Transactions” designed to deter certain coercive two-tier takeovers of Virginia corporations. Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an “Interested Shareholder” (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation’s board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder (i) who was an Interested Shareholder on the date the corporation first became subject to the provisions of the Virginia Act governing Affiliated Transactions by virtue of its having 300 shareholders of record or (ii) whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

In addition, the Affiliated Transactions provisions provide that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. TransCommunity has not adopted such an amendment.

Control Share Acquisitions Statute. The Virginia Act contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. If the acquiring person’s shares are not accorded voting rights (or if no request for a special meeting is made by an acquiror), the corporation may, if authorized by its charter and bylaws prior to the control share acquisition, purchase the acquiring person’s shares at their cost to the acquiring person. If voting rights are approved and the acquiring person controls 50% or more of the voting power, all shareholders other than the acquiring person have dissenters’ rights which enable them to receive the “fair value” of their shares. “Fair value” is not less than the highest price paid in the control share acquisition. The provisions of the Virginia Act relating to control share acquisitions are inapplicable to a corporation until it has more than 300 shareholders. The Virginia Act permits corporations to opt-out of its provisions by adopting a bylaw or charter provision prior to a control share acquisition stating that the control share provisions of the Virginia Act shall not apply. TransCommunity’s Bylaws contain a provision opting-out of the control share provisions of the Virginia Act.

Liability and Indemnification of Directors and Officers

As permitted by the Virginia Act, the Articles contain provisions which indemnify directors and officers of TransCommunity to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to TransCommunity or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of TransCommunity or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the Articles provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. TransCommunity has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company. Its address is 10 Commerce Drive, Cranford, New Jersey, 07016-3572, and its telephone number is (800) 866-1340.

UNDERWRITING

We and Sandler O’Neill & Partners, L.P. have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase from us                      shares of common stock.

The underwriter is committed to purchase and pay for all such shares of common stock, if any are purchased.

The underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $ per share. The underwriter may allow, and these dealers may re-allow, a concession not in excess of $ per share on sales to other dealers. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriter and the proceeds we will receive before expenses.

	Per Share	Total
Price to Public	$	$
Underwriting discount
Proceeds to us, before expenses

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $                 and are payable by us. We have agreed to reimburse the underwriter for its actual out-of-pocket expenses incurred in connection with the offering not to exceed $175,000 without the prior consent of the Company, including certain fees and disbursements of underwriter’s counsel.

The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel, or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreement. We, and each of our executive officers and directors, have agreed, for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable, or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash, or otherwise. The 180-day period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Indemnity. We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

From time to time, the underwriter may continue to provide investment banking services to us in the ordinary course of its business and will receive compensation for its services.

LEGAL MATTERS

Certain legal matters in connection with the shares of our common stock offered hereby will be passed on by Troutman Sanders LLP, Richmond, Virginia. Certain legal matters in connection with the offering will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., counsel to the underwriter.

ACCOUNTING MATTERS

The financial statements of TransCommunity as of and for the periods ended December 31, 2004 and 2003 were audited by S.B. Hoover & Company, L.L.P., independent accountants, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

TransCommunity has engaged the firm of McGladrey and Pullen, LLP, an independent registered public accounting firm, to serve as TransCommunity’s independent auditors for 2005.

The reports of S.B. Hoover, on our financial statements for the years ended December 31, 2003 and December 31, 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with S.B. Hoover’s audits of our financial statements for the two most recent fiscal years, there have been no disagreements with S.B. Hoover on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of S.B. Hoover, could have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods. During our two most recent fiscal years and through February 28, 2005, there were no reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K under the Rules and Regulations of the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the information requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR. On EDGAR, our reports are listed under “TransCommunity Financial Corporation” and our CIK number is 0001140249.

In addition, TransCommunity’s annual, quarterly and current reports, proxy statements, registration statements and other reports that are filed with the SEC will be furnished without charge to shareholders upon written request directed to the Corporate Secretary, TransCommunity Financial Corporation, 4235 Innslake Drive, Glen Allen, VA 23060.

TRANSCOMMUNITY FINANCIAL CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(Audited and Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

TransCommunity Financial Corporation

Richmond, Virginia

We have audited the consolidated statements of financial condition of TransCommunity Financial Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransCommunity Financial Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 28 to the financial statements, certain errors resulting in overstatement of previously reported assets and net loss as of December 31, 2004, were discovered by management of the Company during the current year. Accordingly, the 2004 financial statements have been restated to correct the error.

S. B. Hoover & Company, L.L.P.

March 20, 2005 (except for Note 28 as to which the date is May 11, 2005)

Harrisonburg, Virginia

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Cash and due from banks (Note 3)	$3,617,266	$7,913,777
Federal funds sold	143,000	186,000
Total Cash and Cash Equivalents	3,760,266	8,099,777
Securities available-for-sale, at fair value (Note 4)	17,876,464	2,314,445
Securities held to maturity (fair value of $9,868,983 in 2004 and $17,415,889 in 2003) (Note 4)	9,899,035	17,439,025
Loans receivable (Notes 5 & 14)	104,914,700	66,119,683
Allowance for loan losses (Note 6)	(1,422,078)	(842,819)

Net Loans	103,492,622	65,276,864
Premises and equipment, net (Note 7)	6,142,819	5,089,975
Federal Reserve Bank stock (restricted) (Note 4)	507,300	357,300
Other assets (Note 16)	1,369,244	1,174,969

Total Assets	$143,047,750	$99,752,355

LIABILITIES
Deposits:
Demand deposits:
Noninterest bearing	$15,549,428	$11,948,835
Interest bearing	36,603,311	15,528,664
Savings deposits	8,502,482	5,826,145
Time deposits (Note 8)	63,006,695	49,371,157

Total Deposits	123,661,916	82,674,801
Federal funds purchased	2,277,000	501,000
Notes payable (Note 9)	1,450,000	1,198,000
Accrued expenses and other liabilities	720,326	477,112

Total Liabilities	128,109,242	84,850,913

STOCKHOLDERS’ EQUITY (Notes 10, 11, 17, 18 & 19)
Common stock $.01 par value (5,000,000 shares authorized) 2,250,508 and 2,067,613 shares issued and outstanding in 2004 and 2003	22,505	20,676
Paid-in-surplus	22,753,004	19,916,482
Expenses of current stock offering	(186,083)
Accumulated deficit	(7,607,270)	(5,025,853)
Accumulated other comprehensive loss	(43,648)	(9,863)

Total Stockholders’ Equity	14,938,508	14,901,442

Total Liabilities and Stockholders’ Equity	$143,047,750	$99,752,355

The accompanying notes are an integral part of these financial statements.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
INTEREST AND DIVIDEND INCOME
Loans, including fees	$6,233,136	$3,728,989
Federal funds sold	88,819	104,297
Debt securities	412,356	136,174
Dividends	23,213	21,438

Total Interest and Dividend Income	6,757,524	3,990,898

INTEREST EXPENSE
Deposits
Demand	253,693	89,175
Savings	77,200	48,203
Time deposits below $100,000	874,163	645,533
Time deposits above $100,000	578,260	358,185
Other borrowed funds	99,430	18,591

Total Interest Expense	1,882,746	1,159,687

NET INTEREST INCOME	4,874,778	2,831,211
PROVISION FOR LOAN LOSSES (Note 6)	654,166	385,595

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,220,612	2,445,616

NONINTEREST INCOME
Bank service charges and fees	556,245	282,450
Commissions and fees from loan originations	3,351,101	2,151,002

Total Noninterest Income	3,907,346	2,433,452

NONINTEREST EXPENSES
Salaries and employee benefits (Note 19)	6,759,840	4,332,828
Occupancy expenses	725,904	338,180
Equipment expenses	654,480	365,296
Other operating expenses (Note 24)	2,569,151	2,080,259

Total Noninterest Expenses	10,709,375	7,116,563

NET LOSS	$(2,581,417)	$(2,237,495)

Net Loss Per Share Basic and Diluted	$(1.22)	$(1.19)

Weighted Average Shares Outstanding	2,114,275	1,887,458

The accompanying notes are an integral part of these financial statements.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Shares of Common Stock	Common Stock Subscriptions		Expenses of Stock Offering	Common Stock	Paid in Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, December 31, 2002	1,605,249	$		$(588,335)	$16,052	$15,831,921	$(2,788,358)	$(500)	$12,470,780
Comprehensive Loss
Net Loss							(2,237,495)		(2,237,495)
Unrealized loss on securities available for sale								(9,363)	(9,363)

Total comprehensive loss									(2,246,858)
Common stock subscriptions received			4,691,976						4,691,976
Common stock issued (Note 10)	436,764		(4,691,976)		4,368	4,687,608
Expenses of stock offering				(88,117)					(88,117)
Transfer of stock offering expenses				676,452		(676,452)
Exercise of stock options (Note 17)	600				6	5,994			6,000
Award of restricted stock (Note 10)	25,000				250	238,750			239,000
Deferred compensation expense						(171,339)			(171,339)

Balance, December 31, 2003	2,067,613		0	0	20,676	19,916,482	(5,025,853)	(9,863)	14,901,442
Comprehensive Loss
Net Loss							(2,581,417)		(2,581,417)
Unrealized loss on securities available for sale								(33,785)	(33,785)

Total comprehensive income									(2,615,202)
Common stock subscriptions received			2,743,425						2,743,425
Common stock issued (Note 10)	182,895		(2,743,425)		1,829	2,741,596
Expenses of stock offering				(186,083)					(186,083)
Deferred compensation expense						94,926			94,926

Balance, December 31, 2004	2,250,508		$0	$(186,083)	$22,505	$22,753,004	$(7,607,270)	$(43,648)	$14,938,508

The accompanying notes are an integral part of these financial statements.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,581,417)	$(2,237,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	417,719	268,985
Provision for loan losses	654,166	385,595
(Gain) loss on disposition of property and equipment	(1,026)	2,561
Accretion income	(72,363)	(12,050)
Restricted stock award expense	94,926	67,661
Net change in:
Other assets	(194,275)	(476,300)
Accrued expenses and other liabilities	243,213	(14,306)

Net Cash Used in Operating Activities	(1,439,057)	(2,015,349)

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(38,869,924)	(29,007,719)
Purchase of securities held-to-maturity	(23,137,332)	(39,290,995)
Purchase of securities available-for-sale	(21,101,321)	(5,729,308)
Purchase of Federal Reserve Bank stock	(150,000)
Proceeds from maturities of securities held-to-maturity	30,749,685	25,663,000
Proceeds from maturities of securities available-for-sale	5,505,518	3,805,000
Proceeds from sale of property	2,500	764
Payments for the purchase of property	(1,472,037)	(3,116,043)

Net Cash Used in Investing Activities	(48,472,911)	(47,675,301)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in federal funds purchased	1,776,000	(749,439)
Proceeds from common stock subscriptions	2,743,425	4,691,976
Proceed from exercise of stock options		6,000
Proceeds from notes payable	252,000	1,000,000
Net change in:
Demand deposits	24,675,240	15,143,241
Savings deposits	2,676,337	2,665,966
Time deposits	13,635,538	28,153,327
Costs associated with stock offering	(186,083)	(88,117)

Net Cash Provided by Financing Activities	45,572,457	50,822,954

Net increase (decrease) in cash and cash equivalents	(4,339,511)	1,132,304
Cash and Cash Equivalents, Beginning of Year	8,099,777	6,967,473

Cash and Cash Equivalents, End of Year	$3,760,266	$8,099,777

The accompanying notes are an integral part of these financial statements.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	NATURE OF OPERATIONS:

TransCommunity Financial Corporation (“TransCommunity”) is a bank holding company whose principal activity is the formation, ownership and operation of independently managed community banks. TransCommunity’s first subsidiary, the Bank of Powhatan, N.A. (“Bank of Powhatan”) was organized as a national banking association in 1999, and commenced operations on March 20, 2000. TransCommunity’s second subsidiary, Bank of Goochland, N.A. (“Bank of Goochland”) was organized and incorporated during 2002, and commenced operations on November 25, 2002. On April 19, 2004, TransCommunity established its third independent community bank in the central Virginia area, the Bank of Louisa, N.A. (“Bank of Louisa”). TransCommunity initially established the Bank of Louisa in July 2003 as a branch of Bank of Powhatan. The assets and liabilities of this branch office were transferred to Bank of Louisa contemporaneously with the receipt by that bank of its independent national banking charter in April, 2004.

As nationally chartered banks, TransCommunity’s subsidiary Banks are subject to regulation by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. The Banks provide general banking services to individuals, small and medium-size businesses and the professional communities of Powhatan, Goochland and Louisa Counties and surrounding areas.

On January 1, 2001, the Bank of Powhatan purchased Main Street Mortgage and Investment Corporation (“Main Street Mortgage”) which became a wholly owned subsidiary of the Bank. Main Street Mortgage originates commercial and residential real estate loans for investors throughout the state.

During 2004 TransCommunity applied and received authority to offer trust services through each of its national bank subsidiaries. Also an investment advisory subsidiary was formed to handle asset management and an insurance agency was established to broaden the scope of financial services available through each of the subsidiary banks.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Consolidation Policy - The consolidated financial statements include TransCommunity, Bank of Powhatan, Bank of Goochland, Bank of Louisa, Main Street Mortgage, TransCommunity Investment Advisors and TransCommunity Investment Services. All significant intercompany balances and transactions have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term is the determination of the allowance for loan losses, which is sensitive to changes in local economic conditions. Another estimate which is particularly susceptible to significant change in the near term is the determination of the value of goodwill relating to the purchase of Main Street Mortgage which is sensitive to changes in the volume of real estate loan originations (See Note 16). Estimates are also used to calculate the fair value of assets, liabilities, grants of stock options and awards of nonvested restricted stock and the deferred tax asset valuation allowance (See Note 12).

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Investment Securities - Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the effective interest method over the period to maturity. Securities not intended to be held to maturity are classified as available for sale and carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are recorded on the trade date and are determined on the specific-identification method.

Loans and Allowance for Loan Losses - Loans are carried on the balance sheet at their stated unpaid principal balance net of the allowance for loan losses and any deferred fees or costs on originated loans and unearned discounts. Interest, fees and costs related to loans are recognized over the lives of the related loans using the effective interest method. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the interest income recognized will not be collected. Past due status is based on the contractual terms of the loan.

The allowance for loan losses is evaluated on a regular basis by management and established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Such evaluation is based upon management’s periodic review of the collectibility of loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The allowance is calculated using risk factors depending on the type of borrower and whether a loan is secured or unsecured. In addition, an allowance is established for problem loans individually or by grouping. The methodology used by TransCommunity’s subsidiary banks to calculate the provision for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. As TransCommunity’s subsidiary banks mature, this evaluation methodology will be adjusted to reflect actual experience.

Premises and Equipment - Land, buildings and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Advertising Cost - Advertising costs are expensed in the period incurred.

Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements include cash and due from banks and federal funds sold.

Earnings per Share - Earnings per share have been calculated using the weighted average shares outstanding.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

New Accounting Pronouncements - In December 2003, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy “problem” loans that have been acquired, either individually in a portfolio, or in a business acquisition. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 requires purchased loans and debt securities to be initially recorded at fair value based on the present value of future cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income is recognized based on the effective yield from cash flows expected to be collected. To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance is established for any additional cash flows that are not expected to be received. However, if more cash flows subsequently are expected to be received than originally estimated, then the effective yield is to adjusted on a prospective basis. The SOP does not apply to loans originated by TransCommunity. TransCommunity intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a material effect on its consolidated financial position or consolidated results of operations.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This Interpretation provides guidance regarding the identification of variable interest entities when the assets, liabilities, non-controlling interests, and results of operations of a variable interest entity are to be included in a company’s consolidated financial statements. An entity is deemed a variable interest entity, subject to the interpretation, if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or in cases in which the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. Due to significant implementation issues, the FASB modified the wording of FIN 46 and issued FIN 46R in December of 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than Special Purpose Entities (“SPEs”) until financial statements issued for periods ending after March 15, 2004. SPEs were subject to the provisions of either FIN 46 or FIN 46R as of December 15, 2003. TransCommunity does not have variable interests in any entities which would require disclosure or consolidation.

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 provides guidance and clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. In this SAB, the SEC determined that an interest lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. This SAB did not have any effect on TransCommunity’s financial position or results of operations.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Emerging Issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”) was issued and is effective March 31, 2004. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”) and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless TransCommunity can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Emerging Issues Task Force Issue No. 03-1-1 delaying the effective date for the measurement and recognition guidance contained in EITF 03-1 in paragraphs 10 through 20. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in EITF 03-1 was not delayed. However, the delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10 through 20 of EITF 03-1. TransCommunity continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a may impact the carrying value of its investment portfolio.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This Statement is effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. TransCommunity currently measures compensation costs related to stock-based payments under APB Opinion No. 25 as allowed under SFAS No. 123, and provides disclosure in the notes to the consolidated financial statements as required by SFAS No. 123. Management is currently in the process of evaluating the extent of the impact.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	DEPOSITS IN AND FEDERAL FUNDS SOLD TO BANKS:

TransCommunity had cash on deposit and federal funds sold to other commercial banks amounting to $2,828,620 and $7,281,570 at December 31, 2004 and 2003, respectively. Deposit amounts at other high credit quality commercial banks may, at times, exceed federally insured limits.

NOTE 4	INVESTMENTS SECURITIES:

The amortized cost and estimated fair value of securities are as follows:

Securities Available for Sale December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$9,490,176	$	$(6,927)	$9,483,249
U.S. Agency notes	8,430,130		(36,915)	8,393,215

Total Securities Available for Sale	$17,920,306	$	$(43,842)	$17,876,464

Securities Held to Maturity December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$4,999,158	$355	$(1,124)	$4,998,389
U.S. Agency notes	4,899,877	1,875	(31,158)	4,870,594

Total Securities Held to Maturity	$9,899,035	$2,230	$(32,282)	$9,868,983

Securities Available for Sale December 31, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency notes	$2,324,308	$10,450	$(20,313)	$2,314,445

Securities Held to Maturity December 31, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$12,489,180	$	$(7,340)	$12,481,840
U.S. Agency notes	4,949,845	2,078	(17,874)	4,934,049

Total Securities Held to Maturity	$17,439,025	$2,078	$(25,214)	$17,415,889

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4	INVESTMENTS SECURITIES (Continued):

The amortized cost and fair value of investment securities at December 31, 2004, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value	Weighted Average Yield
Securities Available for Sale
Due within one year	$14,490,857	$14,469,500	1.92%
Due after one year through five years	3,429,449	3,406,964	3.63%
Due after five years through ten years			—%

	$17,920,306	$17,876,464	2.25%

Securities Held to Maturity
Due within one year	$4,999,158	$4,998,389	1.59%
Due after one year through five years	3,899,877	3,876,219	3.66%
Due after five years through ten years	1,000,000	994,375	5.15%

Total	$9,899,035	$9,868,983	2.77%

The Company does not have any debt securities which has been in a material loss position for more than one year.

The carrying amount (which approximates fair value) of securities pledged by the Banks to secure public deposits amounted to $10,927,153 at December 31, 2004.

As nationally chartered banks, TransCommunity’s subsidiary Banks are required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $507,300 and $357,300 as of December 31, 2004 and 2003, respectively.

NOTE 5	LOANS:

Loans receivable outstanding at December 31, are summarized as follows:

	2004	2003
Commercial, industrial and agricultural	$41,874,700	$28,094,683
Real estate - construction	33,647,000	16,187,000
Real estate - residential	19,810,000	13,357,000
Consumer	9,583,000	8,481,000

Total Loans	104,914,700	66,119,683
Allowance for loan losses	(1,422,078)	(842,819)

Net Loans Receivable	$103,492,622	$65,276,864

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6	ALLOWANCE FOR LOAN LOSSES:

A summary of the changes in the allowance for the loan losses is shown in the following schedule:

	2004	2003
Balance, beginning of year	$842,819	$462,200
Provision charged to operating expenses	654,166	385,595
Loan charge offs	(74,907)	(4,976)

Balance, End of Year	$1,422,078	$842,819

Percentage of Allowance for Loan Losses to Total Loans	1.36%	1.27%

At December 31, 2004 and 2003, TransCommunity’s banks had loans totaling $0 and $1,198, respectively, that were on nonaccrual status.

NOTE 7	PREMISES AND EQUIPMENT:

Premises and equipment at December 31, are summarized as follows:

	2004	2003
Land and land improvements	$1,495,625	$1,486,805
Buildings	2,572,871	2,511,721
Furniture and equipment	2,054,701	1,646,085
Construction in progress	1,097,834	111,936

	7,221,031	5,756,547
Less accumulated depreciation	(1,078,212)	(666,572)

Premises and Equipment	$6,142,819	$5,089,975

The depreciation expense on premises and equipment for 2004 and 2003 was $417,719 and $268,985, respectively.

Construction in progress at December 31, 2004 includes architectural, engineering and construction costs of $1.1 million associated with the development and construction of the proposed main office location for Bank of Louisa. The estimated costs to complete the construction of the main office of Bank of Louisa is $571,176.

NOTE 8	TIME DEPOSITS:

The aggregate amount of time deposits with a minimum denomination of $100,000 was $26,147,778 and $19,983,300 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

2005	$28,423,619
2006	3,143,457
2007	4,333,803
2008	3,046,873
2009	24,058,943

Total	$63,006,695

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9	NOTES PAYABLE:

In 2003, TransCommunity entered into a line of credit arrangement to provide up to $1,000,000 of financing to be used primarily as working capital. In 2004, this line of credit was increased to $1,700,000. The line of credit has a rate of prime rate as published in the Wall Street Journal plus fifty basis points. This renewable line of credit, which is secured by 250,000 shares of stock of the Bank of Powhatan owned by TransCommunity, matured on December 31, 2004, and was renewed with a new maturity of December 31, 2005. At December 31, 2004, TransCommunity had outstanding borrowings on this line of credit of $1,450,000 carrying an interest rate of 5.75% and $250,000 of available and unused credit.

In 2002, TransCommunity purchased a two acre parcel in the Town of Louisa as a site for the Bank of Louisa for $200,000. The trustee of the trust that sold this property to TransCommunity is a member of the Board of Directors of the Bank of Louisa. The Board received two independent appraisals regarding the parcel and concluded that the terms of the purchase were equal to or better than the terms that might be available for similar property purchased from an unrelated third-party. In connection with this transaction, the seller financed $198,000 at an interest rate of 4.75% with principal and interest due on November 1, 2003. In October 2003, this indebtedness was extended until November 1, 2004 at an interest rate of 6% per annum. Effective April 29, 2004, this property and the related debt obligation was transferred to Bank of Louisa and paid off.

NOTE 10	CAPITAL STOCK:

Effective March 30, 2000, Bank of Powhatan issued 670,836 shares of common stock. In 2001, an additional 100 shares were sold to an officer of the bank resulting in 670,936 shares outstanding. Effective August 15, 2001, Bank of Powhatan’s common stock (except for 1,000 shares held by one dissenting shareholder) was exchanged for 669,936 shares of TransCommunity common stock on a one for one basis. During the first quarter of 2002, TransCommunity acquired the 1,000 shares of Bank of Powhatan common stock held by the dissenting shareholder for $10,000.

Over the period 2000 - 2001, the organizing directors of TransCommunity, Bank of Goochland and Bank of Louisa subscribed to 102,650 shares of common stock at $10.00 per share. $110,165 of the subscription proceeds of $1,026,500 was used to pay organizational expenses incurred prior to the incorporation of TransCommunity.

In September, 2001, TransCommunity began offering 1,500,000 shares of common stock to the public for sale at $10.00 per share. The per share offering price increased to $14 per share effective May 1, 2003. This offering terminated on November 12, 2003. As of that date, TransCommunity had sold an aggregate of 1,269,427 shares in the offering and had received gross proceeds of $13,018,606. TransCommunity incurred total costs relating to raising capital in this offering of $676,452. During 2003, options were exercised to purchase 600 shares at $10.00 per share. In addition on December 8, 2003, the Board of Directors awarded 25,000 shares of restricted stock to the Chief Executive Officer of TransCommunity. The “fair value” of the award of $239,000 was estimated using current market and acquisition data and discounted for the lack of marketability. The compensation cost related to the restricted stock award is being expensed over the period of the restrictions. Compensation expense of $94,926 and $67,411 was recorded for 2004 and 2003, respectively, and $76,413 is deferred to future periods.

TransCommunity used $10.2 million of these proceeds to capitalize the Bank of Goochland and the Bank of Louisa. The balance was used for general corporate purposes.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10	CAPITAL STOCK (Continued):

As of December 31, 2004, TransCommunity was engaged in a non-underwritten public offering of 1,000,000 shares of its common stock at a purchase price of $15 per share that commenced on June 1, 2004. TransCommunity intends to use the proceeds of the offering for general corporate purposes, including the anticipated organization, subject to regulatory review, of the Bank of Rockbridge. As of December 31, 2004, TransCommunity had raised $2,557,342, after deduction of expenses from the offering through the sale of 182,895 shares. Expenses related to the current offering amounted to $186,083 through December 31, 2004.

These transactions resulted in 2,250,508 shares of common stock having been issued and outstanding as of December 31, 2004.

NOTE 11	DIVIDEND LIMITATIONS ON SUBSIDIARY BANKS:

A principal source of funds for TransCommunity in future years is anticipated to be dividends paid by its subsidiary Banks. Dividends paid by the Banks are limited by banking regulations and retained earnings. Approval of the Comptroller of the Currency is required if the dividends declared by a national bank, in any year, exceed the sum of (1) net income for the current year and (2) income, net of dividends, for the preceding two years.

During 2004, Bank of Powhatan had sufficient capital to pay dividends to the holding company in the amount of $560,000. After payment of these dividends, Bank of Powhatan’s retained earnings balance at December 31, 2004 was $83,784.

NOTE 12	INCOME TAXES:

The components of income tax expense are as follows:

December 31,
	2004	2003
Current benefit	$—	$—
Deferred benefit	—	—

Net Income Tax Expense	$—	$—

The deferred tax effects of temporary differences relating to operations are as follows:

	December 31,
	2004	2003
Provision for loan losses	$(166,821)	$(162,687)
Amortization of organization and start-up costs	47,996	47,997
Goodwill	7,274	7,274
Depreciation	49,937	112,998
Charitable contribution carryover	(4,511)	(12,385)
Award of restricted stock	(32,190)	(23,005)
Net operating loss carryforward	(759,620)	(726,901)

	(857,935)	(756,709)

Increase in valuation allowance	857,935	756,709

Deferred Income Tax Expense	$—	$—

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12	INCOME TAXES (Continued):

The components of the net deferred tax asset at December 31 are as follows:

	2004	2003
Deferred tax assets:
Allowance for loan losses	$437,360	$270,539
Organization and start-up costs	47,142	95,138
Charitable contribution carryover	20,360	15,849
Award of restricted stock	55,195	23,005
Net operating loss carryforward	2,312,537	1,552,917
Unrealized loss on available for sale securities	14,860	3,373

Total Deferred Tax Asset	2,887,454	1,960,821
Less: Valuation allowance	(2,628,919)	(1,759,497)

	258,535	201,324

Deferred tax liabilities:
Goodwill	21,822	14,548
Depreciation	236,713	186,776

	258,535	201,324

Net Deferred Tax Asset	$—	$—

The following table summarizes the differences between the actual income tax expense and the amounts computed using the federal statutory tax rates:

	2004	2003
Income tax benefit at the applicable federal rate	$877,683	$760,749
Change in valuation allowance for deferred taxes	(869,402)	(756,709)
Nondeductible expenses	(7,931)	(4,040)
Other	(350)	—

Income Tax Expense	$—	$—

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12	INCOME TAXES (Continued):

At December 31, 2004, TransCommunity had total net operating losses carryforwards of $6,980,287 which begin to expire after December 31, 2021 and thereafter as follows:

Year of Expiration
2021	$771,784
2022	1,661,303
2023	2,313,031
2024	2,234,169

Total available net operating loss	$6,980,287

The deferred tax benefit recognized at December 31, 2004 and 2003 is fully offset by a valuation allowance because there is insufficient evidence available with respect to the performance of the Bank of Goochland and other subsidiaries. However, management will continue to monitor TransCommunity’s trend toward profitable operations and when sufficient evidence becomes available, TransCommunity will recognize a deferred tax asset and related benefit to continuing operations.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13	RELATED PARTY TRANSACTIONS:

Officers and directors of TransCommunity (and companies controlled by them) were customers of and had transactions with TransCommunity’s subsidiary Banks in the normal course of business during 2003 and 2004. These loan and deposit transactions were made on substantially the same terms as those prevailing for other customers and did not involve an abnormal risk. TransCommunity’s subsidiary Banks have granted loans to principal officers and directors and their affiliates amounting to $6,317,165 at December 31, 2004 and $2,943,298 at December 31, 2003. During the year ended December 31, 2004, total principal additions were $7,502,053 and principal payments were $4,278,113.

In February, 2003, TransCommunity purchased for $850,000 an approximate two acre tract of land, located at the intersection of U.S. Route 250 and State Route 621 in the Centerville area of Goochland County, as a permanent main office location for Bank of Goochland. The party from whom this land was purchased was a partnership in which Troy A. Perry, a director of TransCommunity, owns a 15% limited partnership interest. The purchase contract provided that, prior to the construction of Bank of Goochland’s main office, the seller would provide site improvements to the property that TransCommunity estimated to have a value of approximately $150,000. The site improvements were provided as contemplated and the Bank of Goochland completed construction of its main office and opened for business at that site in October, 2003.

Effective June 1, 2003, in contemplation of the initial opening the Bank of Louisa as a branch of Bank of Powhatan, Bank of Powhatan leased for 12 months an office location in the Town of Louisa from John J. Purcell, Jr., a director of TransCommunity. The lease required no rental payments, but in exchange for the landlord foregoing monthly rent for the first 12 months, Bank of Powhatan agreed to make certain tenant improvements to the leased premises that would revert to the landlord at the termination of the lease. The Bank of Louisa branch of Bank of Powhatan opened for business at this location in October, 2003. Upon completion of the new main office of Bank of Louisa, which is currently under construction at a separate location in the Town of Louisa, the lease with Mr. Purcell will be terminated and certain tenant improvements made at a cost of approximately $67,000 will revert to Mr. Purcell as landlord.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14	CONCENTRATION OF CREDIT RISK:

Most of the Banks’ loans are made to customers in the Banks’ trade areas. Accordingly, the ultimate collectibility of the Banks’ loan portfolio is susceptible to changes in local economic conditions. The types of loans made by the Banks are described in Note 5. Collateral required by the Banks is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower. TransCommunity has a concentration of loans to borrowers involved in construction and land development. Loans to these borrowers amounted to approximately 32% of the total loan portfolio at December 31, 2004.

NOTE 15	STATEMENTS OF CASH FLOWS:

	2004	2003
Supplemental disclosure of cash paid during the year for interest:	$1,821,813	$1,091,995
Non-cash financing and investing transactions:
Deferred cost (expense) of restricted stock award	(94,926)	171,339

NOTE 16	PURCHASE OF SUBSIDIARY:

Other assets include $320,917 of goodwill attributable to the purchase of Main Street Mortgage by the Bank of Powhatan. In June of 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142 “Goodwill and Other Intangible Assets.” The new accounting standard requires that goodwill not be amortized; however, it is tested for impairment and adjusted to fair value using one of several valuation methods. The goodwill related to the above purchase was tested for impairment during the fourth quarter of 2004 after TransCommunity had completed its annual forecast and budget. The estimated fair value of Main Street exceeded its carrying value at its subsidiary level. The estimated fair value was based on earnings forecast for the next year.

NOTE 17	STOCK OPTION PLAN:

A stock option plan was adopted by the Board of Directors of the Bank of Powhatan on May 8, 2001. This Plan was adopted by TransCommunity effective August 15, 2001 in connection with the Reorganization whereby the Bank of Powhatan became a subsidiary of TransCommunity. The purpose of the Plan is to reward employees and directors for services rendered and investment risks undertaken to date and to promote the success of TransCommunity and its subsidiaries by providing incentives to employees and directors that will promote the identification of their personal interest with the long-term financial success of TransCommunity, its subsidiaries and with growth in shareholder value. Under the Plan, annual grants of stock options are limited to 10,000 shares for each employee and 7,500 shares for each director. The Plan provides that options for up to 330,000 shares of TransCommunity common stock may be issued. The exercise price may not be less than 100% of the fair market value of the

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17	STOCK OPTION PLAN (Continued):

shares on the award date. Unless the Stock Option Committee determines otherwise, one-third of an award becomes vested and exercisable on each of the first three anniversaries of the award date. Each award becomes fully vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity’s capital falls below its minimum requirements, as determined by its primary regulator, and TransCommunity’s primary regulator so directs. The Plan will expire on May 7, 2011, unless terminated sooner by the Board of Directors. On May 16, 2001 and April 15, 2003, options to acquire 45,575 and 222,700 shares, respectively, were awarded under the Plan; these options have an exercise price of $10 per share and a term of ten years. In addition, on April 15, 2003, options were awarded to executive officers, under existing employments agreements, to acquire 51,000 shares. These options were exercisable at December 31, 2004.

The fair value of each option granted on April 15, 2003 was $3.30 using the “Black Scholes Option Pricing” method with the following assumptions: risk free interest rate 4.00%, expected life – 10 years, expected volatility – zero and expected dividends of zero. No options have expired as December 31, 2004, however 600 options have been exercised pursuant to the Plan.

A summary of the options granted is shown in the following table:

	2004	2003
Outstanding at beginning of the year	318,675	45,575
Granted	0	273,700
Exercised	0	(600)
Lapsed	(1,300)	0

Outstanding at end of the year	317,375	318,675

Options exercisable at end of year	161,275	81,378

Exercise Price	$10.00	$10.00
Weighted average remaining contracted life at December 31, 2004	96 Months

TransCommunity accounts for the plan under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in the net loss, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share as if TransCommunity had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to the stock option plan.

	2004	2003
Net loss, as reported	$(2,581,417)	$(2,237,495)
Deduct: Total stock-based employee compensation expense determined under fair value based method	(345,939)	(521,566)

Pro Forma Net Loss	$(2,927,356)	$(2,759,061)

Loss per Share:
Basic - as reported	$(1.22)	$(1.19)

Basic - pro forma	$(1.38)	$(1.46)

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18	REGULATORY MATTERS:

Both TransCommunity and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. If TransCommunity, or its subsidiary Banks, fail to meet minimum capital requirements, its primary regulators can initiate certain mandatory and possible additional discretionary actions. If such actions are undertaken, they could have a direct material effect on TransCommunity’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, TransCommunity’s subsidiary Banks must meet specific capital guidelines that involve quantitative measures of each Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

TransCommunity may not pay a dividend while there is an accumulated deficit.

Quantitative measures are established by bank regulations to ensure capital adequacy. The Banks are required to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2004, the Banks’ capital significantly exceeded the amounts required for well-capitalized de novo banks.

The actual and required capital amounts and ratios for the years ended December 31, 2004 and 2003 for TransCommunity and subsidiaries on a consolidated basis are as follows (dollars in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2004	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$16,390	17%	$7,820	8%	$9,775	10%
Powhatan	$7,439	15%	$4,045	8%	$5,057	10%
Goochland	$4,946	14%	$2,927	8%	$3,660	10%
Louisa	$4,365	26%	$1,333	8%	$1,667	10%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	15,168	16%	3,910	4%	5,865	6%
Powhatan	6,795	13%	2,023	4%	3,034	6%
Goochland	4,479	12%	1,464	4%	2,196	6%
Louisa	4,197	25%	667	4%	1,000	6%

Tier 1 Capital to Average Assets:
Consolidated	15,168	13%	4,832	4%	6,040	5%
Powhatan	6,795	11%	2,540	4%	3,175	5%
Goochland	4,479	8%	2,152	4%	2,689	5%
Louisa	4,197	21%	807	4%	1,009	5%

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18	REGULATORY MATTERS (Continued):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2003	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Consolidated Capital to Risk Weighted Assets	$15,754	21%	$5,878	8%	$7,348	10%

Tier 1 Consolidated Capital to Risk Weighted Assets	14,911	20%	2,939	4%	4,408	6%

Tier 1 Consolidated Capital to Average Assets	14,911	20%	3,024	4%	3,781	5%

As of June 30, 2004, the most recent date of notification, the Office of the Comptroller of the Currency categorized all TransCommunity subsidiary banks Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as shown in the above table. There are no conditions or events since this date that management believes have changed the category of any of its subsidiary banks. In December, 2004, TransCommunity increased the capital of Bank of Goochland by $500,000, with the result that the Tier 1 Capital Ratio of Bank of Goochland was 8.34% as of December 31, 2004.

NOTE 19	EMPLOYMENT AGREEMENTS:

Mr. Wiley has served as chief executive officer of TransCommunity under an employment agreement with TransCommunity since June 27, 2001. Effective December 8, 2003, TransCommunity and Mr. Wiley entered into a new employment agreement. The new agreement is for a two-year term beginning January 1, 2004 and ending December 31, 2005. The agreement is subject to a one-year extension subject to mutual agreement on compensation. Under the agreement Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer, with the responsibility for performing such services and duties as TransCommunity’s Board of Directors may designate, for an annual base salary of $160,000 per annum, subject to increase, at the discretion of the Board, based on performance. In addition, the agreement provides for an annual performance bonus in the discretion of the Board. Other benefits include an $800,000 term life insurance policy (subject to certain conditions) and health and disability insurance coverage. The agreement provides for a monthly car allowance and an allowance for an annual physical examination.

Mr. Wiley serves at the pleasure of TransCommunity’s Board of Directors. If, during the term of the agreement, Mr. Wiley’s employment is terminated for cause (as defined), or if Mr. Wiley resigns without good reason (as defined), Mr. Wiley will be paid under the agreement to the date of termination. If Mr. Wiley is terminated without cause, or if Mr. Wiley resigns for good reason, he will be entitled to receive his base salary up to the end of the then current term of the agreement, plus an additional 24 months of base salary at the then current per annum amount. If Mr. Wiley should die during the term of the agreement, his estate will be entitled to a lump sum payment equal to two years base salary at the then current per annum amount.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19	EMPLOYMENT AGREEMENTS (Continued):

The agreement imposes certain non-compete restrictions upon Mr. Wiley for a period of up to one year following termination of the agreement. Separately, but in connection with Mr. Wiley’s new employment agreement, the Board awarded Mr. Wiley 25,000 nonvested “restricted” shares of TransCommunity stock. The shares will vest and the restrictions will be removed in annual installments of 5,000 shares each beginning January 1, 2004 and ending on January 1, 2008. During the period of restriction, the restricted shares may not be sold, pledged or otherwise transferred except in limited circumstances. If Mr. Wiley dies, becomes disabled, retires after age 65, is terminated without cause or resigns for good reason, all remaining restrictions will lapse and the shares will be fully vested. If Mr. Wiley is terminated with cause or resigns without good reason, all shares that are still subject to restrictions shall be forfeited back to TransCommunity. During the period that the shares, or any portion thereof, are restricted, Mr. Wiley will have the full right to vote all 25,000 shares and to receive currently any dividends or other distributions made with respect to such shares other than dividends paid in the form of shares of TransCommunity’s common stock. Any dividends payable in shares of TransCommunity’s common stock shall be subject pro rata to the same restrictions on transferability as the restricted shares with respect to which such dividend or distribution was paid. The agreement also provides that the stock option award made to Mr. Wiley under his prior employment agreement will be amended to extend to one year the period for exercise of those options upon Mr. Wiley’s death, disability, retirement after age 65, termination without cause or resignation for good reason. Because there is no active trading market for TransCommunity’s common stock, TransCommunity is not able to value this award based on trading prices on the date of grant. For that reason, TransCommunity has valued the shares on the date of award at $9.56 per share, or $239,000 in the aggregate, based on TransCommunity’s book value at December 31, 2003, (1.66 x book value of $7.21 per share) less a 20% discount relating to the restriction on resale. The compensation cost related to the restricted stock award is being expensed over the period of the restrictions. Compensation expense of $94,236 and $67,661 was recorded for 2004 and 2003, respectively, and $76,413 was deferred to future periods.

Effective June 27, 2001, TransCommunity and Mr. Bruce B. Nolte also entered into an employment agreement to serve as President and Chief Operating Officer of TransCommunity with the responsibility for performing such services and duties as TransCommunity’s Board of Directors may designate, for an annual base salary of $124,000, subject to increase at the discretion of the Board. Under the agreement, Mr. Nolte was awarded options to acquire 21,000 shares of common stock on April 15, 2003.

The contract is for a term of three years. Mr. Nolte serves at the pleasure of TransCommunity’s Board of Directors. If, during the term of the contract, Mr. Nolte’s employment is terminated without cause, Mr. Nolte will be entitled to a severance payment equal to his annual salary at that time. The contract also contains non-competition covenants for a period of one year following termination of Mr. Nolte’s employment.

Effective January 1, 2001, MSM Acquisition Co. (now Main Street) and Mr. Richard W. Mayhew entered into an employment contract under which Mr. Mayhew serves as President and Chief Executive Officer of Main Street, with responsibility for performing such services and duties as the Chairman of the Bank of Powhatan, N.A. may designate, for an annual base salary of $120,000. In addition, the contract provides for a potential bonus in each of the first seven years of the contract based on meeting specific performance goals. Mr. Mayhew did not receive a bonus for 2003 or 2004 under this provision. Other benefits include health and disability insurance and other benefits offered to executive employees of TransCommunity.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19	EMPLOYMENT AGREEMENTS (Continued):

The contract is for a term of five years, with an automatic annual renewal thereafter unless notice of termination is provided 60 days before the end of a term. Mr. Mayhew serves at the pleasure of Main Street. If, during the term of the contract, Mr. Mayhew’s employment is terminated without cause, Mr. Mayhew will be entitled to a severance payment of $60,000. The contract also contains non-competition covenants for the term of the contract and until December 31, 2005.

Effective February 1, 2003, TransCommunity and Mr. Thomas M. Crowder entered into an employment agreement under which Mr. Crowder will serve as the Chief Financial Officer of TransCommunity, with the responsibility for performing such services and duties as TransCommunity’s Chief Executive Officer may designate, for an annual base salary of $115,000, subject to increase at the discretion of the Board. In addition, the contract provided for a signing bonus of $5,000 and a performance bonus if TransCommunity and Mr. Crowder agree to one in writing. Other benefits include term life insurance and health and disability insurance coverage.

The contract is for a term of three years. Mr. Crowder serves at the pleasure of TransCommunity’s Board of Directors. If, during the term of the contract, Mr. Crowder’s employment is terminated without cause, Mr. Crowder will be entitled to a severance payment equal to his annual salary at that time. If, during the term of the contract, Mr. Crowder’s employment is terminated within one year of a change in control of TransCommunity, Mr. Crowder will be entitled to severance pay equal to three times his annual salary in effect at that time. The contract also contains non-competition covenants for a period of six months following termination of Mr. Crowder’s employment.

Each of the presidents of TransCommunity’s three subsidiary Banks has an employment agreement with the bank which employs the president. Under each agreement, the individual serves as President and Chief Executive Officer, with the responsibility for performing such services and duties as each respective bank’s chairman or board of directors may designate. James F. Keller’s agreement with the Bank of Powhatan commenced July 8, 2003, and provides for an annual base salary of $120,000. M. Andrew McLean’s agreement with the Bank of Goochland commenced December 18, 2002, and provides for an annual base salary of $116,000. George D. Yancey’s agreement with the Bank of Louisa commenced April 19, 2004, and provides for a base salary of $110,000. The base salary provided for in each agreement is subject to increase in the discretion of each respective board of directors, and each agreement includes an automobile allowance and health and disability insurance coverage.

Each agreement is for a period of three years, with a two-year renewal at the option of the bank. Each bank president serves at the pleasure of the respective bank’s board of directors. If, during the term of the agreement, the employment of any of the bank presidents is terminated without cause, the terminated president will be entitled to a severance payment equal to his annual salary in effect at that time. If, during the term of the agreement, the president’s employment is terminated within one year of a change in control of TransCommunity, he will be entitled to severance pay equal to three times his annual salary in effect at that time. Each agreement also contains non-competition covenants for a period of six months following termination of employment.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20	FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107 (SFAS 107) “Disclosures About the Fair Value of Financial Statements” defines the fair value of a financial instrument as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. As the majority of the Banks’ financial instruments lack an available trading market, significant estimates, assumptions and present value calculations are required to determine estimated fair value.

Estimated fair value and the carrying value of financial instruments at December 31, 2004 and 2003 are as follows (in thousands):

	December 31, 2004		December 31, 2003
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Financial Assets
Cash and due from banks	$3,617	$3,617	$7,914	$7,914
Federal funds sold	143	143	186	186
Investment securities	27,745	27,775	19,730	19,753
Federal Reserve Bank stock	507	507	357	357
Loans	104,841	104,915	66,567	66,120
Accrued interest receivable	518	518	304	304

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued):

	December 31, 2004		December 31, 2003
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Financial Liabilities
Demand Deposits:
Noninterest bearing	$15,549	$15,549	$11,949	$11,949
Interest-bearing	36,603	36,603	15,529	15,529
Savings deposits	8,502	8,502	5,826	5,826
Time deposits	62,779	63,007	49,996	49,371
Federal funds purchased	2,277	2,277	501	501
Notes payable	1,450	1,450	1,198	1,198
Accrued interest payable	206	206	145	145

The carrying value of cash and due from banks, federal funds sold, interest-bearing deposits, Federal Reserve Bank stock, deposits with no stated maturities, and accrued interest approximates fair value. The estimated fair value of investment securities was based on closing market prices. The remaining financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments during the month of December 2004.

NOTE 21	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

In the normal course of business, the Banks have outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk were as follows (dollars in thousands):

	December 31,
	2004	2003
Commitments to extend credit	$28,493	$26,891
Standby letters of credit	3,022	554

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Interest rates are determined when funds are disbursed. The Banks evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks’ policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued):

The Banks have not been required to perform on any financial guarantees during the past two years. The Banks have not incurred any losses on its commitments in either 2004 or 2003.

NOTE 22	COMMITMENTS AND CONTINGENT LIABILITIES:

TransCommunity has entered into a master agreement with FiServ, Inc. to provide data processing services to the Company and its subsidiary banks. This agreement is for an initial period of sixty months. Unless written notice of non-renewal is provided by either party at least 180 days before expiration of any term, the agreement shall automatically renew for a period of five years. The current consolidated monthly expense associated with these agreements is approximately $48,400 and is based principally on the level of accounts at each subsidiary bank.

In September, 2001, TransCommunity entered into a lease with Woolfolk Properties to lease premises of approximately 2,680 square feet to be used as headquarters for the holding company staff. The monthly lease payment is $3,295 and the lease expires August 31, 2006. In January, 2004, these premises were turned over to TransCommunity’s affiliate, Main Street Mortgage. As a result of consolidation within Main Street Mortgage, these premises were vacated by Main Street effective October 1, 2004, and TransCommunity is currently attempting to sublet these offices.

On July 19, 2000, Main Street Mortgage entered into a lease with The Oley Children Limited for lease of 2,500 square feet of office space located at 9030 Three Chopt Road, Richmond, VA. The rent on these premises is $2,925. This lease expires July 1, 2005.

On July 1, 2000, Main Street Mortgage entered into a month-to-month lease with Langhorne Road Investors to lease approximately 1,570 square feet located at 2095 Langhorne Road, Lynchburg, VA for use as a branch office. The monthly rent is $2,048.

On November 18, 2003, TransCommunity entered into a lease with Battlefield Association, LLC and Columbus One, LLC, for 4,218 square feet of office space located at One Columbus Center, Suite 900, Virginia Beach, Virginia. The term of the lease is 7 years, and the monthly rent is $7,118. This space has been subleased to Main Street Mortgage for use as a branch office.

On August 15, 2002, TransCommunity entered into an agreement with an unrelated third-party to lease a building located at 2958 River Road West in Goochland County, and containing approximately 1200 square feet, as a temporary main office site for Bank of Goochland. Following the opening of Bank of Goochland’s permanent main office site, Bank of Goochland retained the Goochland Courthouse location as a branch office. The term of this lease is five years, and the amount of the base monthly rent is $1,500 per month. Effective November 25, 2002, this lease agreement was assigned by TransCommunity to Bank of Goochland upon receipt by that Bank of its national banking charter.

In September 2003, TransCommunity entered into a lease agreement to rent 14,000 square feet of office space located at 4235 Innslake Drive, Glen Allen, Virginia. This office space, which TransCommunity began occupying in the fourth quarter of 2003, houses the corporate operations of TransCommunity as well as elements of Main Street Mortgage and the offices of the investment advisor subsidiary, the insurance agency subsidiary and the trust operations of the subsidiary Banks. Monthly lease payments of $12,951 commenced in February, 2004.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22	COMMITMENTS AND CONTINGENT LIABILITIES (Continued):

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004, pertaining to premises, future minimum rent commitments under various operating leases are as follows:

2005	$318,146
2006	325,377
2007	332,791
2008	340,803
2009	351,103
Thereafter	1,293,827

$2,962,047

Total rent expense for office and equipment for the years ended December 31, 2004 and 2003 amounted to $531,104 and $200,780, respectively.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23	BUSINESS SEGMENTS:

TransCommunity’s business segments include Bank of Powhatan, Bank of Goochland and Bank of Louisa which operate as commercial banks, and Main Street Mortgage, which originates mortgage loans for investors.

	Year Ended December 31, 2004 (In thousands)
	Financial Services Division & Banks	Main Street	Trans- Community (1)	Elimi- nations		Consolidated
Net interest income [1]	$4,950	$(25)	$(50)	$		$$4,875
Provision for loan losses	(549)	(105)				(654)
Noninterest income [1]	779	3,351	500		(723)	3,907
Noninterest expense	(5,480)	(3,211)	(2,487)		469	(10,709)
Income (Loss) from subsidiaries	10		(290)		280
Intercompany profit			(254)		254

Net Income (Loss)	$(290)	$10	$(2,581)		$280	$(2,581)

Total Assets	$143,077	$1,492	$17,436		$(18,957)	$143,048

	Year Ended December 31, 2003 (In thousands)
	Banks	Main Street	Trans- Community (1)	Elimi- nations		Consolidated
Net interest income [1]	$2,814	$(6)	$23	$		$2,831
Provision for loan losses	(385)					(385)
Noninterest income [1]	282	2,151				2,433
Noninterest expense	(3,115)	(2,208)	(1,793)			(7,116)
Income (Loss) from subsidiaries	(63)		(467)		530

Net Income (Loss)	$(467)	$(63)	$(2,237)		$530	$(2,237)

Total Assets	$96,726	$1,023	$16,353		$(14,350)	$99,752

(1)	All revenue is received from external customers except for interest paid by Main Street Mortgage to Bank of Powhatan.

NOTE 24	OTHER OPERATING EXPENSES:

Other operating expenses include the following:

	2004	2003
Advertising and public relations	$373,400	$192,951
Amortization of computer software		19,662
Charitable contributions	13,267	36,427
Consulting fees	40,288	134,035
Data processing fees	334,380	351,661
Directors’ and officers’ liability insurance	7,548	4,311
Filing and registration fees	44,352	21,143
Legal and accounting fees	427,234	377,155
Miscellaneous	94,068	60,729
OCC and FDIC assessment	72,733	47,271
Other insurance	24,648	9,311
Postage and freight	138,173	78,391
Stationery and supplies	175,645	200,242
Stock certificates and shareholder communications	36,226	20,630
Subscriptions and membership dues	36,340	32,107
Telephone	226,286	151,169
Training and personnel development	56,391	31,727
Travel, meals and entertainment	90,817	76,017
Other	377,355	235,320

	$2,569,151	$2,080,259

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25	FOURTH QUARTER ADJUSTMENTS:

During 2004, quarterly financial statements were prepared using estimated accruals. There were no other year end adjustments for accrued items.

NOTE 26	PARENT CORPORATION ONLY FINANCIAL STATEMENTS:

BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Cash	$871,122	$5,249,345
Property and equipment, net	376,897	405,563
Investment in subsidiaries	14,810,676	10,448,907
Due from subsidiaries	375,551
Other assets	37,469	77,490

Total Assets	$16,471,715	$16,181,305

LIABILITIES
Line of credit	$1,450,000	$1,000,000
Accounts payable	82,657	78,074
Accrued expenses	550	3,789
Notes payable		198,000

Total Liabilities	1,533,207	1,279,863

STOCKHOLDERS’ EQUITY
Common stock $.01 par value (5,000,000 shares authorized) 2,250,508 and 2,067,613 shares issued and outstanding	22,505	20,676
Paid-in-surplus	22,753,004	19,916,482
Expenses of stock offering	(186,083)
Accumulated deficit	(7,607,270)	(5,025,853)
Accumulated other comprehensive loss	(43,648)	(9,863)

Total Stockholders’ Equity	14,938,508	14,901,442

Total Liabilities and Stockholders’ Equity	$16,471,715	$16,181,305

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26	PARENT CORPORATION ONLY FINANCIAL STATEMENTS (Continued):

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Income
Interest income	$18,109	$36,100
Dividends from subsidiaries	560,000
Bank administration fee income	194,815
Recovery of start-up costs from subsidiary	230,000
Other	74,994

	1,077,918	36,100

Expenses
Salaries and employee benefits	1,381,085	993,533
Consulting fees	128,136	100,875
Legal and accounting fees	236,682	292,344
Filing and registration fees		3,112
Equipment expenses	177,099	78,431
Rent	172,547	44,437
Advertising and public relations	80,072	51,076
Other operating expenses	379,268	243,388

Total Expenses	2,554,889	1,807,196

Loss before undistributed deficit of subsidiaries	(1,476,971)	(1,771,096)
Undistributed deficit of subsidiaries	(1,104,446)	(466,399)

Net Loss	$(2,581,417)	$(2,237,495)

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26	PARENT CORPORATION ONLY FINANCIAL STATEMENTS (Continued):

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Please see the consolidated statements of changes in stockholders’ equity as they are identical to the parent.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26	PARENT CORPORATION ONLY FINANCIAL STATEMENTS (Continued):

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Operating Activities:
Net Loss	$(2,581,417)	$(2,237,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	61,046	23,111
Undistributed deficit of subsidiaries	1,104,446	466,399
Restricted stock award expense	94,926	67,661
Increase in due from subsidiary	(375,551)
Net change in:
Other assets	40,021	(63,383)
Accounts payable	4,583	(73,755)
Accrued expenses and other liabilities	(3,239)	(2,660)

Net Cash Used in Operating Activities	(1,655,185)	(1,820,122)

Investing Activities:
Investment in subsidiaries	(5,500,000)
Proceeds from the sale of property	34,450	364
Payments for the purchase of property	(264,830)	(64,920)

Net Cash Used in Investing Activities	(5,730,380)	(64,556)

Financing Activities:
Proceeds from common stock subscriptions	2,743,425	4,691,976
Proceeds from exercise of stock options		6,000
Proceeds from line of credit	450,000	1,000,000
Expenses of current stock offering	(186,083)	(88,117)

Net Cash Provided by Financing Activities	3,007,342	5,609,859

Net Increase (Decrease) in Cash and Cash Equivalents	(4,378,223)	3,725,181
Cash and Cash Equivalents, Beginning of Year	5,249,345	1,524,164

Cash and Cash Equivalents, End of Year	$871,122	$5,249,345

Supplemental Information:
Cash paid for interest	$67,376	$13,450
Non-cash transactions:
Note payable transferred as part of the purchase of land to the Bank of Louisa	$198,000
Other comprehensive loss for subsidiary	(33,784)	(9,363)
Deferred cost of restricted stock award		171,339

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27	DEFINED CONTRIBUTION PENSION PLAN:

TransCommunity has a defined contribution pension plan in the form of a 401(k) plan covering substantially all of its employees. Under the Plan, employees can contribute up to 15% of their pretax salary subject to Internal Revenue Service ceilings. The Company contributes 5% of compensation, regardless of what the employee contributes. TransCommunity will also match up to the first 4% of salaries contributed by their employees.

Total expenses for the defined contribution pension plan for the years ended December 31, 2004 and 2003 was $369,720 and $173,709, respectively.

NOTE 28	CORRECTION OF AN ERROR:

During 2005, the Company determined that the 2004 financial statements underreported the Company’s consolidated noninterest expense and, correspondingly, underreported its consolidated net loss for 2004, in each case by approximately $254,000. This resulted from a failure to properly eliminate an inter-company profit realized between the Company’s subsidiary banks. This change also affects the Company’s consolidated assets and stockholder’s equity as of December 31, 2004. In addition, the estimated fair values of time deposits as of December 31, 2004 and 2003 were revised as reported in Note 20.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

	Three Months Ended March 31
	2005	2004
Interest and Dividend Income
Interest on Loans, including fees	$1,976,467	$1,241,842
Interest on Federal funds sold	54,701	19,636
Dividends on equity securities	4,500
Interest on Debt securities	117,021	86,728

Total Interest Income	2,152,689	1,348,206

Interest Expense
Interest on deposits	601,095	385,605
Interest on other borrowed funds	21,494	17,028

Total Interest Expense	622,589	402,633

Net Interest Income	1,530,100	945,573
Provision for Loan Losses	64,561	145,796

Net Interest Income After Provision for Loan Losses	1,465,539	799,777

Noninterest Income
Bank service charges and fees	214,810	92,557
Commissions and fees from loan originations	986,295	544,790

Total Noninterest Income	1,201,105	637,347

Noninterest Expense
Salaries and employee benefits	1,994,112	1,408,086
Occupancy expenses	235,104	141,240
Equipment expenses	155,267	155,981
Other operating expenses	755,426	647,838

Total Noninterest Expense	3,139,910	2,353,145

Net Loss	$(473,265)	$(916,021)

Net Loss Per Share (Basic and Diluted)	$(0.21)	$(0.44)

Weighted Average Shares Outstanding	2,278,155	2,067,613

The accompanying notes are an integral part of this statement.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 AND DECEMBER 31, 2004

	March 31, 2005 (Unaudited)	December 31, 2004 (Audited)
ASSETS
Cash and due from banks	$5,134,350	$3,617,266
Federal funds sold	885,000	143,000

Total Cash and Cash Equivalents	6,019,350	3,760,266
Securities available-for-sale, at fair value	7,350,352	17,876,464
Securities held to maturity	21,898,743	9,899,035
Loans net of allowance for loan losses of $1,486,639 at March 31, 2005 and $1,422,078 at December 31, 2004	103,567,191	103,492,622
Premises and equipment, net	6,629,926	6,142,819
Federal Reserve Bank stock (restricted)	507,300	507,300
Other assets	1,618,615	1,369,244

Total Assets	$147,591,477	$143,047,750

LIABILITIES
Deposits:
Demand deposits:
Noninterest bearing	$17,782,148	$15,549,428
Interest bearing	33,217,517	36,603,311
Savings deposits	8,664,640	8,502,482
Time deposits	68,657,050	63,006,695

Total Deposits	128,321,355	123,661,916
Federal funds purchased	2,026,000	2,277,000
Note payable	1,450,000	1,450,000
Accrued interest payable	223,155	205,610
Accrued expenses and other liabilities	478,013	514,716

Total Liabilities	132,498,523	128,109,242

STOCKHOLDERS’ EQUITY
Common stock (5,000,000 shares authorized $.01 par value) 2,293,241 and 2,250,508 shares issued and outstanding at March 31, 2005 and December 31, 2004	22,932	22,505
Additional paid in capital	23,229,788	22,753,004
Expenses of stock offering	—	(186,083)
Accumulated deficit	(8,080,535)	(7,607,270)
Accumulated other comprehensive loss	(79,231)	(43,648)

Total Stockholders’ Equity	15,092,954	14,938,508

Total Liabilities and Stockholders’ Equity	$147,591,477	$143,047,750

The accompanying notes are an integral part of this statement.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

	Shares of Common Stock	Expenses of Current Stock Offerings		Common Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2004	2,250,508		$(186,083)	$22,505	$22,753,004	$(7,607,270)	$(43,648)	$14,938,508
Net Loss						(473,265)		(473,265)
Unrealized loss on securities available for sale							(35,583)	(35,583)

Total comprehensive loss								(508,848)
Common stock issued	42,733			427	640,068			640,495
Expenses of stock offering			(934)					(934)
Transfer of stock offering expenses			187,017		(187,017)
Stock compensation expense					23,733			23,733

Balance March 31, 2005	2,293,241	$		$22,932	$23,229,788	$(8,080,535)	$(79,231)	$15,092,954

Balance, December 31, 2003	2,067,613	$		$20,676	$19,916,482	$(5,025,853)	$(9,863)	$14,901,442
Net Loss						(916,021)		(916,021)
Unrealized gain on securities available for sale							11,651	11,651

Total comprehensive loss								(904,370)
Stock compensation expense					23,732			23,732

Balance March 31, 2004	2,067,613	$		$20,676	$19,940,214	$(5,941,874)	$1,788	$14,020,804

The accompanying notes are an integral part of this statement.

TRANSCOMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
Operating Activities:
Net loss	$(473,265)	$(916,021)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for loan losses	64,561	145,796
Accretion income	(17,812)	(9,638)
Depreciation	111,562	97,120
Deferred compensation expense	23,733	23,732
Net change in:
Other assets	(213,946)	(243,775)
Interest payable	17,546	(2,987)
Accrued expenses and other liabilities	(36,426)	124,287

Net cash provided by (used in) operating activities	(524,047)	(781,486)

Investing Activities:
Purchase of securities held to maturity	(16,996,293)	(13,969,965)
Purchase of securities available for sale		(2,002,326)
Proceeds from maturities of securities held to maturity	5,000,000	12,450,000
Proceeds from maturities of securities available for sale	10,470,220	1,519,965
Net change in loans	(139,131)	(7,447,011)
Payments for the purchase of premises and equipment	(599,665)	(221,190)

Net cash provided by (used in) investing activities	(2,264,869)	(9,670,527)

Financing Activities:
Net change in federal funds purchased	(251,000)	815,000
Proceeds from sale of common stock	640,495
Costs associated with stock offering	(934)
Proceeds from note payable		350,000
Net increase(decrease) in:
Demand deposits	(1,153,073)	11,441,760
Savings deposits	162,157	777,933
Time deposits	5,650,355	163,272

Net cash provided by financing activities	5,048,000	13,547,965

Net Increase in Cash and Cash Equivalents	2,259,084	3,095,952
Cash and Cash Equivalents, Beginning of Period	3,760,266	8,099,777

Cash and Cash Equivalents, End of Period	$6,019,350	$11,195,729

Supplemental Information:
Interest paid	$605,043	$405,620

The accompanying notes are an integral part of this statement.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1	ACCOUNTING PRINCIPLES:

The consolidated financial statements of TransCommunity Financial Corporation and subsidiaries (“TransCommunity”) conform to generally accepted accounting principles and to general industry practices. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly TransCommunity’s financial position as of March 31, 2005, and the results of their operations and cash flows for the three month periods ended March 31, 2005 and 2004. The notes included herein should be read in conjunction with the notes to financial statements included in the audited December 31, 2004 financial statements for TransCommunity, which statements were included in the Company’s annual report on Form 10-KSB/A filed with the Securities and Exchange Commission on May 16, 2005. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year.

Consolidation Policy

The consolidated financial statements include TransCommunity Financial Corporation (the “Parent Company”) and its wholly-owned subsidiaries, Bank of Powhatan, N.A. (“Bank of Powhatan”) and its wholly-owned subsidiary, Main Street Mortgage and Investment Corporation (“Main Street Mortgage”), Bank of Goochland, N.A. (“Bank of Goochland”), Bank of Louisa, N.A. (“Bank of Louisa”), TransCommunity Investment Advisors, Inc. and TransCommunity Investment Services, Inc. (collectively, “TransCommunity”). All significant intercompany balances and transactions have been eliminated.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2	INVESTMENT SECURITIES:

The carrying values, gross unrealized gains, gross unrealized losses and approximate fair values of investment securities at March 31, 2005 and 2004 are shown in the table below. As of March 31, 2005 U.S. Agency Securities with a carrying value of $10,882,541 were pledged as collateral for public deposits.

Securities Available for Sale March 31, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$1,000,100	$—	$(1,350)	$998,750
U.S. Agency notes	6,429,484	—	(77,882)	6,351,602

Total Securities Available for Sale	$7,429,584	$—	$(79,232)	$7,350,352

Securities Held to Maturity March 31, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$10,000,000	$—	$(7,167)	$9,992,833
U.S. Agency notes	11,898,743	—	(123,827)	11,774,916

Total Securities Held to Maturity	$21,898,743	$—	$(130,994)	$21,767,749

Securities Available for Sale December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$9,490,176	$—	$(6,927)	$9,483,249
U.S. Agency notes	8,430,130	—	(36,915)	8,393,215

Total Securities Available for Sale	$17,920,306	$—	$(43,842)	$17,876,464

Securities Held to Maturity December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Agency discount Notes	$4,999,158	$355	$(1,124)	$4,998,389
U.S. Agency notes	4,899,877	1,875	(31,158)	4,870,594

Total Securities Held to Maturity	$9,899,035	$2,230	$(32,282)	$9,868,983

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3	LOANS:

Loans by type are shown in the following schedule:

	(In Thousands )
Type	March 31, 2005	December 31, 2004
Commercial, industrial and agricultural	$41,117	$41,875
Real estate - construction	31,169	33,647
Real estate - residential	25,077	19,810
Consumer	7,690	9,583

Total loans	105,053	104,915
Less allowance for loan losses	(1,486)	(1,422)

Net Loans	$103,567	$103,493

NOTE 4	ALLOWANCE FOR LOAN LOSSES:

Transactions in the Banks’ allowance for loan losses are shown in the following schedule:

	For the Three Months Ended March 31,
	2005	2004
Balance, beginning of period	$1,422,078	$842,819
Provision for loan losses	64,561	145,796

Balance, end of period	$1,486,639	$988,615

NOTE 5	STOCK OPTION PLAN:

A stock option plan was adopted by the Board of Directors of the Bank of Powhatan on May 8, 2001. This Plan was adopted by TransCommunity effective August 15, 2001 in connection with the Reorganization whereby the Bank of Powhatan became a subsidiary of TransCommunity. The purpose of the Plan is to reward employees and directors for services rendered and investment risks undertaken to date and to promote the success of TransCommunity and its subsidiaries by providing incentives to employees and directors that will promote the identification of their personal interest with the long-term financial success of the Parent Company, its subsidiaries and with growth in shareholder value. The Plan provides that options for up to 330,000 shares of TransCommunity common stock may be issued. The exercise price may not be less than 100% of the fair market value of the shares on the award date.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5	STOCK OPTION PLAN (Continued):

Unless the Stock Option Committee determines otherwise, one-third of an award becomes vested and exercisable on each of the first three anniversaries of the award date. Each award becomes fully vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity’s capital falls below its minimum requirements, as determined by its primary regulator, and TransCommunity’s primary regulator so directs. The Plan will expire on May 7, 2011, unless terminated sooner by the Board of Directors. On May 16, 2001 and April 15, 2003, options to acquire 45,575 and 222,700 shares, respectively, were awarded under the Plan; these options have an exercise price of $10 per share and a term of ten years. In addition, on April 15, 2003, options were awarded to executive officers, under existing employments agreements, to acquire 51,000 shares. These options were fully exercisable at March 31, 2005.

The fair value of each option granted on April 15, 2003 was $3.30 using the “Black Scholes Option Pricing” method with the following assumptions: risk free interest rate 4.00%, expected life – 10 years, expected volatility – zero and expected dividends of zero. No options have expired as of March 31, 2005, however 700 options have been exercised pursuant to the Plan.

A summary of the options granted is shown in the following table:

	March 31
	2005	2004
Outstanding at beginning of the year	317,375	318,675
Granted
Exercised	(100)
Lapsed		(1300)

Outstanding at March 31	317,275	317,375

Options exercisable at March 31	161,175	81,378

Exercise Price	$10.00	$10.00
Weighted average remaining contracted life at March 31, 2005	93 Months

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5	STOCK OPTION PLAN (Continued):

TransCommunity accounts for the Plan under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in the net loss, as all options granted under the Plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share as if TransCommunity had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to the Plan.

	Three Months Ended March 31
	2005	2004
Net loss, as reported	$(473,265)	$(916,021)
Deduct: Total stock-based employee compensation expense determined under fair value based method	(36,066)	(118,866)

Pro Forma Net Loss	$(509,331)	$(1,034,887)

Loss per Share:
Basic - as reported	$(.21)	$(.44)

Basic - pro forma	$(.22)	$(.50)

NOTE 6	LOSS PER SHARE:

The calculation of net loss per common share for the three month periods ended March 31, 2005 is computed by dividing the net loss by the weighted average number of the common shares outstanding and does not include the anti dilutive effect of stock options outstanding. Therefore, basic and dilutive losses per share are identical.

NOTE 7	NOTES PAYABLE:

TransCommunity entered into a line of credit borrowing arrangement with Community Banker’s Bank to provide up to $1,700,000 of financing to be used primarily as working capital. The line of credit bears interest at the prime rate as published in the Wall Street Journal plus fifty basis points. This renewable line of credit, which is secured by 250,000 shares of stock of the Bank of Powhatan owned by TransCommunity, matured on December 31, 2004, and was renewed. At March 31, 2005 and December 31, 2004, TransCommunity had outstanding borrowings on this line of credit of $1,450,000 carrying an interest rate of 6.25% and 5.75%, respectively.

TRANSCOMMUNITY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 8	BUSINESS SEGMENTS:

The following is a condensed consolidating statement of operations for TransCommunity and its subsidiaries for the three months ending March 31, 2005 and 2004:

	Three Months Ended March 31, 2005 (In Thousands)
	Banks	Main Street	Financial Services	Trans- Community	Elimi- nations	Consolidated
Net interest income 1	$1,557	$(14)	$—	$(12)	$—	$1,531
Provision for loan losses	(50)	(15)	—	—	—	(65)
Noninterest income 1	170	985	87	84	(127)	1,199
Noninterest expense	(1,339)	(941)	(216)	(784)	127	(3,153)
Income (Loss) from subsidiaries	15		—	239	(239)	15

Net Income (Loss)	$353	$15	$(129)	(473)	$(239)	$(473)

Total Assets	$147,004	$1,398	$0	$16,723	$(17,534)	$147,591

	Three Months Ended March 31, 2004 (In Thousands)
	Banks	Main Street	Financial Services	Trans- Community	Elimi- nations	Consolidated
Net interest income 1	$952	$(8)	$—	$2	$—	$946
Provision for loan losses	(146)	—	—	—	—	(146)
Noninterest income 1	93	545	—	—	—	638
Noninterest expense	(1,077)	(649)	—	(628)	—	(2,354)
Income (Loss) from subsidiaries	(112)		—	(290)	402	—

Net Income (Loss)	$(290)	$(112)	$—	(916)	$402	$(916)

Total Assets	$107,241	$1,359	$—	$15,620	$(11,679)	$112,541

[1]	All revenue is received from external customers except for interest paid by Main Street Mortgage to Bank of Powhatan.

                    Shares

Common Stock

PROSPECTUS

Sandler O’Neill & Partners, L.P.

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 25.	Other Expenses of Issuance and Distribution.

The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$1,234
Printing and engraving expenses	*
Accounting fees and expenses	*
Legal fees and expenses (other than Blue Sky)	*
Blue sky fees and expenses (including legal and filing fees)	*
Miscellaneous	*
Total	*

*	To be filed by amendment.

Item 26.	Recent Sales of Unregistered Securities.

(a) Securities Issued or Subscribed For. In December 2003, the Company made a “restricted stock” award of 25,000 shares of common stock to its Chief Executive Officer, William C. Wiley, pursuant to the terms of an employment agreement between the Company and Mr. Wiley. The terms of the award are described in the prospectus that is a part of this registration statement at note (2) to the Summary Compensation Table under the caption “Management—Executive Compensation.”

(b) Underwriters and Purchasers. There were no underwriters.

(c) Consideration. See (a) above.

(d) Exemption from Registration Claimed. The Company issued these shares in reliance on the exemption from registration in section 4(2) of the Securities Act of 1933.

Item 27.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

1	Form of Underwriting Agreement (to be filed by amendment)

3.1	Articles of Incorporation of TransCommunity Financial Corporation (conformed copy, as amended May 31, 2005) (filed herewith)

3.2*	Bylaws of TransCommunity Financial Corporation (as amended May 25, 2004) (1)

4*	Form of Common Stock Certificate (2)

5	Opinion of Troutman Sanders LLP (to be filed by amendment)

10.2(a)*	Employment Agreement by and between TransCommunity Bankshares Incorporated and William C. Wiley, dated December 8, 2003 (3)

10.2(c)*	TransCommunity Bankshares Incorporated 2001 Stock Option Plan (amended effective March 27, 2003) (4)

10.2(c)(i)*	Form of Non-Qualified Stock Option Agreement for Employee (5)

10.2(c)(ii)*	Form of Non-Qualified Stock Option Agreement for Director (5)

10.2(d)*	Employment Agreement by and between MSM Acquisition Co. and Richard W. Mayhew, dated January 1, 2001 (6)

10.2(e)*	Employment Agreement by and between TransCommunity Bankshares Incorporated and Thomas M. Crowder, dated February 1, 2003 (7)

10.2(f)*	Employment Agreement by and between Bank of Goochland, N.A. and M. Andrew McLean, dated December 18, 2002 (8)

10.2(g)*	Employment Agreement by and between Bank of Powhatan, N.A. and James F. Keller dated July 8, 2003 (9)

10.2(h)*	Restricted Stock Agreement by and between TransCommunity Bankshares Incorporated and William C. Wiley, dated December 8, 2003 (10)

10.2(i)*	Employment Agreement by and between Bank of Louisa, N.A. and George D. Yancey, dated April 19, 2004 (11)

10.2(j)*	Line of Credit Note dated December 31, 2004 (5)

10.3*	Base Salaries for named executive officers (5)

21*	List of Subsidiaries of the Registrant (5)

23.1	Consent of S.B. Hoover & Company, L.L.P. (filed herewith)

23.2	Consent of Troutman Sanders LLP (to be included in Exhibit 5)

24	Powers of Attorney (filed herewith)

*	Filed previously.

(1)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 16, 2004.

(2)	Incorporated by reference to Exhibit 4 to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 13, 2001.

(3)	Incorporated by reference to Exhibit 10.2(a) to the Registrant’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 29, 2004.

(4)	Incorporated by reference to Exhibit 10.2(c) to Registrant’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 14, 2003.

(5)	Incorporated by reference to the corresponding Exhibit number contained in the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2005.

(6)	Incorporated by reference to Exhibit 10.2(d) to the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003.

(7)	Incorporated by reference to Exhibit 10.2(e) to Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2 (No. 333-64566) filed with the Securities and Exchange Commission on April 17, 2003.

(8)	Incorporated by reference to Exhibit 10.2(f) to Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2 (No. 333-64566) filed with the Securities and Exchange Commission on April 17, 2003.

(9)	Incorporated by reference to Exhibit 10.2(g) to the Registrant’s Quarterly Report on Form 10-QSB dated August 12, 2003.

(10)	Incorporated by reference to Exhibit 10.2(g) to the Registrant’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 29, 2004.

(11)	Incorporated by reference to Exhibit 10.2(h) to the Registrant’s Registration Statement on Form SB-2 (No. 333-114755) filed with the Securities and Exchange Commission on April 23, 2004.

Item 28.	Undertakings.

(a) The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or a controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) If the issuer relies on Rule 430A of the Securities Act, the small business issuer will undertake to:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Henrico, Commonwealth of Virginia on June 6, 2005.

TRANSCOMMUNITY FINANCIAL CORPORATION

By:	/s/ William C. Wiley
William C. Wiley
Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ William C. Wiley William C. Wiley	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2005

/s/ Thomas M. Crowder Thomas M. Crowder	Chief Financial Officer and Director (Principal Accounting Officer and Principal Financial Officer)	June 6, 2005

*/s/ Dean P. Agee Dean P. Agee	Director	June 6, 2005

*/s/ Richard W. Mayhew Richard W. Mayhew	Director	June 6, 2005

*/s/ Julian C. Metts, Jr. Julian C. Metts, Jr.	Director	June 6, 2005

*/s/ James L. Minter James L. Minter	Director	June 6, 2005

*/s/ Lawrence B. Nuckols Lawrence B. Nuckols	Director	June 6, 2005

*/s/ Troy A. Peery, Jr. Troy A. Peery, Jr.	Director	June 6, 2005

*/s/ John W. Pretlow, Jr. John W. Pretlow, Jr.	Director	June 6, 2005

*/s/ John J. Purcell, Jr. John J. Purcell, Jr.	Director	June 6, 2005

*/s/ George W. Rimler George W. Rimler	Director	June 6, 2005

*/s/ Stuart C. Siegel Stuart C. Siegel	Director	June 6, 2005

John J. Sponski	Director	June 6, 2005

*/s/ John C. Watkins John C. Watkins	Director	June 6, 2005

*/s/ Robin Traywick Williams Robin Traywick Williams	Director	June 6, 2005

/s/ Bruce B. Nolte Bruce B. Nolte Attorney-in-Fact*	Attorney-in-Fact	June 6, 2005

EXHIBIT INDEX

Exhibit No.	Document

1	Form of Underwriting Agreement (to be filed by amendment)

3.1	Articles of Incorporation of TransCommunity Financial Corporation (conformed copy, as amended May 31, 2005) (filed herewith)

3.2*	Bylaws of TransCommunity Financial Corporation (as amended May 25, 2004) (1)

4*	Form of Common Stock Certificate (2)

5	Opinion of Troutman Sanders LLP (to be filed by amendment)

10.2(a)*	Employment Agreement by and between TransCommunity Bankshares Incorporated and William C. Wiley, dated December 8, 2003 (3)

10.2(c)*	TransCommunity Bankshares Incorporated 2001 Stock Option Plan (amended effective March 27, 2003) (4)

10.2(c)(i)*	Form of Non-Qualified Stock Option Agreement for Employee (5)

10.2(c)(ii)*	Form of Non-Qualified Stock Option Agreement for Director (5)

10.2(d)*	Employment Agreement by and between MSM Acquisition Co. and Richard W. Mayhew, dated January 1, 2001 (6)

10.2(e)*	Employment Agreement by and between TransCommunity Bankshares Incorporated and Thomas M. Crowder, dated February 1, 2003 (7)

10.2(f)*	Employment Agreement by and between Bank of Goochland, N.A. and M. Andrew McLean, dated December 18, 2002 (8)

10.2(g)*	Employment Agreement by and between Bank of Powhatan, N.A. and James F. Keller, dated July 8, 2003 (9)

10.2(h)*	Restricted Stock Agreement by and between TransCommunity Bankshares Incorporated and William C. Wiley, dated December 8, 2003 (10)

10.2(i)*	Employment Agreement by and between Bank of Louisa, N.A. and George D. Yancey, dated April 19, 2004 (11)

10.2(j)*	Line of Credit Note dated December 31, 2004 (5)

10.3*	Base Salaries for named executive officers (5)

21*	List of Subsidiaries of the Registrant (5)

23.1	Consent of S.B. Hoover & Company, L.L.P. (filed herewith)

23.2	Consent of Troutman Sanders LLP (to be included in Exhibit 5)

24	Powers of Attorney (filed herewith)

*	Filed previously.

(1)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 16, 2004.

(2)	Incorporated by reference to Exhibit 4 to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 13, 2001.

(3)	Incorporated by reference to Exhibit 10.2(a) to the Registrant’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 29, 2004.

(4)	Incorporated by reference to Exhibit 10.2(c) to Registrant’s Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 14, 2003.

(5)	Incorporated by reference to the corresponding Exhibit number contained in the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2005.

(6)	Incorporated by reference to Exhibit 10.2(d) to the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003.

(7)	Incorporated by reference to Exhibit 10.2(e) to Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2 (No. 333-64566) filed with the Securities and Exchange Commission on April 17, 2003.

(8)	Incorporated by reference to Exhibit 10.2(f) to Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2 (No. 333-64566) filed with the Securities and Exchange Commission on April 17, 2003.

(9)	Incorporated by reference to Exhibit 10.2(g) to the Registrant’s Quarterly Report on Form 10-QSB dated August 12, 2003.

(10)	Incorporated by reference to Exhibit 10.2(g) to the Registrant’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 29, 2004.

(11)	Incorporated by reference to Exhibit 10.2(h) to the Registrant’s Registration Statement on Form SB-2 (No. 333-114755) filed with the Securities and Exchange Commission on April 23, 2004.